As filed with the Securities and Exchange Commission on August 29, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FastenTech, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3452	52-2225101
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8500 Normandale Lake Boulevard, Suite 1230

Minneapolis, MN 55437

(952) 921-2090

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrants Below

Ronald B. Kalich

President, Assistant Secretary and Director

FastenTech, Inc.

8500 Normandale Lake Boulevard, Suite 1230

Minneapolis, MN 55437

(952) 921-2090

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

John D. LaRocca, Esq.

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

(215) 994-4000

Approximate date of commencement of proposed sale of the securities to the public:   As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

11½% Senior Subordinated Notes due 2011	$145,000,000	100%	$145,000,000	$11,730.50

Guarantees(2)	$145,000,000	—	—	(3)

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.
(2)	The other companies listed in the Table of Additional Registrants below have guaranteed, jointly and severally, the 11½% Senior Subordinated Notes Due 2011 being registered hereby. The Guarantors are registering the Guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the Guarantees.
(3)	Not applicable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Integrated Energy Technologies, Inc. 225 West Morgan Avenue Evansville, IN 47710 (812) 421-7810	Delaware	3511	03-0506837
Fabri-Steel Products Incorporated 22100 Trolley Industrial Drive Taylor, MI 48180 (313) 299-8500	Michigan	3452	38-1452434
Nelson Stud Welding, Inc. 7900 West Ridge Road Elyria, OH 44035 (440) 329-0400	Delaware	3453	52-2213124
Nelson Stud Welding International, Inc. 7900 West Ridge Road Elyria, OH 44035 (440) 329-0400	Delaware	3453	52-2223848
Profile Steel and Wire, Incorporated 26700 Wixom Road Novi, MI 48374 (313) 299-7880	Delaware	3316	38-1712045
Progressive Stamping Co. (DE), Inc. 2807 Samoset Road Royal Oak, MI 48073 (313) 299-7100	Delaware	3465	51-0398876
Specialty Bar Products Company 200 Martha Street Blairsville, PA 15717 (724) 459-7500	Pennsylvania	3499	25-1696002
The Ferry Cap & Set Screw Company 2151 Scranton Road Cleveland, OH 44113 (216) 771-2533	Ohio	3452	34-0217880

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2003

PROSPECTUS

FastenTech, Inc.

OFFER TO EXCHANGE

11½% Senior Subordinated Notes Due 2011 for all outstanding

11½% Senior Subordinated Notes Due 2011

of

FASTENTECH, INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME ON                     , 2003, UNLESS EXTENDED.

Terms of the exchange offer:

–	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

–	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

–	We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Certain United States Federal Income Tax Considerations” on page 101 for more information.

–	We will not receive any proceeds from the exchange offer.

–	The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

See “ Risk Factors” beginning on page 12 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

You should rely only on the information contained in this document or to which we have referred you. See “Where You Can Find Additional Information.” We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or any supplement.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

ii

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the key factors that could cause actual results to differ from our expectations are:

•	our actual versus expected internal growth;

•	our high degree of leverage;

•	our ability to comply with certain financial and other covenants in our loan agreements and indentures;

•	the success or failure of our growth strategies, including international expansion;

•	our ability to attract and retain customers;

•	our ability to accurately predict our production capacity requirements;

•	our ability to attract and retain key personnel;

•	our ability, and the ability of our customers, to maintain good labor relations with our and their respective employees and the unions representing them;

•	our ability to develop and market new products and to innovate existing product lines;

•	our ability to protect our intellectual property;

•	the cost and availability of raw materials, especially steel;

•	trends and conditions in our business, including trends in the markets that we serve;

•	our ability to identify and integrate acquisitions;

•	our future capital needs;

•	our ability to continue to control costs and maintain quality;

•	our ability to comply with applicable governmental laws and regulations and the cost of such compliance;

•	competitive conditions in the markets in which we operate; and

•	the other factors discussed under the heading “Risk Factors” and elsewhere in this prospectus.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus. We encourage you to read this entire document and the documents to which we refer you. Unless the context otherwise requires, the terms “FastenTech,” “we,” “us,” “our” and similar terms refer to FastenTech, Inc. and its subsidiaries as a combined entity. Fiscal year 2000, fiscal year 2001 and fiscal year 2002 mean our fiscal years ended September 30, 2000, 2001 and 2002, respectively.

The Exchange Offer

On April 24, 2003, we issued and sold $175.0 million aggregate principal amount of 11½% Senior Subordinated Notes Due 2011, referred to as the old notes. Of the $175.0 million issued, CVC Capital Funding, LLC, an affiliate of our principal stockholder, Citicorp Venture Capital Ltd. exchanged $30.0 million in aggregate principal amount of existing notes for $30.0 million in aggregate principal amount of old notes. In connection with the sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. As required by the registration rights agreement, we are offering to exchange $145.0 million aggregate principal amount of our new 11½% Senior Subordinated Notes Due 2011, referred to as the new notes, the issuance of which will be registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings “The Exchange Offer” and “The New Notes” in this Summary for further information regarding the exchange offer and the new notes.

FastenTech, Inc.

We are a leading manufacturer and marketer of highly engineered specialty fasteners and fastener systems that provide critical applications to a broad range of end-markets, including the automotive and light truck, construction, industrial, military, power generation, and medium- and heavy-duty truck markets. Our products hold leading positions in the majority of the markets that we serve. We believe that substantially all of our fiscal year 2002 net sales were in defensible market niches where we hold a leading market position in the United States. In the majority of cases, we developed the proprietary products that created the market niches in which we compete. Our success is attributable to our strong brands and trade names, the highly engineered content of our products and our significant commitment to our customers, which includes offering one-stop shopping for design and applications engineering, equipment and tooling to install certain products, just-in-time inventory management, and post-sale service and support. As a result, we believe our products and services generally provide our customers a lower total cost solution for their fastening needs. For the twelve months ended June 30, 2003, our net sales, operating income, EBITDA (defined as operating income plus depreciation and amortization plus non-recurring or non-cash items), and EBITDA margin (defined as EBITDA divided by net sales) were $203.3 million, $30.6 million, $41.9 million and 20.6%, respectively.

Our key products, all of which are highly engineered and value-added, include:

• Self-pierce fastener systems. Self-pierce fasteners, which are primarily used in the automotive and light truck and industrial markets, mechanically pierce their own hole and stake themselves to a metal sheet or plastic panel. By becoming an integral part of a metal sheet or plastic panel, self-pierce fasteners provide improved attachment integrity and high resistance to twist, shear, pull and vibration. We also design and provide the proprietary equipment and tooling required to install self-pierce fasteners, providing a total systems offering to our customers that we believe is unique among our competitors. Self-pierce fastener systems often provide significant cost savings to our customers relative to other fastening technologies that are more labor-intensive.

• Weld stud fastener systems. Weld stud fasteners are welded to metal surfaces through the use of electricity without piercing the metal. This process provides a consistent weld quality and high torque retention, while providing fast assembly times relative to conventional fastening technologies. Our weld stud fastener systems are primarily used in the construction, automotive and light truck and industrial markets. We also produce a proprietary line of equipment used to install weld studs.

• High-stress fasteners. We produce connecting pins and bushings that hold the track tread together on military tracked vehicles. These products are fundamental to the reliable functioning of these military vehicles. High-strength steel alloys are machined to military specifications to meet demanding performance requirements under harsh training and combat conditions.

• Precision machined fasteners. We produce connecting hardware for turbine rotor assemblies in power generation equipment. These products are critical to the performance of the turbines because the extreme operating parameters inherent to high energy generation require high performance metal alloy components machined to exacting tolerances to assure reliable and durable performance.

• Critical engine fasteners. Critical engine fasteners are used for specific applications where the fastener is integral to the structural design of medium- and heavy-duty truck engines. By maintaining their structural integrity in high heat environments, these fasteners are essential to ensuring the long-term durability of these engines as they are operated under punishing conditions.

Our Strengths

Our key strengths include:

• Leading market positions and strong brands. We believe that the strength of our established brands and our leading U.S. niche market positions provide us with a significant competitive advantage. We believe that substantially all of our fiscal year 2002 net sales were from products in defensible niche markets where we hold a leading market position in the United States. Our strong brands and trade names, such as Nelson, FabriSteel, Multi-Fastener, Specialty Bar, Ferry Cap and Progressive, which have been developed over many years, symbolize the quality, reliability and service that have enabled us to maintain these leading niche market positions.

• Product innovation through leading design and engineering capabilities. We design highly engineered products and systems that reduce costs and/or increase the reliability and durability of our customers’ products. Although our fasteners account for a small portion of a customer’s total product cost, they are critical to ensuring the reliability and durability of their products. As a result, we employ over 50 engineers to work with our customers to solve their current fastening problems and to develop next generation solutions to their fastening needs. These close customer relationships help us to provide innovative and customized solutions, which we believe differentiate us from our competitors. As our fasteners are usually engineered into our customers’ product at the beginning of the development process, we typically become the sole supplier for the life of the product. Our team participation approach with customers at the beginning of the new product design process places us in the unique position of providing critical fastening solutions that meet their demanding specifications for functionality and physical properties. Such properties include high tolerances for heat, strength, concentricity and vibration resistance. Our innovation is illustrated by the number of U.S. issued patents that we hold, which currently exceeds 110 patents.

• Strong commitment to our customers. We are dedicated to meeting and exceeding the fastening needs of our customers. We believe we create substantial value for customers with our design and applications engineering, quality, on-time delivery, just-in-time inventory management, tooling and equipment to install certain products as well as post-sale service and support. As a result, we believe that we generally provide our customers a lower total cost solution for their fastening needs. We hold quality certifications for our products and processes, including QS 9000, ISO 9001, ISO 9002, VDA 6.1 and Ford Q1. These certifications assure our customers of our commitment to design and manufacturing excellence. We have received numerous awards from our customers recognizing us for superior quality, on-time delivery and design engineering support. Our key customers include a number of the leading Fortune 100 industrial manufacturing companies.

• Diverse and stable customer base. We serve a wide variety of customers in diverse end-markets, such as automotive and light truck, construction, industrial, military, power generation and medium- and heavy-duty truck. The stability of our customer base is evidenced by our long-standing relationships with our customers, a number of whom we have served for over 25 years. Our diverse and stable customer base has helped, and we believe in the future will help, mitigate the effect of industry downturns.

Our Business Strategy

Our goal is to achieve attractive revenue growth through new product introductions, marketing initiatives and selective acquisitions while continuing to deliver strong operating margins, free cash flow (defined as EBITDA, as defined, minus capital expenditures, minus cash tax expense, minus cash interest expense, plus/minus changes in net working capital (other than cash)) and return on invested capital. Key strategies to attain our goal are as follows:

• Achieve revenue growth through product innovation and marketing initiatives. Our innovative marketing and engineering teams have established an impressive track record of working with our customers to design new products and new applications for existing products. For example, we recently launched a new proprietary digital line of welding equipment to provide our customers more flexible programming for the installation of our weld stud fasteners, faster weld times, more consistent welds and the application of weld studs to thinner metals. Another example of our product development is our new line of punching shear resistor, or PSR, studs, which are being used in the commercial construction market for the first time as an alternative to more labor-intensive methods to reinforce concrete floor and foundation slabs where large columns are used. The new PSR studs provide us with the opportunity to participate in the reinforced concrete market, which represents the only portion of the construction market niche into which we previously did not sell. In addition, we plan to continue to grow our revenues by expanding the application of our existing products. For example, we believe there is significant opportunity in the automotive and light truck market to increase the content per vehicle of our self-pierce fasteners by both replacing more labor-intensive traditional welds and expanding use of our self-pierce fasteners to other parts of the vehicle.

• Continue to leverage our ability to provide total fastening solutions to our customers. We offer customers the opportunity for one-stop shopping with our broad range of fastening systems and solutions. We have strong engineering teams who work closely with our customers in designing new products and new applications for existing products. In many cases, we work with high performance materials, such as inconel and stainless steel, to meet our customers’ rigid specifications. With the higher cost of these materials, first time quality consistency is critical in minimizing our cost to manufacture the product. We also provide our customers with systems for efficiently installing certain of our products. The welders we design, manufacture and market for our weld studs and the tooling we design, manufacture and market for our self-pierce fasteners provide our customers with an efficient and low total cost fastening solution. After the sale, we provide further value to our customers with services, such as training and maintenance for the welders and tooling. We believe our dedication to post-sale service helps our customers to maintain the productivity of their assembly lines and construction sites. In addition, we provide our customers with just-in-time inventory management which we believe makes their supply chains more efficient. We also have instituted cross-selling efforts among our various product specialists to increase our product penetration. For example, in the automotive market, our self-pierce fasteners, stud weld fasteners, and specialty assemblies sales teams are now able to present the entire complement of our products to the customer, resulting in business opportunities that previously would not have been available to us.

• Continue to improve productivity and quality. We place a high value on productivity and quality as a means to reduce costs and improve our competitive position. This discipline has enabled us to significantly improve operating margins, generate strong free cash flow and prepay debt during the difficult economic conditions of the last two years. During fiscal year 2001, we reduced the number of our employees by over 20% while substantially improving our productivity. This head count reduction resulted in cost savings of $9.5 million in fiscal year 2001. During fiscal year 2002, we further reduced the number of our employees by 6.7%, which resulted in cost savings of $3.5 million. In addition, during fiscal year 2002, we had additional cost savings of $0.8 million as a result of certain outsourcing of operations and consolidated buying power. We achieved our productivity gains by enhancing our unit production per labor hour, improving equipment utilization through faster changeovers and set-ups, reducing non-production labor costs, such as shipping, material handling and receiving, consolidating sales territories and eliminating redundant administrative functions. To achieve further productivity and quality improvements, we have established continuous improvement goals in our plants and track our progress on productivity and quality through such measures as unit production per labor hour, sales dollars per employee, component output per machine, and the number of customer complaints. This commitment to productivity should enable us to limit the need for rehiring during an economic recovery.

• Pursue select acquisitions to complement our business strategy. According to industry sources published in 2001, the U.S. industrial fastener industry is highly fragmented with between 200 and 300 significant manufacturers competing in the $10.4 billion market. We intend to primarily target successful companies operating in niches of the U.S. industrial fastener industry that will be accretive and complement our business strategy. Our criteria for acquisitions are well-defined: highly engineered products in niche markets where we can hold the number one or two market position; significant value-added for customers with emphasis on engineering and quality; opportunities for top line growth; and solid financial results. We place significant emphasis on post-acquisition integration with goals and tracking supported by a strong financial reporting and planning system.

• Increase our operating margins and free cash flow. We have significantly improved our financial results since our new management team started despite experiencing a decline in net sales due to the weak economy. As a result of our successful restructuring, continuous improvement culture, emphasis on lean manufacturing principles and commitment to free cash flow, we believe that we have significant opportunities to increase operating margins and free cash flow from any improvement in the broad industrial economy. We are committed to continuous improvement goals linked to incentive-based compensation, such as annual bonus targets and stock options. Our senior leadership team is highly motivated to successfully execute our business strategy primarily as a result of its significant cash equity investment in us.

Our Sponsor

Citicorp Venture Capital Ltd. and its affiliates own an aggregate of approximately 81.5% of our common stock calculated on a fully diluted basis, which includes approximately 12.0% of our voting stock (assuming the exercise of outstanding options solely with respect to our voting stock). Citicorp Venture Capital Ltd. and its affiliates also own an aggregate of 45.5% of our preferred stock. The non-voting Class B common stock is convertible into voting Class A common stock, subject to certain regulatory requirements. Citicorp Venture Capital Ltd. is a subsidiary of Citigroup, Inc. that engages in equity investment activities. An affiliate of Citicorp Venture Capital Ltd. is the general partner of Citigroup Venture Capital Equity Partners, L.P., a newly-formed $2.6 billion private equity fund. Since 1969, Citicorp Venture Capital Ltd. and its affiliates, including Citigroup Venture Capital Equity Partners, L.P., have arranged more than 200 investments in a variety of industries with an aggregate value exceeding $15.0 billion. Citicorp Venture Capital Ltd. and its affiliates have developed significant industry expertise in several sectors including business services, technology (especially semiconductors), automotive supply, value-added industrial manufacturing and distribution and building products.

Recent Developments

We have entered into a letter of intent to negotiate the purchase of a private manufacturer of stud welding equipment utilized in construction and general industrial markets. We have also entered into a letter of intent with a public corporation to acquire its fastener division, which serves similar markets. These arrangements represent an extension of our strategy of acquiring companies with highly engineered products, strong customers and niche market applications. These acquisitions would be subject to completion of our normal due diligence procedures.

The Exchange Offer

Notes Offered	$145,000,000 aggregate principal amount of 11 1/2% senior subordinated notes due 2011.

Of the $175.0 million in aggregate principal amount of old notes originally issued, CVC Capital Funding, LLC, an affiliate of our principal stockholder, Citicorp Venture Capital Ltd., exchanged $30.0 million in aggregate principal amount of our subsidiary’s senior subordinated notes currently outstanding for $30.0 million in aggregate principal amount of the old notes. The amount of old notes purchased by the initial purchasers was reduced accordingly. The notes held by CVC Capital Funding, LLC are not being exchanged hereby.

The Exchange Offer	We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the Registration Rights Agreement.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	BNY Midwest Trust Company is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax Consequences	The exchange of notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the Registration Rights Agreement and subject to limitations specified in the Registration Rights Agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange; Resales of New Notes.”

The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

The New Notes

Issuer	FastenTech, Inc.
Notes Offered	$145,000,000 aggregate principal amount of 11 1/2% senior subordinated notes due 2011.
Maturity Date	May 1, 2011.
Interest Rate	11 1/2% per year.
Interest Payment Dates	May 1 and November 1 of each year, beginning on November 1, 2003.
Guarantees

Each of our U.S. subsidiaries as of the date of the issuance of the old notes will unconditionally guarantee the new notes. Future U.S. subsidiaries that also guarantee our senior credit facility will also be required to guarantee the new notes.

Ranking

The new notes will be our unsecured senior subordinated obligations and will be subordinated to all of our existing and future senior debt, including indebtedness under our revolving credit facility, rank equally with all of our existing and future senior subordinated debt and rank senior to all of our existing and future subordinated debt. The new notes will be effectively subordinated to all existing and future liabilities, including trade payables, of our foreign subsidiaries, which will not guarantee the new notes.

The guarantees by our U.S. subsidiaries will be subordinated to existing and future senior debt of such U.S. subsidiaries, including each U.S. subsidiary’s guarantee of indebtedness under our revolving credit facility.

As of June 30, 2003, there was $8.0 million of senior debt outstanding to which the notes and the subsidiary guarantees were subordinated, excluding $31.9 million of senior indebtedness that was available for borrowing under our revolving credit facility and an issued letter of credit in the amount of $0.1 million.

Optional Redemption

We may redeem some or all of the new notes at any time on or after May 1, 2007. We also may redeem up to 35% of the aggregate principal amount of the new notes using the proceeds from certain public equity offerings completed before May 1, 2006. The redemption prices are described under “Description of the New Notes—Optional Redemption.”

Change of Control and Asset Sales

If we experience specific kinds of changes of control or we sell assets under certain circumstances, we will be required to make an offer to repurchase the new notes at the prices listed in “Description of the New Notes—Optional Redemption.”

Restrictive Covenants

We will issue the new notes under an indenture, with BNY Midwest Trust Company, as trustee. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•      incur additional debt and issue preferred stock;

•      make certain distributions, investments and other restricted payments;

•      create certain liens;

•      restrict distributions from our restricted subsidiaries;

•      sell assets;

•      enter into transactions with our affiliates;

• sell capital stock of our restricted subsidiaries; • merge, consolidate or sell substantially all of our assets; and • enter into new lines of business
These covenants are subject to important exceptions and qualifications which are described in “Description of the New Notes.”

* * *

FastenTech, Inc. is a Delaware corporation. Our principal executive offices are located at 8500 Normandale Lake Blvd., Suite 1230, Minneapolis, Minnesota 55437 and our telephone number at that address is (952) 921-2090. Our web site is located at http://www.fabristeel.com. Any Internet addresses provided in this prospectus are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included herein.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The summary historical statement of operations data and other financial data for each of the fiscal years ended September 30, 2000, 2001 and 2002 and the summary balance sheet data as of September 30, 2001 and 2002 were derived from our historical consolidated financial statements that have been audited by Ernst & Young LLP, whose report appears elsewhere in this prospectus. The summary balance sheet data as of September 30, 2000 were derived from our historical consolidated financial statements that have been audited by Ernst & Young LLP which are not included in this prospectus. The summary consolidated financial data and other financial data for the nine-month period ended June 30, 2002 and 2003 and the twelve months ended June 30, 2003 and the selected consolidated balance sheet data as of June 30, 2002 and 2003 were derived from our unaudited consolidated financial statements, which in the opinion of our management, include all adjustments necessary for a fair presentation in accordance with accounting principles generally accepted in the United States.

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial Data,” our audited consolidated financial statements and the related notes, and our unaudited condensed consolidated interim financial statements and the related notes, each included elsewhere in this prospectus.

	Fiscal Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2000	2001	2002	2002	2003	2003
				(Unaudited)	(Unaudited)	(Unaudited)
Statement of operations data:
Net sales (1)	$197,794	$212,173	$208,798	$157,301	$151,800	$203,297
Cost of sales	141,272	143,989	140,237	106,366	103,196	137,067
Gross profit	56,522	68,184	68,561	50,935	48,604	66,230
Selling, general & administrative	34,099	36,744	36,749	26,384	25,746	36,111
Restructuring and nonrecurring charges	—	3,153	(452)	—	—	(452)
Operating income	22,423	28,287	32,264	24,551	22,858	30,571
Interest expense	(19,597)	(22,596)	(19,266)	(14,351)	(15,513)	(20,428)
Net income	51	971	7,769	5,905	3,656	5,520
Other financial data:
EBITDA, as defined (2)	$33,349	$46,016	$46,066	$35,560	$31,396	$41,902
EBITDA margin (3)	16.9%	21.7%	22.1%	22.6%	20.7%	20.6%
Depreciation and amortization (4)	$10,926	$14,576	$14,254	$11,009	$8,538	$11,783
Capital expenditures	7,373	4,492	4,623	3,058	4,108	5,673
Cash flow from operations	20,972	36,097	31,103	22,151	10,973	19,925
Ratio of EBITDA, as defined, to total interest expense						2.1	x
Ratio of total net debt to EBITDA, as defined (5)						4.2	x
Selected balance sheet data (at end period):
Cash and cash equivalents	$3,541	$8,641	$10,983	$11,207	$5,102	$5,102
Working capital	50,204	38,701	42,718	36,658	57,845	57,845
Total assets	268,918	259,635	251,540	259,955	263,537	263,537
Total debt (including short-term borrowings)	204,310	186,044	174,716	177,996	183,000	183,000

(1)	Net sales increased in fiscal year 2001 due primarily to our acquisitions of Progressive Stamping Co. in March 2000 and the Nelson Stud Welding Division of TRW, Inc. in March 2000.
(2)	EBITDA is defined as operating income plus depreciation and amortization, plus non-recurring or non-cash items. EBITDA is presented in this manner because we believe it is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is also used by management to measure and evaluate the performance of the Company. However, EBITDA, as defined, should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Since EBITDA, as defined, is not calculated identically by all companies, the presentation in this prospectus may not be comparable to those disclosed by other companies. In addition, the definition of EBITDA, as defined, differs from the definition of Consolidated EBITDA applicable to the covenants for the new notes.
(3)	EBITDA margin is defined as EBITDA, as defined, divided by net sales.
(4)	Depreciation and amortization as presented will not agree with the audited consolidated statements of cash flows due to the inclusion of certain equipment depreciation of $0.4 million for fiscal year 2001 and the exclusion of the amortization of deferred financing costs included in interest expense of $0.8 million, $0.6 million and $0.7 million for fiscal years 2000, 2001 and 2002, respectively.
(5)	Net debt is defined as total debt (including short term borrowings) less cash and cash equivalents.

Set forth below is reconciliation of EBITDA, as defined, to our operating income:

	Fiscal Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2000	2001	2002	2002	2003	2003
				(Unaudited)	(Unaudited)	(Unaudited)
Operating income	$22,423	$28,287	$32,264	$24,551	$22,858	$30,571
Depreciation (4)	8,649	11,861	11,530	8,984	8,400	10,946
Amortization (4)	2,277	2,715	2,724	2,025	138	837
Restructuring charges (a)	—	3,153	(452)	—	—	(452)

EBITDA, as defined	$33,349	$46,016	$46,066	$35,560	$31,396	$41,902

(a)	In fiscal year 2001, we implemented a comprehensive operational restructuring plan which was intended to improve our long-term competitive position and lower our cost structure. The restructuring charge covered severance and outplacement costs related to employee terminations and certain other costs. In fiscal year 2002, $0.5 million of the restructuring charge was reversed due to a reassessment of manufacturing strategy in our stud welding business.

Set forth below is a reconciliation of EBITDA, as defined, to our net cash provided by operating activities:

	Fiscal Year Ended September 30,			Nine Months Ended June 30,		Last Twelve Months June 30,
(Dollars in thousands)	2000	2001	2002	2002	2003	2003
				(Unaudited)	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$20,972	$36,097	$31,103	$22,151	$10,973	$19,925
Interest expense	19,597	22,596	19,266	14,351	15,513	20,428
Non-cash interest expense, including debt issuance costs	(2,757)	(4,761)	(5,687)	(4,137)	(4,024)	(5,574)
Income tax expense	1,256	2,108	6,663	5,287	3,514	4,890
Change in deferred taxes	(320)	263	(3,532)	—	—	(3,532)
Investment income	(98)	(219)	(81)	(61)	(23)	(43)
Other, net	631	(1,481)	(1,094)	(1,262)	1	169
Gain (loss) on sale of property, plant and equipment	(540)	—	—	—	—	—
Loss on foreign currency translation	—	—	(156)	—	—	(156)
Adjustments to EBITDA, as defined Restructuring charges	—	3,153	(452)	—	—	(452)
Net changes in operating assets and liabilities
Accounts receivable	2,020	(4,761)	(2,227)	(1,037)	3,058	1,868
Inventory	(4,131)	(1,526)	(1,674)	(22)	1,031	(621)
Income taxes	(1,404)	(403)	(756)	(664)	(488)	(580)
Other current assets	(128)	1,213	84	(675)	237	996
Accounts payable	584	(5,401)	2,504	775	293	2,022
Other current liabilities	(2,339)	(1,373)	1,550	1,546	959	963
Other	6	511	555	(692)	352	1,599

EBITDA, as defined	$33,349	$46,016	$46,066	$35,560	$31,396	$41,902

RISK FACTORS

You should carefully consider the following factors in addition to all other information contained in this prospectus before making an investment decision. Investing in the new notes involves a high degree of risk. The occurrence of any one or more of the following could materially adversely affect your investment in the new notes or our business and operating results.

Risks Relating to the New Notes

Our substantial indebtedness could adversely affect our business and prevent us from fulfilling our obligations under the new notes.

We have, and after this exchange offer will continue to have, a substantial amount of indebtedness. As of June 30, 2003, we had total debt of $183.0 million. Our substantial indebtedness may have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the new notes;

•	limiting cash flow available to fund our working capital, capital expenditures or other general corporate requirements;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, other general corporate requirements and acquisitions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness; and

•	making it more difficult for us to comply with financial covenants required by our revolving credit facility.

In addition, the indenture governing the new notes and our revolving credit facility will permit us to incur substantial additional indebtedness in the future. As of June 30, 2003, $31.9 million was available for additional borrowing under our revolving credit facility. If new indebtedness is added to our and our subsidiaries’ current debt levels, the risks described above would intensify.

We may be unable to service our indebtedness, including the new notes.

Our ability to make scheduled payments on or to refinance our obligations with respect to our indebtedness, including the new notes, will depend on our financial and operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to service our debt, including the new notes, or to fund our other liquidity needs. If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance all or a portion of our debt, including the new notes, or sell certain of our assets on or before the maturity of our debt. We cannot assure you that we will be able to restructure or refinance any of our debt, including the new notes, on commercially reasonable terms, if at all, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

Our operations will be substantially restricted by the terms of our indebtedness, which could adversely affect us.

Our revolving credit facility and the indenture governing the new notes contain a number of significant covenants. These covenants will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness and issue additional preferred stock;

•	make capital expenditures and other investments;

•	merge, consolidate or dispose of our assets or the capital stock or assets of any restricted subsidiary;

•	engage in sale-leaseback transactions;

•	pay dividends, make distributions or redeem capital stock;

•	change our line of business;

•	enter into transactions with our affiliates; and

•	grant liens on our assets or the assets of our restricted subsidiaries.

Our revolving credit facility also will require us to meet certain financial tests. The failure to comply with these covenants or tests would cause a default under our revolving credit facility. A default, if not waived, could result in acceleration of the outstanding indebtedness under our revolving credit facility, in which case the debt would become immediately due and payable. In addition, a default or acceleration of indebtedness under our revolving credit facility could result in a default or acceleration of our other indebtedness with cross-default or cross-acceleration provisions, including the new notes. If this occurs, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants and tests may cause us to take actions that we otherwise would not take or not take actions that we otherwise could take.

Your right to receive payments on the new notes is junior to our existing senior indebtedness and the existing senior indebtedness of the subsidiary guarantors and possibly all of our and their future indebtedness.

The new notes and the subsidiary guarantees will be subordinated in right of payment to the prior payment in full of our and the subsidiary guarantors’ respective current and future senior indebtedness, including our and their obligations under our revolving credit facility. As of June 30, 2003, $8.0 million of senior indebtedness was outstanding (excluding an issued letter of credit in the amount of $0.1 million) and $31.9 million of senior debt was available for borrowing under our revolving credit facility. As a result of the subordination provisions of the new notes, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets or the assets of the applicable subsidiary guarantor would be available to pay obligations under the new notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable subsidiary guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the new notes and our other senior subordinated obligations, including payments of interest when due. In addition, all payments on the new notes and the subsidiary guarantees will be prohibited in the event of a payment default on our senior indebtedness and, for limited periods, upon the occurrence of other defaults under our revolving credit facility.

The new notes and the subsidiary guarantees are effectively subordinated to all of our and our subsidiary guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.

The new notes will not be secured. The lenders under our revolving credit facility will be secured by liens on all of our U.S. subsidiaries’ assets, including receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities and stock of subsidiaries. If we or any of the subsidiary guarantors declare bankruptcy, liquidate or dissolve, or if payment under our revolving credit facility or any of our other secured indebtedness is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the new notes. As a result, the new notes are effectively subordinated to our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the new notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of June 30, 2003, we had $8.0 million of secured indebtedness outstanding (excluding an issued letter of credit in the amount of $0.1 million) and $31.9 million of secured indebtedness was available for borrowing under our revolving credit facility.

In addition, the new notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the new notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the new notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness. As of June 30, 2003, the non-guarantor subsidiaries had $2.4 million of indebtedness outstanding, including trade payables.

We will depend on distributions from our operating subsidiaries to pay the new notes.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations under our revolving credit facility and the new notes. Provisions of law, like those requiring that dividends be paid only out of surplus, and provisions of our senior indebtedness limit the ability of our subsidiaries to make payments or other distributions to FastenTech.

We may not be able to purchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of new notes or that restrictions in our revolving credit facility will not allow such repurchase.

Federal and state statutes allow courts, under specific circumstances, to void the subsidiary guarantees and require the holders of the new notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to all other debts of a subsidiary guarantor if, either, the subsidiary guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the subsidiary guarantor or the subsidiary guarantors, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the subsidiary guarantor either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a subsidiary guarantee is voided, you will be unable to rely on the applicable subsidiary guarantor to satisfy your claim in the event that we fail to make one or more required payments due on the new notes. In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we and each subsidiary guarantor believe that, after giving effect to the indebtedness incurred in connection with this offering and the establishment of our revolving credit facility, no subsidiary guarantor will be insolvent, will have unreasonably small capital for the business in which it is engaged or will have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

The issuance of the new notes will result in an increase to the dividends owed on certain series of our senior preferred stock.

In the event that we issue $75.0 million or more of unsecured debt securities in a public offering or a Rule 144A private placement and we do not offer to repurchase at least 50% of our outstanding Series A senior preferred stock at a price equal to $10.00 per share plus all accrued and unpaid dividends to the date of repurchase, the existing $0.80 per share per year dividend amount will increase by $0.025 per share per year on the first day of the first month following our failure to repurchase at least 50% of our outstanding Series A senior preferred stock and will thereafter increase by an additional $0.025 per share per year on the first day of each subsequent three month period up to a maximum dividend rate of $1.20 per share per year. We did not, at the time of the issuance of the old notes, offer to repurchase the Series A senior preferred stock. Accordingly, the amount of dividends that are payable on the Series A senior preferred stock increased as a result of the offering. To date, we have never paid cash dividends on our Series A senior preferred stock. We expect that our various financing arrangements, including our revolving credit facility and the indenture governing the new notes, will limit our ability to pay cash dividends on our Series A senior preferred stock in the foreseeable future. Accordingly, we have no intention of declaring or paying cash dividends for the foreseeable future.

An active trading market may not develop for the new notes.

The new notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The initial purchasers have informed us that they currently intend to make a market in the new notes. However, the initial purchasers are not obligated to do so and may discontinue any such market making at any time without notice.

The liquidity of any market for the new notes will depend upon various factors, including:

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the overall market for high yield securities;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the new notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market for the new notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the new notes.

Failure to tender your old notes for new notes could limit your ability to resell the old notes.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to Our Business

We are subject to the cyclicality of the economy and the industries in which we compete.

Substantially all of our revenues are derived from customers that are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the automotive and light truck, medium- and heavy-duty truck, industrial machinery, building and construction, power generation and defense industries. Sales of products for the automotive and light truck market constituted 40.2% of our net sales for the twelve months ended June 30, 2003. General economic or industry-specific downturns could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on key customers.

We rely on several key customers. For the twelve months ended June 30, 2003, our top ten customers accounted for 41.7% of our net sales and our top customer, General Electric Company, accounted for 6.9% of our net sales. In addition, Siemens Westinghouse accounted for 4.0% of our net sales and 11.7% of our pro forma net sales for such period. Many of our customers place orders for products on an as-needed basis and operate in cyclical industries and, as a result, their order levels have varied from period to period in the past and may vary significantly in the future. Due to competitive issues, we have lost key customers in the past and may again in the future. Such customer orders are dependent upon their markets and customers and may be subject to delays or cancellations. As a result of dependence on our key customers, we could experience a material adverse effect on our business and results of operations if any of the following were to occur:

•	the loss of any key customer, in whole or in part;

•	a declining market in which customers reduce orders or demand reduced prices; or

•	a strike or work stoppage at a key customer facility, which could affect both their suppliers and customers.

Fluctuating supply and costs of raw materials could have a material adverse effect on our business.

Our business is heavily dependent on the availability and cost of raw materials, particularly steel rod. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. Although we currently maintain alternative sources for raw materials, our business is subject to the risk of price fluctuations and periodic delays in the delivery of certain raw materials. Any change in the supply or price of raw materials, especially steel rod, could materially adversely affect our business and results of operations.

We have entered into three fixed price contracts to purchase steel, which may insulate us from short-term price increases in the steel market, assuming we meet certain volume requirements. However, it is possible that our suppliers will be unable, or unwilling, to satisfy their obligations to us under the terms of these contracts, which expire in December 2003, after which time we may experience a dramatic increase in the price of steel.

In March 2002, the United States imposed tariffs on steel imports. Although these tariffs do not apply to steel rod, which represents a substantial majority of our steel purchases, we can not provide assurances that future tariffs or other government regulations will not result in an adverse change in the supply or price of steel rod.

We intend to pursue future acquisitions and our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, effectively integrate new acquisitions or realize the intended benefits of our future acquisitions.

One aspect of our business strategy is to selectively pursue acquisitions that we believe will present opportunities to improve our market position and realize significant synergies, operating expense reductions or overhead cost savings. We continually evaluate potential acquisition candidates, and, from time to time, enter into negotiations and confidentiality agreements with candidates we find attractive, some of which discussions are ongoing and some of which confidentiality agreements remain in effect. We are also currently party to letters of intent relating to proposed acquisitions.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our business, results of operations and financial condition may be adversely affected by a number of factors, including:

•	the difficulties in the integration of the operations, technologies, services and products of the acquired companies;
•	the diversion of our management’s attention from other business concerns;
•	the assumption of unknown liabilities;
•	increases in our indebtedness;
•	the failure to achieve the strategic objectives of these acquisitions; and
•	other unforeseen difficulties.

We cannot assure you that we will be able to consummate any future acquisitions. If we are unable to identify suitable acquisition candidates or to consummate synergistic and strategic acquisitions, we may be unable to fully implement our business strategy and our business, results of operations and financial condition may be adversely affected as a result. Our ability to engage in acquisitions will be dependent on our ability to raise substantial capital, and we may not be able to raise the funds necessary to implement our acquisition strategy on satisfactory terms to us, if at all. Our acquisition strategy also may be limited, among other things, by the availability of acquisition candidates that satisfy our criteria.

The markets in which we compete are competitive and our failure to effectively compete could erode our market share.

We operate in a competitive industry. Our failure to effectively compete could erode our market share and negatively impact our ability to service the new notes. Although we believe that we are an industry leader in each of our respective product markets, we compete against many companies, including divisions of larger companies, who may have substantially greater financial resources than we do.

We are required to plan our capacity well in advance of production and our success depends on having available capacity and effectively using it.

We principally compete for new business at the beginning of the development of our customers’ new products. Our customers’ new product development generally begins significantly prior to the marketing and production of their new products and our supply of our products generally lasts for the life of our customers’ products. Nevertheless, our customers may move business to other suppliers or request price reductions during the life cycle of a product. The long development and sales cycle of our new products, combined with the specialized nature of many of our facilities and the resulting difficulty in shifting work from one facility to another, could result in variances in capacity utilization. In order to meet our customers’ requirements, we may be required to supply our customers regardless of cost and consequently we may suffer an adverse impact on our operating profit margins. This may involve shifting work among our available facilities. In addition, as a result of our recent restructuring, we have reduced the number of employees at many of our facilities. Our success depends, in part, on our ability to meet our capacity requirements with fewer employees by increasing our productivity.

We may be subject to work stoppages at our facilities or those of our principal customers, which could seriously impact the profitability of our business.

Our six collective bargaining agreements with five different unions cover approximately 49% of our total workforce. Our agreement with I.G. Metall in Germany expires in December 2003, our agreement with the United Autoworkers Local 174 (formerly Local 157) expires in May 2004, our agreements with the International Association of Machinists and Aerospace Workers expire in June 2004 and February 2006, our agreement with the United Autoworkers Local 933 expires in February 2005 and our agreement with the United Steelworkers of America expires in November 2005. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on our business and results of operations. In addition, if a greater percentage of our work force becomes unionized, our business and results of operations could be materially adversely affected as a result of increased labor costs. Many of our direct or indirect customers and suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers or our suppliers could result in slowdowns or closures of assembly plants where our products are used. In addition, organizations responsible for shipping our customers’ products may be impacted by strikes staged by unions representing their employees. Any interruption in the delivery of our customers’ products could reduce demand for our products and could have a material adverse effect on our business and results of operations.

We have only limited protection for our intellectual property and our intellectual property may infringe the rights of others.

We have a number of patents covering various aspects of the design and construction of our products. We cannot assure you that our patents will withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products or infringe upon our patents. The costs of litigation to defend our patents could be substantial and may outweigh the benefits of enforcing our rights under our patents. We market our products internationally, and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of our U.S. issued patents have been registered in other countries.

We also rely on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets, know-how and other proprietary information, we generally require relevant employees, consultants, advisors and collaborators to enter into confidentiality agreements with us. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of this information. If we are unable to maintain the proprietary nature of our technologies, our business and financial condition may be adversely affected.

Third parties may claim infringement of their intellectual property rights by us and may bring infringement suits against us. These claims may be time-consuming and expensive to investigate, especially if litigation is required to resolve them. The costs of litigation could be substantial and may outweigh the benefits of challenging a third party’s infringement claim. We may be required to seek licenses for, or otherwise acquire rights to, technology as a result of claims of infringement. If we are unable to acquire such rights on satisfactory terms, we may be forced to stop utilizing certain of our intellectual property rights.

A growing portion of our sales may be derived from our international operations which exposes us to certain risks inherent in doing business on an international level.

Although only 23.7% of our net sales for fiscal year 2002 and 24.5% of our net sales for the twelve months ended June 30, 2003 were derived from sales outside of the United States, we intend to expand our international operations in the future. In addition, we maintain manufacturing operations outside the United States. As a result, we are subject to various risks which are not present for companies with operations and sales solely within the United States, including:

•	governmental embargoes or foreign trade restrictions, such as antidumping duties;

•	changes in U.S. and foreign governmental regulations;

•	tariffs and other trade barriers;

•	the potential for nationalization of enterprises;

•	foreign exchange rate risk; and

•	political, economic and social instability.

The occurrence of any of these events could have a material adverse effect on our business and results of operations. In addition, there are tax inefficiencies in repatriating cash flow from non-U.S. subsidiaries. To the extent such repatriation is necessary for us to meet our debt service or other obligations, this will adversely affect our business and results of operations.

Our operations make us subject to environmental laws and other government regulations which could result in material expenditures by us in the future.

We are subject to federal, state, local and foreign environmental laws and regulations governing our operations, including emissions into the air and water, and use, handling, disposal and remediation of hazardous substances. A risk of environmental liability is inherent in our current and former manufacturing activities. Under certain environmental laws, we could be held jointly and severally responsible for the remediation of any hazardous substance contamination at our past and present facilities and at third party waste disposal sites and could also be held liable for damages to natural resources and any consequences arising out of human exposure to such substances or other environmental damage. Although we believe that our operations are in substantial compliance with current regulatory requirements under applicable environmental laws, the nature of our operations, and the history of industrial uses at some of our facilities, expose us to the risk of liabilities or claims with respect to environmental and worker health and safety matters. The cost of complying with environmental, health and safety laws in our current operations, or the liabilities arising from past releases of, or exposure to, hazardous substances, may result in future expenditures by us that could have a material adverse effect on our business, results of operations and financial condition.

We depend on our executive officers and other key personnel, the loss of which could adversely affect us.

Our success and ability to implement our business strategy depend upon the continued contributions of our executive officers and other key personnel, including engineering and sales personnel. Our future success will also depend on our ability to attract and retain qualified personnel. The loss of the services of any of our key personnel or the failure to attract and retain new qualified personnel could have an adverse effect on us and may limit the implementation of our business strategies.

We are controlled by certain significant stockholders who are able to control the outcome of all matters submitted to our stockholders for approval and whose interest in us may be different than yours.

Citicorp Venture Capital Ltd. and its affiliates, the members of our board of directors, certain members of our management and certain employees of Citicorp Venture Capital Ltd. own an aggregate of approximately 90.6% of our common stock, calculated on a fully-diluted basis, which includes approximately 56.9% of our outstanding voting stock (assuming the exercise of outstanding options solely with respect to our voting stock). Subject to certain regulatory requirements, Citicorp Venture Capital may convert its non-voting Class B common stock into voting Class A common stock. By virtue of such stock ownership, such persons have the power to:

•	elect our entire board of directors;

•	control our management and policies; and

•	determine the outcome of any corporate transaction or other matters required to be submitted to our stockholders for approval, including the amendment of our certificate of incorporation, mergers, consolidation and the sale of all or substantially all of our assets.

As their interests in us are different from your interests, the foregoing stockholders may exercise their control over us in a manner detrimental to your interests.

We may incur material losses for product liability or warranty claims.

We are subject to a risk of product liability or warranty claims in the event that the failure of any of our products results in personal injury or death, or does not conform to our customers’ specifications. Although we have not had any material product liability or warranty claims made against us and we currently maintain liability insurance coverage, we cannot assure you that product liability claims, if made, would not exceed our insurance coverage limits or that insurance will continue to be available on commercially acceptable terms, if at all.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

The net proceeds from the sale of the old notes, after deducting estimated fees and expenses payable by us were approximately $167.7 million. These net proceeds, together with available cash, were used to repay certain other indebtedness existing prior to the issuance of the old notes and to settle certain interest rate swaps.

The following table summarizes the sources and uses of funds in connection with the sale of the old notes and the repayment of certain indebtedness as of March 31, 2003:

(Dollars in thousands)	As of March 31, 2003		As of March 31, 2003
Sources of funds (1):		Uses of funds:
Cash	$5,810	Repayment of senior credit facilities (2)	$78,426
Revolving credit facility	5,247	Repayment of 11% senior subordinated notes due 2008 (3)	25,000
Old Notes offered	175,000	Exchange of 10.5% senior subordinated notes due 2012 (4)	30,000
		Repayment of 10% subordinated notes due 2007 (5)	8,750
		Repayment of 18% subordinated notes due 2008 (6)	33,804
		Early redemption premium and accrued interest (7)	2,029
		Early settlement of interest rate swaps	748
		Estimated fees and expenses (8)	7,300

Total sources of funds	$186,057	Total uses of funds	$186,057

(1)	Our revolving credit facility has $40.0 million of committed capital and a term of five years. See “Description of certain indebtedness—Revolving Credit Facility” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

(2)	Our previous credit facilities accrued interest in fiscal year 2002 at a weighted average interest rate of 5.4% per year and were scheduled to mature between December 31, 2006 and March 16, 2007.

(3)	An aggregate principal amount of $25.0 million of our senior subordinated notes payable to Citicorp Mezzanine Partners, L.P. accrued interest at a rate of 11% per year and were scheduled to mature on April 17, 2008.

(4)	An aggregate principal amount of $30.0 million of our senior subordinated notes payable to CVC Capital Funding, LLC, which accrued interest at a rate of 10.5% per year and were scheduled to mature on August 30, 2012, were exchanged for $30.0 million in aggregate principal amount of the notes.

(5)	An aggregate principal amount of $11.3 million of our subordinated notes, which accrued interest at a rate of 10% per year and were scheduled to mature on June 30, 2007 were subject to a purchase option whereby we could purchase these notes for an aggregate purchase price equal to 77.6530703% of the amount outstanding if repurchased on or prior to June 30, 2003.

(6)	An aggregate principal amount of $33.8 million of our subordinated notes payable to Citicorp Mezzanine Partners, L.P. accrued interest at a rate of 18% per year and were scheduled to mature on March 31, 2008.

(7)	The amount reflects accrued interest and/or early redemption premium as follows: 10.5% senior subordinated notes due 2012, accrued interest of $0.3 million; 10% subordinated notes due 2007, accrued interest of $0.9 million; and 18% subordinated notes due 2008, early redemption premium of $0.9 million.

(8)	Fees and expenses include a $1.75 million advisory fee paid to Citicorp Venture Capital in connection with the old note offering.

See “Capitalization” below.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended September 30, 1998	Year Ended September 30, 1999	Year Ended September 30, 2000	Year Ended September 30, 2001	Year Ended September 30, 2002	Nine Months Ended June 30, 2003
Ratio of Earnings to Fixed Charges	—	1.4x	1.1x	1.2x	1.8x	1.6x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include income before taxes and fixed charges (adjusted for interest capitalized during the period). “Fixed charges” include interest, whether expensed or capitalized, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals. In fiscal year 1998, earnings were insufficient to cover fixed charges by $1.0 million.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2003 on an actual basis. You should read this table in conjunction with the information under the headings “Use of Proceeds,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated interim financial statements and the related notes, each included elsewhere in this prospectus.

(Dollars in thousands)	As of June 30, 2003

Cash and cash equivalents	$5,102

Long-term debt (including current maturities):
Revolving credit facility(1)	8,000
11½% senior subordinated notes	175,000

Total long-term debt	183,000
Minority interests	1,309
Redeemable preferred stock	27,851
Total stockholders’ equity (deficiency in assets)	(13,281)

Total capitalization	$198,879

(1)	Our revolving credit facility has $40.0 million of committed capital and a term of five years. We borrowed $9.0 million of funds under our revolving credit facility on the consummation of the old note offering. We utilized approximately $0.1 million of letter of credit capacity under our revolving credit facility upon the consummation of the old note offering to support certain obligations and our ordinary course needs. See “Description of Certain Indebtedness—New Revolving Credit Facility” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma consolidated statement of operations for the nine months ended June 30, 2003 and for the fiscal year ended September 30, 2002 gives effect to the acquisition of the Evansville Operations of Rolls-Royce Corporation (Rolls-Royce Evansville) as if it had occurred on October 1, 2002 and 2001 respectively. The unaudited pro forma consolidated statement of operations for the nine months ended June 30, 2003 has been calculated by adding the consolidated results of operations for FastenTech, Inc. (including results of operations of Rolls-Royce Evansville subsequent to date of acquisition) for the nine months ended June 30, 2003 and the results of operations of Rolls-Royce Evansville for the period from October 1, 2002 to February 28, 2003 (date of acquisition). The unaudited statement of operations for Rolls-Royce Evansville for the year ended September 30, 2002 has been calculated by adding the three months ended December 31, 2001 to Rolls-Royce Evansville’s year ended December 31, 2002 results of operations and subtracting the three months ended December 31, 2002.

Our unaudited pro forma consolidated financial data should be read in conjunction with our audited consolidated financial statements for the fiscal year ended September 30, 2002, and the related notes thereto, which statements have been audited by Ernst & Young LLP, independent auditors, whose report is included elsewhere herein.

Our unaudited pro forma consolidated financial data has been prepared to illustrate the effects of the Rolls-Royce Evansville acquisition. Our unaudited pro forma consolidated financial data does not necessarily present our financial position or results of operations as they would have been if the companies involved had constituted one entity for the period presented and is not necessarily indicative of our future results of operations or the results that might have occurred if the forgoing transaction had been consummated on the indicated date.

FastenTech, Inc.

Unaudited ProForma Consolidated Statement of Operations

Nine Months Ended June 30, 2003

(In thousands)

	FastenTech, Inc. Nine Months Ended June 30, 2003	Rolls-Royce Evansville from October 1, 2002 to February 28, 2003	Pro Forma Adjustments		Pro Forma
	(Unaudited)	(Unaudited)			(Unaudited)
Net sales	$151,800	$7,738	$—		$159,538
Cost of sales	103,196	5,791	—		108,987

Gross profit	48,604	1,947	—		50,551
Selling general, and administrative expenses	25,746	528	—		26,274

Operating income	22,858	1,419	—		24,277
Other income (expense), net	1,439	—			1,439
Interest expense	(15,513)	(65)	(351	) (a)	(15,929)

Income before provision for income taxes, minority interest and extraordinary loss	8,784	1,354	(351)		9,787
Income tax expense	3,514	526	(125	) (b)	3,915

Income before minority interest and extraordinary loss	5,270	828	(226)		5,872
Minority interest in income of subsidiaries	(45)	—	—		(45)

Income before extraordinary loss	5,225	828	(226)		5,827
Extraordinary loss, net of tax benefit of $1,046	(1,569)	—	—		(1,569)

Net income	$3,656	$828	$(226)		$4,258

(a)	Reflects the effects of reversing historical interest expense and including interest expense on the borrowings totaling $9,500. The interest rate used for the pro forma was 10.5% which approximated our borrowing rate for the year ended September 30, 2002.
(b)	Reflects the income tax effect of using a 40.0% effective tax rate for the Evansville Operations of Rolls-Royce Corporation and adjustment (a).

FastenTech, Inc.

Unaudited ProForma Consolidated Statement of Operations

Fiscal Year Ended September 30, 2002

(In thousands)

	FastenTech, Inc. Year Ended September 30, 2002	Rolls-Royce Evansville Year Ended September 30, 2002	Pro Forma Adjustments		Pro Forma
	(Audited)	(Unaudited)			(Unaudited)
Net sales (c)	$208,798	$42,218	$—		$251,016
Cost of sales	140,237	30,182	—		170,419

Gross profit	68,561	12,036	—		80,597
Selling general, and administrative expenses	36,749	1,330	—		38,079
Restructuring and nonrecurring charges	(452)	—	—		(452)

Operating income	32,264	10,706	—		42,970
Other income (expense), net	2,619	—	—		2,619
Interest expense	(19,266)	(206)	(791	) (a)	(20,263)

Income before provision for income taxes and minority interest	15,617	10,500	(791)		25,326
Income tax expense	6,663	4,072	74	(b)	10,809

Income before minority interest	8,954	6,428	(865)		14,517
Minority interest in income of subsidiaries	(1,185)	—	—		(1,185)

Net income	$7,769	$6,428	$(865)		$13,332

(a)	Reflects the effects of reversing historical interest expense and including interest expense on the borrowings totalling $9,500 . The interest rate used for the pro forma was 10.5% which approximated our borrowing rate for the year ended September 30, 2002.
(b)	Reflects the income tax effect of using a 42.7% effective tax rate for the Evansville Operations of Rolls-Royce Corporation and adjustment (a).
(c)	Net sales of Rolls-Royce Evansville are primarily to one customer. Pro forma net sales during the last twelve months ended June 30, 2003 were $25,786.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of operations data and other financial data for each of the fiscal years ended September 30, 2000, 2001 and 2002 and the selected consolidated balance sheet data as of September 30, 2001 and 2002 were derived from our historical consolidated financial statements that have been audited by Ernst & Young LLP, whose report appears elsewhere in this prospectus. The selected consolidated statement of operations and other financial data for the fiscal years ended September 30, 1998 and 1999 and the selected consolidated balance sheet data as of September 30, 1998, 1999 and 2000 were derived from our historical consolidated financial statements that have been audited by Ernst & Young LLP which are not included in this prospectus. The selected consolidated financial data and other financial data for the nine-month period ended June 30, 2002 and 2003 and the selected consolidated balance sheet data as of June 30, 2002 and 2003 were derived from our unaudited consolidated financial statements, which, in the opinion of our management, include all adjustments necessary for a fair presentation in accordance with accounting principles generally accepted in the United States.

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and the related notes, and our unaudited condensed consolidated interim financial statements and the related notes, each included elsewhere in this prospectus.

	Fiscal year ended September 30,					Nine Months Ended June 30,
(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003
						(Unaudited)
Statement of operations data:
Net sales (1)	$63,623	$126,671	$197,794	$212,173	$208,798	$157,301	$151,800
Cost of sales	48,801	94,119	141,272	143,989	140,237	106,366	103,196

Gross profit	14,822	32,552	56,522	68,184	68,561	50,935	48,604
Selling, general and administrative expenses	11,714	18,296	34,099	36,744	36,749	26,384	25,746
Restructuring and non-recurring charges	—	—	—	3,153	(452)	—	—

Operating income	3,108	14,256	22,423	28,287	32,264	24,551	22,858
Interest expense	(4,234)	(11,273)	(19,597)	(22,596)	(19,266)	(14,351)	(15,513)
Other income (expense), net	160	1,522	(533)	(973)	2,619	2,183	1,439

Income (loss) before income taxes and minority interest	(966)	4,505	2,293	4,718	15,617	12,383	8,784
Income tax expense	(267)	1,625	1,256	2,108	6,663	5,287	3,514
Minority interest in income of subsidiaries	(644)	(301)	(986)	(1,020)	(1,185)	(1,191)	(45)

Income before cumulative effect of a change in accounting principle and extraordinary loss	(1,343)	2,579	51	1,590	7,769	5,905	5,225
Cumulative effect on prior years (to September 30, 2000) of adoption of a new accounting pronouncement	—	—	—	(619)	—	—	—
Extraordinary loss	—	—	—	—	—	—	(1,569)

Net income (loss)	$(1,343)	$2,579	$51	$971	$7,769	$5,905	$3,656
Other financial data:
EBITDA, as defined (2)	$5,726	$20,965	$33,349	$46,016	$46,066	$35,560	$31,396
EBITDA margin (3)	9.0%	16.6%	16.9%	21.7%	22.1%	22.6%	20.7%
Depreciation and amortization(4)	$2,618	$6,709	$10,926	$14,576	$14,254	$11,009	$8,538
Capital expenditures	3,174	5,041	7,373	4,492	4,623	3,058	4,108
Cash flow from operations	2,261	4,333	20,972	36,097	31,103	22,151	10,973
Ratio of earnings to fixed charges(5)	—	1.4x	1.1x	1.2x	1.8x	1.9x	1.6x

	Fiscal year ended September 30,					Nine Months Ended June 30,
(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003
						(Unaudited)
Selected balance sheet data (at end of period):
Cash and cash equivalents	$1,725	$1,908	$3,541	$8,641	$10,983	$11,207	$5,102
Working capital	19,196	34,382	50,204	38,701	42,718	36,658	57,845
Total assets	116,291	169,729	268,918	259,635	251,540	259,955	263,537
Total debt (including short-term borrowings)	103,121	142,434	204,310	186,044	174,716	177,996	183,000
Minority interests	1,010	2,694	4,204	4,927	1,492	621	1,309
Redeemable preferred stock	23,600	32,199	35,699	31,994	31,994	31,994	27,851
Stockholders’ equity (deficiency in assets)	(30,954)	(30,167)	(20,308)	(23,329)	(19,443)	(16,151)	(13,281)

(1)	Net sales increased in fiscal years 1999, 2000 and 2001 due primarily to our acquisitions of Specialty Bar Products Co. in March 1999, Progressive Stamping Co. in March 2000 and the Nelson Stud Welding Division of TRW, Inc. in March 2000.

(2)	EBITDA is defined as operating income plus depreciation and amortization, plus non-recurring or non-cash items. EBITDA is presented in this manner because we believe it is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is also used by management to measure and evaluate the performance of the Company. However, EBITDA, as defined, should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Since EBITDA, as defined, is not calculated identically by all companies, the presentation in this prospectus may not be comparable to those disclosed by other companies. In addition, the definition of EBITDA, as defined, differs from the definition of Consolidated EBITDA applicable to the covenants for the notes.

(3)	EBITDA margin is defined as EBITDA, as defined, divided by net sales.

(4)	Depreciation and amortization as presented will not agree with the audited consolidated statements of cash flows due to the inclusion of certain equipment depreciation of $0.4 million for fiscal year 2001, and the exclusion of the amortization of deferred financing costs included in interest expense of $0.6 million, $0.8 million, $0.6 million and $0.7 million for fiscal years 1999, 2000, 2001 and 2002, respectively.

(5)	For purposes of computing the ratio of “earnings” to fixed charges, earnings represent the sum of income (loss) before income taxes and fixed charges. Fixed charges represents the sum of interest expense, the interest portion of rental expense and the amortization of debt issuance costs. In fiscal year 1998, earnings were insufficient to cover fixed charges by $1.0 million.

Set forth below is a reconciliation of EBITDA, as defined, to our operating income:

	Fiscal year ended September 30,					Nine Months Ended June 30,
(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003
						(Unaudited)
Operating income	$3,108	$14,256	$22,423	$28,287	$32,264	$24,551	$22,858
Depreciation (4)	2,193	5,335	8,649	11,861	11,530	8,984	8,400
Amortization (4)	425	1,374	2,277	2,715	2,724	2,025	138
Restructuring and nonrecurring charges(a)	—	—	—	3,153	(452)	—	—

EBITDA, as defined	$5,726	$20,965	$33,349	$46,016	$46,066	$35,560	$31,396

(a)	In fiscal year 2001, we implemented a comprehensive operational restructuring plan which was intended to improve our long-term competitive position and lower our cost structure. The plan covered severance and outplacement costs related to employee terminations and certain other costs. In fiscal year 2002, $0.5 million of the restructuring charge was reversed due to a reassessment of manufacturing strategy in our stud welding business.

Set forth below is a reconciliation of EBITDA, as defined, to our net cash provided by operating activities:

	Fiscal year ended September 30,					Nine Months Ended June 30,		Twelve months ended June 30,
(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003	2003
						(Unaudited)		(Unaudited)
Net cash provided by operating activities	$2,261	$4,334	$20,972	$36,097	$31,103	$22,151	$10,973	$19,925
Interest expense	4,234	11,273	19,597	22,596	19,266	14,351	15,513	20,428
Non-cash interest expense, including debt issuance costs	—	(615)	(2,757)	(4,761)	(5,687)	(4,137)	(4,024)	(5,574)
Income tax expense	(267)	1,625	1,256	2,108	6,663	5,287	3,514	4,890
Change in deferred taxes	256	(1,325)	(320)	263	(3,532)	—	—	(3,532)
Investment income	(117)	(40)	(98)	(219)	(81)	(61)	(23)	(43)
Other, net	(43)	(1,482)	631	(1,481)	(1,094)	(1,262)	1	169
Gain (loss) on sale of property, plant and equipment	—	1,482	(540)	—	—	—	—	—
Loss on foreign currency translation	—	—	—	—	(156)	—	—	(156)
Adjustments to EBITDA, as defined
Restructuring and non-recurring charges	—	—	—	3,153	(452)	—	—	(452)
Net changes in operating assets and liabilities
Accounts receivable	1,237	4,272	2,020	(4,761)	(2,227)	(1,037)	3,058	1,868
Inventory	(1,540)	(1,645)	(4,131)	(1,526)	(1,674)	(22)	1,031	(621)
Income taxes	706	(450)	(1,404)	(403)	(756)	(664)	(488)	(580)
Other current assets	(413)	180	(128)	1,213	84	(675)	237	996
Accounts payable	(2,336)	2,330	584	(5,401)	2,504	775	293	2,022
Other current liabilities	2,185	1,155	(2,339)	(1,373)	1,550	1,546	959	963
Other	(437)	(129)	6	511	555	(692)	352	1,599

EBITDA, as defined	$5,726	$20,965	$33,349	$46,016	$46,066	$35,560	$31,396	$41,902

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued and sold an aggregate principal amount of $145 million of the old notes to the initial purchasers on April 24, 2003. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement dated May 1, 2003 under which we agreed:

•	to prepare and file with the Securities and Exchange Commission the registration statement of which this prospectus is a part;

•	on or before November 27, 2003, to complete the exchange offer;

•	upon the effectiveness of the registration statement, to offer the new notes in exchange for surrender of the old notes; and

The registration statement is intended to satisfy in part our obligations relating to the old notes under the registration rights agreement.

Under existing interpretations of the Securities and Exchange Commission, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	it is not our affiliate, as that term is interpreted by the Securities and Exchange Commission.

However, broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement regarding resales of the new notes. The Securities and Exchange Commission has taken the position that broker-dealers receiving new notes in the exchange offer may fulfill their prospectus delivery requirements relating to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow broker-dealers receiving new notes in the exchange offer and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Terms of The Exchange Offer; Period For Tendering Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be 5:00 p.m., New York City time, on                 , 2003, unless extended by us, in our sole discretion.

As of the date of this prospectus, $175.0 million aggregate principal amount of the old notes are outstanding (including $30.0 million aggregate principal amount of the old notes held by CVC Capital Funding, LLC). This prospectus, together with the Letter of Transmittal, is first being sent on or about                 , 2003 to all holders of old notes known to us (other than CVC Capital Funding, LLC). Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under “—Conditions to the Exchange Offer” below.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of the extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer.” We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for Tendering Old Notes

The tender to us of old notes by a holder of old notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange under the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to BNY Midwest Trust Company at the address set forth below under “—Exchange Agent” on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:

•	certificates for the old notes along with the Letter of Transmittal, or

•	prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company in accordance with the procedure for book-entry transfer described below, or

•	the holder must comply with the guaranteed delivery procedure described below.

The method of delivery of old notes, Letters of Transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or old notes to us.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instruction” or “Special Delivery Instruction” on the Letter of Transmittal; or

•	for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the old notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner’s old notes, either (1) make appropriate arrangements to register ownership of the old notes in the owner’s name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to the Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.

If the Letter of Transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder of old notes will represent to us in writing that, among other things:

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

•	neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new notes; and

•	neither the holder nor any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new notes.

If any holder or any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Acceptance of Old Notes For Exchange; Delivery Of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.

The new notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes, from May 1, 2003. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 1, 2003. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes.

In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old notes or a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent’s account at The Depository Trust

Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or facsimile of the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or prior to the expiration date of the exchange offer, unless the holder has strictly complied with the guaranteed delivery procedures described below.

We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company’s system may utilize The Depository Trust Company’s Automated Tender Offer Program to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account for the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent’s account in accordance with The Depository Trust Company’s Automated Tender Offer Program procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate Letter of Transmittal with any required signature guarantee and an agent’s message, which is a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that The Depository Trust Company has received an express acknowledgment from a participant tendering old notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against that participant.

Guaranteed Delivery Procedures

If a registered holder of the old notes desires to tender the old notes and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

•	the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn (including the principal amount of the old notes); and

•	where certificates for old notes have been transmitted specify the name in which the old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the

United States unless the holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with The Depository Trust Company for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date of the exchange offer.

Conditions To The Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of new notes for the old notes, we determine that:

•	the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

•	we have not received all applicable governmental approvals; or

•	any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

BNY Midwest Trust Company has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at the address set forth below:

Bank of New York

Corporate Trust Operations - Reorganization Unit

101 Barclay Street – 7 East

New York, N.Y. 10286

Attention: Mr. Bernard Arsenec

Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

Bank of New York

Corporate Trust Operations - Reorganization Unit

101 Barclay Street – 7 East

New York, N.Y. 10286

Attention: Mr. Bernard Arsenec

(212)-815-5098

Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences Of Failure To Exchange; Resales Of New Notes

Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Old notes not exchanged in accordance with the exchange offer will continue to accrue interest at 11 1/2% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. However, (1) if because of any change in law or in applicable interpretations by the staff of the Securities and Exchange Commission, we are not permitted to effect the exchange offer, (2) if the exchange offer is not consummated by November 27, 2003, (3) if any initial purchaser so requests that the old notes not eligible be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer or (4) if any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities) is not eligible to participate in the exchange offer or, in the case of any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities) that participates in the exchange offer, does not receive new notes in exchange for old notes that may be sold without restriction under state and federal securities laws, we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the old notes held by such persons.

Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that new notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than (1) any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of the new notes. If any holder has any arrangement or understanding regarding the distribution of the new notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

We are a leading manufacturer and marketer of highly engineered specialty fasteners and other fastening systems that provide critical applications to a broad range of end-markets, including the automotive and light truck, construction, industrial, military, power generation, and medium- and heavy-duty truck markets. Our products hold leading positions in the majority of the markets that we serve. Our net sales over the last three fiscal years have increased from $197.8 million in fiscal year 2000 to $208.8 million in fiscal year 2002, due primarily to our acquisitions of Progressive Stamping Co. and the Nelson Stud Welding Division of TRW, Inc. in March 2000. Before giving effect to these acquisitions, net sales have declined over the last 24 months due to the economic downturn in the heavy-duty truck, power generation, construction, industrial and automotive and light truck markets.

In late 2000, we hired a new management team to increase our operational efficiency and to develop a focused growth strategy. During fiscal year 2001, we implemented a comprehensive operational restructuring plan, which is intended to improve our long-term competitive position and lower our cost structure. As part of this plan, during fiscal years 2001 and 2002 we reduced the number of our employees, primarily in our businesses that serve the heavy-duty truck, construction, industrial and automotive and light truck markets and capitalized on certain outsourcing of operations and consolidated buying power. We recognized a charge to operations of $3.2 million in fiscal year 2001 to cover severance and outplacement costs related to employee termination and certain other exit costs. In fiscal year 2002, $0.5 million of the restructuring charge was reversed due to a reassessment of manufacturing strategy in our stud welding business. These efforts along with productivity improvements in our factories enabled us to achieve total cost reductions of $13.8 million during fiscal years 2001 and 2002. As a result, we realized a significant improvement in operating margin from 11.3% in fiscal year 2000 to 15.5% in fiscal year 2002.

Results of Operations

The following table sets forth certain statements of operations data expressed as percentage of net sales:

	Fiscal year ended September 30,			Nine months ended June 30,
	2000	2001	2002	2002	2003
				(Unaudited)
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	71.4%	67.9%	67.2%	67.6%	68.0%
Gross profit	28.6%	32.1%	32.8%	32.4%	32.0%
Selling, general and administrative expense	17.2%	17.3%	17.6%	16.8%	16.9%
Restructuring and non-recurring charges	—	1.5%	(0.2)%	—	—
Operating income	11.3%	13.3%	15.5%	15.6%	15.1%
Interest expense	9.9%	10.6%	9.2%	9.1%	10.2%
Other income (expense), net	(0.3)%	(0.5)%	1.3%	1.4%	0.9%
Income before provisions for income taxes and minority interest	1.2%	2.2%	7.5%	7.9%	5.8%
Income tax expense	0.6%	1.0%	3.2%	3.4%	2.3%
Minority interest in income of subsidiaries	(0.5)%	(0.5)%	(0.6)%	(0.8)%	—
Income before cumulative effect of a change in accounting principle and extraordinary loss	—	0.7%	3.7%	3.8%	3.5%
Cumulative effect on prior years	—	(0.3)%	—	—	—
Extraordinary loss	—	—	—	—	(1.1)%
Net income	—	0.5%	3.7%	3.8%	2.4%

Nine months ended June 30, 2003 compared with nine months ended June 30, 2002

Net sales. Net sales for the nine months ended June 30, 2003, were $151.8 million, a decrease of $5.5 million, or 3.5% from the $157.3 million for the nine months ended June 30, 2002. Excluding revenues from the acquisition of the Evansville Operations of Rolls-Royce Corporation of $8.1 million, net sales decreased $13.6 million, or 8.6% from the nine months ended June 30, 2002. Military and industrial sales increased $4.8 million due to improved customer demand and new products but were more than offset by slower order flow from the power generation, truck, construction and automotive markets ($18.4 million).

Gross profit. Gross profit of $48.6 million for the nine months ended June 30, 2003, was down $2.3 million, or 4.6% from the $50.9 million reported at June 30, 2002. As a percentage of net sales, gross profit decreased to 32.0% for the nine months ended June 30, 2003, compared to 32.4% for the same period last year. The decrease in gross profit was due to decreased sales volumes and increased wages and benefits partially offset by productivity and cost reduction initiatives.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased $.6 million, or 2.4%, from $26.4 million for the nine months ended June 30, 2002, to $25.7 million for the nine months ended June 30, 2003. As a percentage of net sales, selling, general and administrative expenses increased from 16.8% for the nine months ended June 30, 2002 to 16.9% for the nine months ended June 30, 2003. The increase in selling, general and administrative expenses as a percentage of sales was primarily due to reserves established for one specific customer, selling, general and administrative costs of the acquired business and lower sales offset by the elimination of the amortization of goodwill following the adoption of FAS 142, effective October 1, 2002.

Operating income. Operating income decreased $1.7 million, or 6.9% from $24.6 million at June 30, 2002, to $22.9 million at June 30, 2003. As a percentage of net sales, operating income decreased from 15.6% for the nine months ended June 30, 2002 to 15.1% for the nine months ended June 30, 2003. The decrease in operating income as a percentage of net sales reflects decreased sales volumes and increased wages and benefits partially offset by productivity and cost reduction initiatives as well as elimination of the amortization of goodwill.

Interest expense. Interest expense increased $1.2 million, or 8.1%, to $15.5 million for the nine months ended June 30, 2003 from $14.4 million for the nine months ended June 30, 2002. Interest expense on senior credit facilities decreased $3.1 million for the nine months ended June 30, 2003 compared to the nine months ended June 30, 2002. The decrease was a result of the pay down of outstanding principal under the senior credit agreements in August, 2002, which was funded by the issuance of a senior subordinated note and the payoff of the remaining principal on May 1, 2003, which was funded by the issuance of the Senior Notes. In addition, interest on other notes decreased $1.0 million as a result of the pay down of all outstanding principal on May 1, 2003, in conjunction with the issuance of the Senior Notes. These decreases were more than offset by interest expense of $1.8 million associated with the senior subordinated note issued in August, 2002 and $3.3 million associated with the Senior Notes issued on May 1, 2003.

Other income (expense). Other income decreased $.7 million to income of $1.4 million for the nine months ended June 30, 2003 from $2.2 million for the nine months ended June 30, 2002, due to mark to market adjustments on our interest rate swaps and a gain recognized as a result of curtailing certain pension and postretirement medical benefit plans in the nine months ended June 30, 2002 .

Income tax expense. Income tax expense decreased $1.8 million to $3.5 million for the nine months ended June 30, 2003 from $5.3 million for the nine months ended June 30, 2002. Our consolidated effective income tax rate was 40.0% for the nine months ended June 30, 2003 compared to 42.7% for the nine months ended June 30, 2002.

Net income. Net income decreased $2.2 million, or 38.1%, to income of $3.7 million for the nine months ended June 30, 2003 from $5.9 million for the nine months ended June 30, 2002. This decrease was due to the extraordinary loss of $1.6 million (net of income tax benefit of $1.0 million) recorded in conjunction with the debt extinguishment, a decrease in operating income of $1.7 million, offset by a decrease of minority interest in income of subsidiaries of $1.1 million.

Fiscal year 2002 compared with fiscal year 2001

Net sales. Net sales decreased $3.4 million, or 1.6%, to $208.8 million in fiscal year 2002 from $212.2 million in fiscal year 2001, due primarily to a decrease in demand in the military markets ($4.6 million) and a decrease in the industrial and construction markets affected by the economic slowdown ($3.3 million). These decreases were offset by increased order demand from automotive and light truck customers ($1.7 million), the heavy-duty OEM truck market ($0.9 million) and the power generation market in North America and Europe ($1.9 million).

Gross profit. Gross profit increased $0.4 million, or 0.6%, to $68.6 million in fiscal year 2002 from $68.2 million in fiscal year 2001. As a percentage of net sales, gross profit improved to 32.8% in fiscal year 2002 from 32.1% in fiscal year 2001. The improvement in gross profit as a percentage of net sales was primarily attributable to productivity improvements, certain outsourcing of operations and consolidated buying power, partially offset by a decrease in sales volume.

Selling, general and administrative expenses. Selling, general and administrative expenses of $36.7 million remained level in fiscal year 2002 compared to fiscal year 2001. As a percentage of net sales, selling, general and administrative expenses increased to 17.6% in fiscal year 2002 from 17.3% in fiscal year 2001. The increase in selling, general and administrative expenses as a percentage of net sales was due primarily to an increase in engineering and marketing for our new welding systems and royalty expenses associated with our pierce fastener product. These increases were partially offset by cost reductions resulting from our 2001 restructuring plan.

Restructuring and non-recurring charges. During fiscal year 2001, we implemented our comprehensive operational restructuring plan, which was intended to improve our long-term competitive position and lower our cost structure. A reserve was established with a charge to operations of $3.2 million to cover severance and outplacement costs relating to employee terminations and certain other exit costs. During fiscal year 2002, $0.5 million of the reserve was reversed due to a reassessment of manufacturing strategy in our stud welding business.

Operating income. Operating income increased to $32.3 million in fiscal year 2002 from $28.3 million in fiscal year 2001. Excluding the effect of restructuring and non-recurring charges, operating income increased $0.4 million, or 1.2%, to $31.8 million in fiscal year 2002 from $31.4 million in fiscal year 2001. Excluding the effect of restructuring and non-recurring charges, operating income as a percentage of net sales increased to 15.2% in fiscal year 2002 from 14.8% in fiscal year 2001. This increase was primarily attributable to productivity improvements and cost reductions resulting from our 2001 restructuring plan.

Interest expense. Interest expense decreased $3.3 million, or 14.7%, to $19.3 million in fiscal year 2002 from $22.6 million in fiscal year 2001, due primarily to lower levels of debt associated with the $16.0 million prepayment of debt in fiscal year 2001 and lower LIBOR.

Other income (expense), net. Other income (expense), net, increased $3.6 million to income of $2.6 million for fiscal year 2002 from an expense of $1.0 million in fiscal year 2001. The increase was due primarily to an increase in mark to market adjustments on our interest rate swaps of $4.1 million, partially offset by a reduction of investment income.

Income tax expense. Our consolidated effective income tax rate was 42.7% in fiscal year 2002 compared with 44.7% in fiscal year 2001. This decrease reflects reductions of the effects of nondeductible expenses, including goodwill amortization, and state income taxes. These reductions were partially offset by an increase in the effect of tax rate differentials on foreign operations.

Net income. Net income increased $6.8 million to $7.8 million in fiscal year 2002 from $1.0 million in fiscal year 2001. This increase was due primarily to an increase in operating margins, other income, reduction of interest expense and a lower effective tax rate.

Fiscal year 2001 compared with fiscal year 2000

Net sales. Net sales increased $14.4 million, or 7.3%, to $212.2 million in fiscal year 2001 from $197.8 million in fiscal year 2000, due primarily to fiscal year 2000 acquisitions ($39.8 million). Before giving effect to these acquisitions, net sales declined $25.4 million, or 11.4%, to $212.2 million in fiscal year 2001 from $237.6 million in fiscal year 2000, due primarily to a decrease in order demand from automotive and light truck customers ($16.6 million), a decrease in demand in the heavy-duty OEM truck market ($11.5 million) and a decrease in the industrial markets affected by the economic slowdown ($5.7 million). These decreases were slightly offset by increased demand in the power generation and military markets in North America and Europe ($8.4 million).

Gross profit. Gross profit increased $11.7 million, or 20.6%, to $68.2 million in fiscal year 2001 from $56.5 million in fiscal year 2000. As a percentage of net sales, gross profit increased to 32.1% in fiscal year 2001 from 28.6% in fiscal year 2000. The improvement in gross profit as a percentage of net sales reflects primarily the realization of reduced costs generated by our operational restructuring plan in fiscal year 2001, productivity improvements and a favorable product mix.

Selling, general and administrative expenses. Selling, general and administrative expenses increased $2.6 million, or 7.8%, to $36.7 million in fiscal year 2001 from $34.1 million in fiscal year 2000. As a percentage of net sales, selling, general and administrative expenses increased to 17.3% in fiscal year 2001 from 17.2% in fiscal year 2000. The increase in selling, general and administrative expenses was due primarily to acquisitions made in fiscal year 2000 that were partially offset by cost reductions resulting from our operational restructuring plan.

Restructuring and non-recurring charges. In fiscal year 2001, we implemented our comprehensive operational restructuring plan, which is intended to improve our long-term competitive position and lower our cost structure. A reserve was established with a charge to operations of $3.2 million to cover severance and outplacement costs related to employee terminations and certain other exit costs.

Operating income. Operating income increased to $28.3 million in fiscal year 2001 from $22.4 million in fiscal year 2000. Excluding the effect of the restructuring charge in fiscal year 2001, operating income increased $9.0 million, or 40.2%, to $31.4 million in fiscal year 2001 from $22.4 million in fiscal year 2000. As a percentage of net sales, operating income, excluding the effect of the restructuring charge, increased to 14.8% in fiscal year 2001 from 11.3% in fiscal year 2000. This increase reflects primarily the realization of reduced costs generated by our operational restructuring plan in fiscal year 2001, productivity improvements and a favorable product mix.

Interest expense. Interest expense, net, increased $3.0 million, or 15.3%, to $22.6 million in fiscal year 2001 from $19.6 million in fiscal year 2000, due primarily to higher levels of debt associated with our fiscal year 2000 acquisitions offset by lower LIBOR.

Other income (expense), net. Other expense, net, decreased $0.4 million to $1.0 million in fiscal year 2001 from $0.5 million in fiscal year 2000, due primarily to gains associated with the termination of a benefit plan in fiscal year 2001 offset by the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which resulted in a mark to market charge of $2.7 million related to our interest rate swaps. In fiscal year 2000, we recognized a loss on the discontinuance of an operation in the United Kingdom in the amount of $0.6 million.

Income tax expense. Our consolidated effective income tax rate was 44.7% in fiscal year 2001 compared with 54.8% in fiscal year 2000. This decrease reflects the impact of a reduction in the statutory income tax rates in foreign countries.

Net income. Net income increased to $1.0 million in fiscal year 2001 from $0.1 million in fiscal year 2000. This increase in net income was due primarily to an increase in operating margins, other income and a lower effective income tax rate.

Liquidity and Capital Resources

Our short-term liquidity needs include required debt service, day-to-day operating expenses, working capital requirements and the funding of capital expenditures. Long-term liquidity requirements include principal payments of long-term debt and funding of acquisitions. Our principal sources of cash to fund our short-term liquidity needs consist of cash generated by operations and borrowings under the revolving portion of our existing credit facilities. As of June 30, 2003, under the Credit Agreement, there were $8.0 million of borrowings with an availability of $31.9 million, subject to limits defined in the Credit Agreement. No revolving borrowings were outstanding under the Credit Agreement as of September 30, 2002.

Nine months ended June 30, 2003 compared with nine months ended June 30, 2002

Cash provided by operating activities decreased $11.2 million to $11.0 million for the nine months ended June 30, 2003 from $22.2 million for the nine months ended June 30, 2002. This decrease was primarily related to lower earnings and cash used for working capital. Cash used for working capital was $4.4 million for the nine months ended June 30, 2003 compared to cash provided by working capital of $.3 million for the nine months ended June 30, 2002.

Cash used in investing activities increased $5.0 million to $14.1 million for the nine months ended June 30, 2003 from $9.1 million for the nine months ended June 30, 2002. This increase was due primarily to the acquisition of the Evansville Operations of Rolls-Royce Corporation, operated in Evansville, Indiana. We expect capital expenditures for fiscal year 2003 to be approximately $5.0 million, of which approximately $4.1 million has been spent through the first nine months of fiscal year 2003. The anticipated increase in cash used in investing activities from fiscal year 2002 levels is, among other things, to support equipment and tooling for new product launches.

Cash used for financing activities was $2.7 million for the nine months ended June 30, 2003 compared to $10.5 million for the nine months ended June 30, 2002. Cash used for financing for the nine months ended June 30, 2003 was for the net debt payoff in conjunction with the $175.0 million offering of the Senior Notes issued in May 2003 and the repurchase of certain preferred stock. Cash used in financing activities for the nine months ended June 30, 2002 was for debt amortization requirements.

Fiscal year 2002 compared with fiscal year 2001

Cash provided by operating activities decreased $5.0 million, or 13.8%, to $31.1 million in fiscal year 2002 from $36.1 million in fiscal year 2001. This decrease was primarily attributable to the decrease in cash provided by working capital of $4.9 million in fiscal year 2002 compared to fiscal year 2001. This decline was a result of an increase in working capital investment required in the introductions of new products to the automotive and light truck, construction and power generation markets, as well as changes in the market of our raw material suppliers.

Cash used in investing activities increased $1.1 million to $10.8 million in fiscal year 2002 from $9.7 million in fiscal year 2001. This increase was due primarily to redemptions with former owners of certain subsidiaries of the Company in which the Company negotiated a settlement of a contingent cash consideration for additional purchase price based upon the attainment of certain preestablished performance goals as well as the negotiated redemption of outstanding subsidiary preferred and common stock.

Cash used in financing activities decreased $3.3 million to $17.9 million in fiscal year 2002 from $21.3 million in fiscal year 2001. This decrease was due primarily to the decrease in net borrowings and repayments of long-term obligations of $4.7 million as a result of prepayments of indebtedness under our credit facilities in fiscal year 2001. This decrease was partially offset by a decrease in proceeds from the sales of common and redeemable preferred stock of $1.3 million.

Fiscal year 2001 compared with fiscal year 2000

Cash provided by operating activities increased $15.1 million, or 72.1%, to $36.1 million in fiscal year 2001 from $21.0 million in fiscal year 2000. This increase was primarily attributable to management’s focus on reducing working capital and an increase in net income. Cash provided by working capital increased $15.6 million in fiscal year 2001 as a result of improvements in the terms with certain suppliers, our concentration on the collection of accounts receivable and our focus on inventory reduction.

Cash used in investing activities decreased $83.0 million to $9.7 million in fiscal year 2001 from $92.7 million in fiscal year 2000. This decrease was due primarily to our fiscal year 2000 acquisitions and a decrease in capital expenditures. Capital expenditures decreased to $4.5 million in fiscal year 2001 from $7.4 million in fiscal year 2000, due principally to a reduction in investments as a result of the general economic conditions.

Cash used in financing activities increased $94.7 million to $21.3 million in fiscal year 2001 from net cash provided by financing activities of $73.5 million in fiscal year 2000. This increase was due primarily to debt issued in fiscal year 2000 related to the acquisition of the Nelson Stud Welding Division of TRW, Inc. and Progressive Stamping Co. and prepayments of $16.0 million of indebtedness under our credit facilities. The increase was offset slightly by net proceeds from the sale of common and redeemable preferred stock to management in fiscal year 2001.

We believe that cash generated from operations, together with the amounts available under our Credit Agreement, will be adequate to meet our debt service requirements, capital expenditures and working capital needs for at least the next 12 months although no assurance can be given. Our future operating performance will be dependent on future economic conditions and financial, business and other factors that are beyond our control. We believe we are now significantly better positioned to capitalize on our history of manufacturing expertise and benefit from the anticipated economic recovery.

The following table summarizes our contractual obligations and commercial commitments at June 30, 2003:

	Cash Payments Due by Period
(Dollars in millions)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt	$183.0	$8.0	—	—	$175.0
Operating leases	8.2	2.8	3.6	1.3	0.5
Total contractual cash obligations	$191.2	$10.8	$3.6	$1.3	$175.5

Critical Accounting Policies

It is important to understand our significant accounting policies in order to understand our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These accounting principles require us to make estimates and assumptions that affect amounts reported in our consolidated financial statements and the accompanying notes. Actual results are likely to differ from those estimates, but we do not believe such differences will materially affect our financial position or results of operations for the periods presented in this report.

Derivative financial instruments

Effective October 1, 2000, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Pursuant to this statement, all derivative instruments are recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in fair value are recognized currently in earnings unless the instrument qualifies for hedge accounting. Under hedge accounting, changes are recorded as a component of other comprehensive income to the extent the hedge is considered effective.

We have two separate interest rate swap agreements outstanding with notional amounts totaling in aggregate $73.0 million that were scheduled to mature in June 2003. In conjunction with the issuance of the Senior Notes, the interest rate swap agreements were settled and terminated in May 2003. Changes in fair market value of the swap agreements are recognized as an increase or decrease to current earnings. During the fiscal years ended September 30, 2002 and 2001 we recognized $1.4 million in income and $2.7 million of expense related to these swap agreements, respectively.

Pension and post-retirement benefits other than pensions

Annual net periodic expense and benefit liabilities under our defined benefit plans are determined on an actuarial basis. Assumptions used in the actuarial calculations have a significant impact on plan obligations and expense. Each September, we review the actual experience compared to the more significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy.

Inventory

Inventories are valued at the lower of cost or market. Inventory costs determined by the last in, first out (LIFO) method accounted for 6% and 8% of the inventory at June 30, 2003 and September 30, 2002, respectively. The remaining inventory costs are determined using the first in, first out (FIFO) method. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimate forecast of product demand, production requirements and our ability to sell excess inventory in the marketplace.

Receivables

Receivables are presented net of allowances for doubtful accounts of $1.6 million and $1.3 million at June 30, 2003 and September 30, 2002, respectively. We monitor our exposure for credit losses and maintain adequate allowances for doubtful accounts; we do not believe that significant credit risk exists.

Goodwill and Other Intangible Assets

Effective October 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. The new standard requires, at a minimum, an annual assessment of the carrying value of goodwill and other intangibles with indefinite useful lives. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss will be recognized.

BUSINESS

We are a leading manufacturer and marketer of highly engineered specialty fasteners and fastener systems that provide critical applications to a broad range of end-markets, including the automotive and light truck, construction, industrial, military, power generation, and medium- and heavy-duty truck markets. Our products hold leading positions in the majority of the markets that we serve. We believe that substantially all of our fiscal year 2002 net sales were in defensible market niches where we hold a leading market position in the United States. In the majority of cases, we developed the proprietary products that created the market niches in which we compete. Our success is attributable to our strong brands and trade names, the highly engineered content of our products and our significant commitment to our customers, which includes offering one-stop shopping for design and applications engineering, equipment and tooling to install certain products, just-in-time inventory management, and post-sale service and support. As a result, we believe our products and services generally provide our customers a lower total cost solution for their fastening needs. For the twelve months ended June 30, 2003, our net sales, operating income, EBITDA, as defined, and EBITDA margin were $203.3 million, $30.6 million, $41.9 million and 20.6%, respectively.

In late 2000, we hired a new management team to increase our operational efficiency and develop a focused growth strategy while maximizing free cash flow generation. Since that time, during a significant economic downturn, our new management team reduced costs by $13.8 million through fiscal 2002, improved EBITDA margins from 16.9% in fiscal year 2000 to 20.6% for the twelve months ended June 30, 2003, generated significant free cash flow, reduced our total debt, and reduced our ratio of total net debt to EBITDA, as defined, from 6.0 times in fiscal year 2000 to 4.2 times for the twelve months ended June 30, 2003. We believe we are well positioned to exploit internal growth opportunities and benefit from the anticipated economic recovery.

Our Strengths

Our key strengths include:

Leading market positions and strong brands. We believe that the strength of our established brands and our leading U.S. niche market positions provide us with a significant competitive advantage. We believe that substantially all of our fiscal year 2002 net sales were from products in defensible niche markets where we hold a leading market position in the United States. Our strong brands and trade names, such as Nelson, FabriSteel, Multi-Fastener, Specialty Bar, Ferry Cap and Progressive, which have been developed over many years, symbolize the quality, reliability and service that have enabled us to maintain these leading niche market positions.

Product innovation through leading design and engineering capabilities. We design highly engineered products and systems that reduce costs and/or increase the reliability and durability of our customers’ products. Although our fasteners account for a small portion of a customer’s total product cost, they are critical to ensuring the reliability and durability of their products. As a result, we employ over 50 engineers to work with our customers to solve their current fastening problems and to develop next generation solutions to their fastening needs. These close customer relationships help us to provide innovative and customized solutions, which we believe differentiate us from our competitors. As our fasteners are usually engineered into our customers’ product at the beginning of the development process, we typically become the sole supplier for the life of the product. Our team participation approach with customers at the beginning of the new product design process places us in the unique position of providing critical fastening solutions that meet their demanding specifications for functionality and physical properties. Such properties include high tolerances for heat, strength, concentricity and vibration resistance. Our innovation is illustrated by the number of U.S. issued patents that we hold, which currently exceeds 110 patents.

Strong commitment to our customers. We are dedicated to meeting and exceeding the fastening needs of our customers. We believe we create substantial value for customers with our design and applications engineering, quality, on-time delivery, just-in-time inventory management, tooling and equipment to install certain products as well as post-sale service and support. As a result, we believe that we generally provide our customers a lower total cost solution for their fastening needs. We hold quality certifications for our products and processes, including QS 9000, ISO 9001, ISO 9002, VDA 6.1 and Ford Q1. These certifications assure our customers of our commitment to design and manufacturing excellence. We have received numerous awards from our customers recognizing us for superior quality, on-time delivery and design engineering support. Our key customers include a number of the leading Fortune 100 industrial manufacturing companies.

Diverse and stable customer base. We serve a wide variety of customers in diverse end-markets, such as automotive and light truck, construction, industrial, military, power generation and medium- and heavy-duty truck. The stability of our customer base is evidenced by our long-standing relationships with our customers, a number of whom we have served for over 25 years. Our diverse and stable customer base has helped, and we believe in the future will help, mitigate the effect of industry downturns.

Our Business Strategy

Our goal is to achieve attractive revenue growth through new product introductions, marketing initiatives and selective acquisitions while continuing to deliver strong operating margins, free cash flow (as defined below) and return on invested capital. Key strategies to attain our goal are as follows:

• Achieve revenue growth through product innovation and marketing initiatives. Our innovative marketing and engineering teams have established an impressive track record of working with our customers to design new products and new applications for existing products. For example, we recently launched a new proprietary digital line of welding equipment to provide our customers more flexible programming for the installation of our weld stud fasteners, faster weld times, more consistent welds and the application of weld studs to thinner metals. Another example of our product development is our new line of punching shear resistor, or PSR, studs, which are being used in the commercial construction market for the first time as an alternative to more labor-intensive methods to reinforce concrete floor and foundation slabs where large columns are used. The new PSR studs provide us with the opportunity to participate in the reinforced concrete market, which represents the only portion of the construction market niche into which we previously did not sell. In addition, we plan to continue to grow our revenues by expanding the application of our existing products. For example, we believe there is significant opportunity in the automotive and light truck market to increase the content per vehicle of our self-pierce fasteners by both replacing more labor-intensive traditional welds and expanding use of our self-pierce fasteners to other parts of the vehicle.

• Continue to leverage our ability to provide total fastening solutions to our customers. We offer customers the opportunity for one-stop shopping with our broad range of fastening systems and solutions. We have strong engineering teams who work closely with our customers in designing new products and new applications for existing products. In many cases, we work with high performance materials, such as inconel and stainless steel, to meet our customers’ rigid specifications. With the higher cost of these materials, first time quality consistency is critical in minimizing our cost to manufacture the product. We also provide our customers with systems for efficiently installing certain of our products. The welders we design, manufacture and market for our weld studs and the tooling we design, manufacture and market for our self-pierce fasteners provide our customers with an efficient and low total cost fastening solution. After the sale, we provide further value to our customers with services, such as training and maintenance for the welders and tooling. We believe our dedication to post-sale service helps our customers to maintain the productivity of their assembly lines and construction sites. In addition, we provide our customers with just-in-time inventory management which we believe makes their supply chains more efficient. We also have instituted cross-selling efforts among our various product specialists to increase our product penetration. For example, in the automotive market, our self-pierce fasteners, stud weld fasteners, and specialty assemblies sales teams are now able to present the entire complement of our products to the customer, resulting in business opportunities that previously would not have been available to us.

• Continue to improve productivity and quality. We place a high value on productivity and quality as a means to reduce costs and improve our competitive position. This discipline has enabled us to significantly improve operating margins, generate strong free cash flow and prepay debt during the difficult economic conditions of the last two years. During fiscal year 2001, we reduced the number of our employees by over 20% while substantially improving our productivity. This head count reduction resulted in cost savings of $9.5 million in fiscal year 2001. During fiscal year 2002, we further reduced the number of our employees by 6.7%, which resulted in cost savings of $3.5 million. In addition, during fiscal year 2002, we had additional cost savings of $0.8 million as a result of certain outsourcing of operations and consolidated buying power. We achieved our productivity gains by enhancing our unit production per labor hour, improving equipment utilization through faster changeovers and set-ups, reducing non-production labor costs, such as shipping, material handling and receiving, consolidating sales territories and eliminating redundant administrative functions. To achieve further productivity and quality improvements, we have established continuous improvement goals in our plants and track our progress on productivity and quality through such measures as unit production per labor hour, sales dollars per employee, component output per machine, and the number of customer complaints. This commitment to productivity should enable us to limit the need for rehiring during an economic recovery.

• Pursue select acquisitions to complement our business strategy. According to industry sources published in 2001, the U.S. industrial fastener industry is highly fragmented with between 200 and 300 significant manufacturers competing in the $10.4 billion market. We intend to primarily target successful companies operating in niches of the U.S. industrial fastener industry that will be accretive and complement our business strategy. Our criteria for acquisitions are well-defined: highly engineered products in niche markets where we can hold the number one or two market position; significant value-added for customers with emphasis on engineering and quality; opportunities for top line growth; and solid financial results. We place significant emphasis on post-acquisition integration with goals and tracking supported by a strong financial reporting and planning system.

• Increase our operating margins and free cash flow. We have significantly improved our financial results since our new management team started despite experiencing a decline in net sales due to the weak economy. As a result of our successful restructuring, continuous improvement culture, emphasis on lean manufacturing principles and commitment to free cash flow, we believe that we have significant opportunities to increase operating margins and free cash flow from any improvement in the broad industrial economy. We are committed to continuous improvement goals linked to incentive-based compensation, such as annual bonus targets and stock options. Our senior leadership team is highly motivated to successfully execute our business strategy primarily as a result of its significant cash equity investment in us.

Products and End Users

Our products include self-pierce fastener systems, weld stud fastener systems, high-stress fasteners, precision-machined fasteners and critical engine fasteners. Examples of various applications in which our products are used include automotive and light truck, bridge and commercial building construction, electrical enclosures for residential housing construction, industrial machinery and equipment, military track vehicles, industrial gas turbines for electric power generation, diesel electric power generators, natural gas compressors and diesel engines for medium- and heavy-duty trucks. Our key products, all of which are highly engineered and value-added, include:

• Self-pierce fastener systems. Self-pierce fasteners, which are primarily used in the automotive and light truck and industrial markets, mechanically pierce their own hole and stake themselves to a metal sheet or plastic panel. By becoming an integral part of a metal sheet or plastic panel, self-pierce fasteners provide improved attachment integrity and high resistance to twist, shear, pull and vibration. We also design and provide the proprietary equipment and tooling required to install self-pierce fasteners, providing a total systems offering to our customers that we believe is unique among our competitors. Self-pierce fastener systems often provide significant cost savings to our customers relative to other fastening technologies that are more labor-intensive.

• Weld stud fastener systems. Weld stud fasteners are welded to metal surfaces through the use of electricity without piercing the metal. This process provides a consistent weld quality and high torque retention, while providing fast assembly times relative to conventional fastening technologies. Our weld stud fastener systems are primarily used in the construction, automotive and light truck and industrial markets. We also produce a proprietary line of equipment used to install weld studs.

• High-stress fasteners. We produce connecting pins and bushings that hold the track tread together on military tracked vehicles. These products are fundamental to the reliable functioning of these military vehicles. High-strength steel alloys are machined to military specifications to meet demanding performance requirements under harsh training and combat conditions.

• Precision machined fasteners. We produce connecting hardware for turbine rotor assemblies in power generation equipment. These products are critical to the performance of the turbines because the extreme operating parameters inherent to high energy generation require high performance metal alloy components machined to exacting tolerances to assure reliable and durable performance.

• Critical engine fasteners. Critical engine fasteners are used for specific applications where the fastener is integral to the structural design of medium- and heavy-duty truck engines. By maintaining their structural integrity in high heat environments, these fasteners are essential to ensuring the long-term durability of these engines as they are operated under punishing conditions.

Our products hold leading positions in the majority of the niche markets in the United States that we serve. Our success is attributable to our recognized brands and trade names, the highly engineered content of our products and our strong commitment to our customers, which includes offering one-stop shopping for design and applications engineering, equipment and tooling to install certain products, just-in-time inventory management, and post-sale service and support. As a result, we believe our products and services generally provide our customers a lower total cost solution for their fastening needs.

Customers

We serve a diverse range of customers in a variety of industries, including the automotive and light truck, construction, industrial, military, power generation, and medium- and heavy-duty truck markets. A number of our customers are Fortune 100 companies and leaders within their respective markets. For the twelve months ended June 30, 2003, our top customer accounted for 6.9% of our net sales and our top ten customers accounted for 41.7% of our net sales. Net sales to customers located outside of the United States accounted for 24.5% of our net sales for the twelve months ended June 30, 2003.

We have established long-term relationships with many of our customers and can trace some relationships back more than 25 years. We believe that the duration of these relationships is attributable to our innovative products, our strong design and engineering capabilities and our commitment to quality and customer service. We have received numerous awards from our customers recognizing us for superior quality, on-time delivery and design engineering support.

Marketing and Sales

We market our products primarily through our direct sales force of 105 employees and a number of our engineers, which has been critical to our success in maintaining customer loyalty and building new customer relationships. In order to supplement our direct sales force, we also use a worldwide network of approximately 32 distributors for our construction and industrial products. Distributors accounted for 3.1% of our net sales for the twelve months ended June 30, 2003.

Our sales personnel are responsible for identifying new applications for our products, integrating our products during the early-stage design and engineering phases of our customers’ products and providing ongoing service for existing applications. We believe that the strong relationships we have developed with our customers enable us to not only identify new business opportunities, but also to compete based on the quality of our products and services, rather than exclusively on price. In addition, once our products have been engineered into the customer’s design, we typically remain the customer’s supplier for the life of the product.

We also have instituted cross-selling efforts among our various product specialists. For example, in the automotive market our self-pierce fastener, stud weld fasteners, and specialty assemblies sales teams are now able to present the entire complement of our products to the customer, resulting in business opportunities that previously would not have been available to us.

Competition

Competitive factors in the markets for our products include quality and reliability, cost, timely delivery, customer service and design and engineering capability. We also compete on the basis of new product innovation, product testing capability and our ability to reduce the time from concept to mass production. As our customers continue to designate fewer parts suppliers, we believe that the markets for our products will continue to consolidate and that a broad product offering will become even more of a competitive advantage. Our competitors include primarily privately-owned companies and small divisions of large public corporations.

We principally compete for new OEM business at the beginning of the development of new products by our customers. New product development generally begins two years before production. In our experience, once an OEM customer has designated a manufacturer for a specific application, it usually will continue to purchase those parts from the designated producer for the life of the product.

Although we face competition from other highly engineered product suppliers, we believe that we maintain a competitive advantage due to our leading positions in each of our niche markets. In the majority of cases, we developed the proprietary products that created the niche markets in which we compete. We believe that we enjoy a competitive advantage by using our engineering capabilities to help our customers choose the optimal product or systems for their particular application. Our international network of sales and service offices for our stud welding business staffed with engineers and sales personnel allows us to provide clients with this value-added advice, a service not all of our competitors provide.

Manufacturing

We believe that we enjoy a reputation with our customers for being a high quality, full service supplier capable of providing highly engineered fastening solutions. Our operating philosophy emphasizes delivering a high quality product, on time and at the lowest achievable cost. In order to meet these criteria, we must increasingly drive our operations toward shorter lead and cycle times, which in turn require increasingly higher standards of quality and closer communication with the customer. As a result, we continually review our manufacturing processes to identify areas for improvement. We update and maintain the various production and quality standards certifications as required by particular markets, such as QS 9000, ISO 9001, ISO 9002, VDA 6.1 and Ford Q1.

Due to the evolving purchasing and manufacturing policies of our customers, production and inventory control has emerged as the critical factor for coordinating and integrating our customers’ requirements with our scheduling and manufacturing processes. Responding to these changes, we have developed state of the art operating processes, which utilize the principles of “just in-time manufacturing” in our manufacturing operations. We believe that our operations are able to meet our customers’ changing product delivery requirements while increasing production efficiency.

Facilities

Our executive offices are located in Minneapolis, Minnesota. Our manufacturing and production operations are conducted at 13 facilities, located in North America and Europe. We also maintain seven warehouse, sales and service locations, supporting our weld stud activities in the construction and industrial markets. We believe that substantially all of our property and equipment is in good condition and that we have sufficient capacity to meet our manufacturing needs for the foreseeable future.

Six of our principal facilities are owned and fifteen of our principal facilities are held by lease. The leases for our principal facilities expire between October 2003 and March 2013.

The following table provides information regarding our principal facilities:

Location	Approximate Square Footage	Primary Function	Interest
Walnut, California	6,000	Warehouse, Sales, Service	Leased
Hayward, California	4,500	Warehouse, Sales, Service	Leased
Bridgeview, Illinois	10,250	Warehouse, Sales, Service	Leased
Evansville, Indiana	55,000	Manufacturing	Leased
Taylor, Michigan	60,400	Manufacturing	Leased
Royal Oak, Michigan	58,200	Manufacturing	Owned
Romulus, Michigan	69,976	Manufacturing	Leased
Novi, Michigan	38,400	Manufacturing	Leased
Redford, Michigan	17,700	Manufacturing	Leased
Birmingham, Michigan	9,600	Manufacturing	Leased (1)
Minneapolis, Minnesota	3,000	Headquarters	Leased
Elyria, Ohio	175,000	Manufacturing	Owned
Cleveland, Ohio	151,000	Manufacturing	Owned (2)
Westlake, Ohio	30,720	Manufacturing	Leased
Blairsville, Pennsylvania	87,000	Manufacturing	Owned
Downington, Pennsylvania	9,000	Warehouse, Sales, Service	Leased
Greenville, South Carolina	36,000	Manufacturing	Owned
Irving, Texas	9,500	Warehouse, Sales, Service	Leased
Mississauga, Canada	10,000	Warehouse, Sales, Service	Leased
Herblay, France	5,000	Warehouse, Sales, Service	Leased
Gevelsberg, Germany	85,000	Manufacturing	Owned

(1)	Lease is month-to-month.
(2)	Building is owned, land is leased.

In addition to the facilities described above, we also maintain a number of sales offices in the United States and abroad.

Product Development

We believe a large part of our success is attributable to our commitment to innovation and product development. Our achievements in development are evidenced by our more than 110 U.S. issued patents and more than 15 U.S. patents pending or in process relating to our fastening technology. Coupled with foreign registrations, we have a total of more than 250 issued patents and more than 30 patents pending or in process. Our early participation in the design and engineering phase of our customers’ application needs allows us to continuously develop products and processes which either reduce the total applied costs for the customer, or increase reliability and durability. For example, by working closely with BMW in Europe, we were able to develop a new servo-welding systems to more cost effectively and reliably apply our weld studs in automotive production. Not only will we retool their production lines with this new equipment, we will be able to provide other customers with the improved product. Our in-house staff of over 50 engineering personnel help us maintain our development momentum.

It has been necessary, on occasion, to defend some of our patents or intellectual property rights. At the moment, we know of no infringement of our intellectual property rights, nor are we aware of any litigation issues outstanding, pending or threatened against us.

Raw Materials and Suppliers

The principal raw material used to produce our broad line of high-quality proprietary products is steel. Our steel suppliers have consistently delivered steel which meets our specified levels of quality and grade. We do not rely on any particular steel supplier since we purchase steel from a variety of sources. We have entered into three contracts which give us the right to purchase the majority of our steel needs at a fixed price, assuming we meet certain volume requirements, regardless of the fluctuation in the steel market. These contracts expire in December 2003.

In March 2002, the United States imposed tariffs on steel imports. These tariffs do not apply to steel rod, which represents a substantial majority of our steel purchases.

We employ just-in-time manufacturing and sourcing systems to meet customer requirements for faster deliveries and to minimize the need to carry significant inventory levels. We have not experienced any significant shortages of raw materials and normally do not carry inventories of raw materials or finished products in excess of those reasonably required to meet production and shipping schedules. For the twelve-month period ended June 30, 2003, raw material and component costs represented 32.8% of our net sales.

Employees

As of June 30, 2003, we had a total of 929 employees, of which approximately 49% are represented by labor unions. Sixty-seven employees are represented by I.G. Metall in Germany, where the contract expires in December 2003. The United Autoworkers Local 174 (formerly Local 157), representing 53 employees, is under contract until May 2004. The International Association of Machinists and Aerospace Workers, representing 63 employees, is under contract until June 2004. The United Autoworkers Local 933, representing 40 employees, is under contract until February 2005. We have an agreement with the United Steelworkers of America, representing 110 employees, which expires in November 2005. Lastly, the International Association of Machinists and Aerospace Workers, representing 126 of our employees, is under contract until February 2006.

The remainder of our workforce is non-unionized. We are not aware of any effort to unionize, or otherwise organize, these employees. We believe that our employee relations are good.

Environmental Matters

As with most industrial companies, our facilities and operations are required to comply with and are subject to a wide variety of environmental laws. Certain of these environmental laws hold owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants, including, in some instances, petroleum and petroleum products. Compliance with environmental laws also may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. Although we believe that our operations are in substantial compliance with current regulatory requirements under applicable environmental laws, the nature of our operations, and the history of industrial uses at some of our current and former facilities and prior operations of certain of our licensors, expose us to the risk of liabilities or claims with respect to environmental and worker health and safety matters.

The Ferry Cap & Set Screw Company is identified as a potentially responsible party, or PRP, at the Commercial Oil Services NPL Superfund site in Ohio and has entered into a participation agreement and has contributed financially to response actions at that site. Based on the existence and number of other participating PRPs at that site and other available information, we do not believe involvement at this site will have a material adverse effect on our business, financial condition or results of operations.

Based upon our experience to date, the indemnities obtained in connection with past acquisitions and the indemnitors’ performance to date, we believe that the future cost of compliance with existing environmental laws (or liability for known environmental liabilities or claims) should not have a material adverse effect on our business, financial condition or results of operations. However, there can be no assurance that any available indemnities will be sufficient to cover all liabilities. Compliance with such laws has, and will, require expenditures by us on a continuing basis. Future events, such as changes in existing laws and regulations or their interpretation, may give rise to additional compliance costs or liabilities that could have a material adverse effect on our business, financial condition or results of operations. Compliance with more stringent laws or regulations, the discovery of currently unknown conditions as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require us to make additional expenditures that may be material.

Legal Proceedings

From time to time, we are party to various legal actions in the normal course of our business. We believe that we are not party to any litigation that, if adversely determined, would have a material adverse effect on our business, financial conditions and result of operations.

Acquisitions

Between June 1998 and March 2000, we engaged in a series of restructurings and acquisitions to bring our company to its present form. In March 1998, Citicorp Venture Capital Ltd. entered into an agreement with the Steward and Im’Oberstag families to recapitalize and reorganize FabriSteel Products, Inc., which provided $59.0 million in consideration to the former stockholders and resulted in Citicorp Venture Capital owning a majority of the capital stock of FabriSteel. In June 1998, FabriSteel, acquired 81.5% of the common stock of The Ferry Cap & Set Screw Company for $53.0 million in consideration. In March 1999, FabriSteel acquired 80% of the common stock of Specialty Bar Products Company. The former Specialty Bar stockholders received approximately $57.6 million in consideration from the transactions. In March 2000, we engaged in a recapitalization, pursuant to which FabriSteel became our wholly-owned subsidiary, and FabriSteel stockholders became our stockholders. In March 2000, we acquired the Nelson Stud Welding division of TRW, Inc. and 90% of Progressive Stamping Co. (DE), Inc. for $60.0 million and $25.3 million in consideration, respectively. Since 1999, we have acquired all of the capital stock of Ferry Cap and Progressive and all of the common stock of Specialty Bar retained by the former stockholders of Ferry Cap, Progressive and Specialty Bar, at the time of the original transactions, and have settled or satisfied our contingent consideration obligations to the former Specialty Bar stockholders.

On February 28, 2003, we acquired substantially all of the assets and certain liabilities of the Evansville Operations of Rolls-Royce Corporation that manufactures transition ducts. We acquired this business, including the accounts receivable, inventory, fixed assets, accounts payable and accrued liabilities, for a purchase price of $9.5 million in cash, subject to a post-closing adjustment and an earn out potential, which shall in no event exceed $5.0 million, based on the achievement of a three-year cumulative EBITDA target of the business acquired. We funded the acquisition with cash from operations and borrowings under our credit facility.

The Company has entered into an exclusive letter of intent to negotiate the purchase of a private manufacturer of stud welding equipment utilized in construction and general industrial markets. The Company has also entered into an exclusive letter of intent with a public corporation to negotiate the purchase of its fastener division, which serves similar markets. These arrangements represent an extension of our strategy of acquiring companies with highly engineered products, strong customers and niche market applications. These acquisitions would be subject to completion of our normal due diligence.

Management

The following table sets forth certain information with respect to our directors and executive officers.

Directors and Executive Officers

Name	Age	Title
Richard J. Puricelli (1)(2)	65	Chairman of our board of directors
Ronald B. Kalich	55	President, Chief Executive Officer and director
David L. Harbert	61	Executive Vice President and Chief Financial Officer
Charles E. Corpening (1)(2)	38	Director
Sallie E. Snyder (1)(2)	62	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.

Richard J. Puricelli has been Chairman of our board of directors since March 2000 and the Chairman of the board of directors of FabriSteel since 1998. Mr. Puricelli has been Chairman of JAC Products, a leading supplier of roof racks and accessories to automotive OEMs since 1997. From 1997 to 2001, he served as President and Chief Executive Officer of JAC Products. From 1995 to 1997, he was President of Modern Engineering, President of Atwood Automotive, a partner in Grisanti, Galef and Goldress, and Senior Vice President of JP Industries. Mr. Puricelli began his career with KPMG and later with Emerson Electric Company and Standard Oil of Ohio.

Ronald B. Kalich has been our President, Chief Executive Officer and a director since October, 2000. From 1999 to 2000, he was Chief Executive Officer and a director of National-Standard Company. From 1994-1999, Mr. Kalich was President of Getz Bros. & Co., a large international manufacturing and trading company in The Marmon Group. He has previously held top executive positions in various Forstmann Little & Co. holdings, as well as in Danaher and Cooper Industries. Mr. Kalich serves on the board of directors of The Carbide/Graphite Group and Thomas & Betts Company.

David L. Harbert has been our Executive Vice-President and Chief Financial Officer since December, 2000. From 1994 to 2000, he was Executive Vice President and Chief Financial Officer at Delco Remy International. Prior to that, Mr. Harbert held executive positions at Tenneco Automotive and GenCorp. He has previously held top executive positions in various Citicorp Venture Capital, Ltd. portfolio companies.

Charles E. Corpening has been our director since March 2000 and a director of FabriSteel since 1998. Mr. Corpening has been a partner of an affiliate of Citigroup Venture Capital Equity Partners, L.P., a newly-formed $2.6 billion private equity fund, since

2002 and has been a vice president of Citicorp Venture Capital since 1994. Prior to joining Citicorp Venture Capital, Mr. Corpening was a vice president with Roundtree Capital Corporation, a private investment firm, from 1990 to 1994. Mr. Corpening was employed in the merchant banking division of Rockefeller Group from 1988 until 1990 and prior to that he worked in the mergers and acquisitions group of Paine Webber, Inc. Mr. Corpening serves on the board of directors of Royster-Clark, Inc.

Sallie E. Snyder has been our director since March 2000 and a director of FabriSteel since 1998. Mrs. Snyder was a major shareholder of Kean Manufacturing Corporation, one of the companies that Citicorp Venture Capital acquired as part of the formation of FabriSteel in 1998.

Director Compensation

Our directors do not receive compensation for their services as directors. Members of our board of directors are elected pursuant to a voting agreement among us and our stockholders. See “Certain Relationships and Related Transactions—Stockholders’ Agreement.”

Executive Compensation

Summary compensation

The following table summarizes the compensation paid or accrued for fiscal year 2002, to our President and Chief Executive Officer and our other most highly paid executive officer earning in excess of $100,000 during fiscal year 2002 (each such person being referred to as a “Named Executive Officer”).

	Annual Compensation
Name and Principal Position	Salary	Bonus (1)	Other annual compensation (2)	All Other Compensation (3)
Ronald B. Kalich President and Chief Executive Officer and Director	$288,797	$313,800	$20,991	$1,890
David L. Harbert Executive Vice President and Chief Financial Officer	$215,287	$165,000	$18,090	$5,250

(1)	Amounts shown reflect bonuses with respect to fiscal year 2002 paid in fiscal year 2003.
(2)	Amounts shown include company car, club dues and life insurance.
(3)	Amounts shown reflect contributions to a FastenTech 401(k) plan and defined contribution retirement plan.

Employment Agreements

In October 2000, we entered into an employment agreement with Ronald B. Kalich that provides for him to serve as our president and chief executive officer until September 30, 2003 unless his employment is terminated earlier in accordance with the agreement’s terms. In December 2000, we entered into an employment agreement with David L. Harbert that provides for him to serve as our executive vice president and chief financial officer until September 30, 2003. We have the right to extend each of these employment agreements for an additional two-year period by providing written notice to the executive at least 90 days before the end of the employment term. Prior to 90 days before the end of Mr. Kalich’s employment term, we exercised our right to extend his employment agreement for an additional two-year period. We have not exercised our right to extend Mr. Harbert’s employment term under the terms of his employment agreement. Accordingly, Mr. Harbert’s employment term will expire on September 30, 2003.

Under these agreements, Mr. Kalich and Mr. Harbert are to be paid an annual salary of at least $250,000 and $200,000, respectively, subject to increase by our board of directors. In addition, these executives are eligible for annual bonus compensation. The target bonus for Mr. Kalich is 100% of his base salary and the target bonus for Mr. Harbert is 75% of his base salary. The employment agreements also provide that each executive will receive health and welfare benefits, long-term disability insurance and term life insurance benefits payable upon the death of the executive to the executive’s named beneficiaries. Each of the agreements contains customary non-competition, non-solicitation, in each case lasting two years, and confidentiality covenants.

In connection with his employment agreement, Mr. Kalich was granted options to purchase 38,373.8 shares of our Class A common stock under our stock option plan and purchased 38,373.8 shares of our Class A common stock and 30,288.3 shares of our Series E junior preferred stock, such Series E junior preferred stock was subsequently exchanged for an equal number of shares of our Series C junior preferred stock, in each case at a purchase price equal to $10 per share. In connection with his employment agreement,

Mr. Harbert was granted options to purchase 28,780.4 shares of our Class A common stock and purchased 28,780.4 shares of our Class A common stock and 22,716.2 shares of our Series E junior preferred stock, such Series E junior preferred stock was subsequently exchanged for an equal number of shares of our Series C junior preferred stock in each case at a purchase price equal to $10 per share.

If, upon 30 days prior written notice, the executive terminates his employment for good reason, as defined in the applicable employment agreement, or we terminate the executive’s employment for any reason other than death or cause, including if we do not extend Mr. Kalich’s or Mr. Harbert’s employment agreement beyond September 30, 2003, we must make salary continuation payments to him equal to 100% of his annual base salary for one year. In addition, under such circumstances, we would be obligated to make 12 equal monthly payments that in the aggregate equal the average bonus compensation received by the executive during the previous two years. If the executive’s employment is terminated due to disability, these payments will be reduced by the amount of any disability payments made previously by us or under any of our plans.

We have an agreement with Richard J. Puricelli, the Chairman of our board of directors, pursuant to which Mr. Puricelli provides consulting services to us for a quarterly fee of $6,000 during fiscal year 2002 and $12,500 during fiscal year 2003. The agreement is terminable by either party upon notice.

FastenTech, Inc. 2001 Stock Incentive Plan

Our board of directors adopted the FastenTech, Inc. 2001 Stock Incentive Plan effective in April 2001. The plan provides for the grant of stock options, stock appreciation rights, dividend equivalents and restricted stock to officers, key employees, directors and consultants of ours and our subsidiaries and affiliates.

Purpose

The purpose of the plan is to promote the long-term financial success of us, our subsidiaries and our affiliates, to materially increase stockholder value by attracting and retaining outstanding officers, key employees, directors and consultants, to provide performance related incentives to motivate superior performance by these persons on our behalf and to allow these persons to acquire a greater stake and closer identity with us.

Administration

Our board of directors has appointed our compensation committee to administer the plan. The committee has full authority, subject to the terms of the plan, to do the following:

•	interpret and administer the plan;

•	select who among the eligible individuals will participate in the plan;

•	accelerate the exercisability or vesting of any award;

•	determine the terms, conditions and types of awards given under the plan; and

•	resolve in its sole discretion all controversies and claims arising under the plan.

All determinations made by the committee are final, conclusive and binding on all persons.

Eligibility

Any officer, key employee, director or consultant providing services to us, our subsidiaries or our affiliates, provided that incentive stock options may only be granted to our or our subsidiaries’ employees.

Number of shares

The plan provides for the issuance of up to a total of 115,121.4 shares of our Class A common stock, subject to adjustments for stock splits, stock dividends and similar changes in our capitalization.

Types of awards

The plan provides for the grant of stock options. A stock option is a grant by us of the right to purchase a specified number of shares of our Class A common stock for a specified time period at a fixed price. Options may be either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code or non-qualified stock options. All options are evidenced by written option agreements containing the term and conditions of the options.

The exercise price of an option is determined by the committee, but, in the case of incentive stock options, the exercise price will not be less than the fair market value of a share of Class A common stock on the date of grant (or 110% of such fair market value if the option is granted to any person who owns more than 10% of our combined voting power or of our subsidiaries at the time the option is granted to such holder). The exercise price of a non-qualified stock option may be at less than the fair market value on the date of grant. The term of an option is determined by the committee, but may not be greater than ten years (or five years for an incentive stock option granted to any person who owns more than 10% of our combined voting power or of any of our subsidiaries). Options generally are not transferable during the optionee’s lifetime, but the committee may grant an option that is transferable during the optionee’s lifetime provided the transfer complies with the optionee’s individual option agreement. Incentive stock options are transferable only after the death of the optionee by will or the laws of descent or distribution.

Options may be exercised in several ways, including by payment of the exercise price in cash or its equivalent, by delivery of qualified shares of our Class A common stock, or any combination of such methods, or, if permitted by the committee, with the proceeds of a loan from us.

In addition to options, the committee also may, at its discretion, grant:

•	dividend equivalents in connection with option grants, which grant the recipient of an option the right to receive the equivalent value (payable in cash or our Class A common stock) of dividends paid on our Class A common stock;

•	stock appreciation rights, which grant the recipient the right to receive the equivalent value (payable in cash or our Class A common stock) of the increase between the value of our Class A common stock on the grant date and the fair market value on the date of exercise; and

•	restricted stock, which grants the recipient ownership of shares of our Class A common stock, subject to a vesting schedule and other limitations.

Changes in control

If a change in control occurs, the committee may, at its discretion, declare that all outstanding options and stock appreciation rights:

•	become immediately and fully vested and exercisable;

•	be canceled in exchange for a cash payment to the extent the amount the fair market value of the Class A common stock underlying the option or stock appreciation right on the date of the change of control exceeds the price of the option or the stock appreciation right;

•	be terminated immediately prior to the change in control unless the holder of the option or stock appreciation right exercises his or her rights within a specified period after receiving notice of the change of control from us; and/or

•	be assumed by the successor corporation and substituted with an option or stock appreciation right with terms and rights no less favorable than the options or stock appreciation rights the holder had under our plan.

Amendment and termination

The plan will terminate in April 2011, unless terminated earlier by the board of directors. Generally, the board of directors has the authority to amend, suspend or terminate the plan at any time.

Compensation Committee Interlocks and Insider Participation

The compensation committee is presently composed of Richard Puricelli, who serves as chairman of the compensation committee, Charles Corpening and Sallie Snyder.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our voting capital stock as of June 30, 2003 by:

•	each person or entity who owns five percent or more of any class of our capital stock;

•	each of our directors;

•	each named executive officer; and

•	all of the named executive officers and directors as a group.

The amounts and percentages of capital stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Certain of our stockholders are party to stockholders agreements containing agreements relating to voting for directors designees and share transfer restrictions. See “Certain Relationships and Related Transactions.” Except as otherwise indicated, the address of each beneficial owner listed below is c/o FastenTech, Inc., 8500 Normandale Lake Blvd., Suite 1230, Minneapolis, Minnesota 55437 and we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by them.

	Number and Percent of Shares
	Class A Common Stock (1)		Class B Common Stock (2)		Series A Senior Preferred		Series B Junior Preferred		Series C Junior Preferred
Name of Beneficial Owners	Number	Percent	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Citicorp Venture Capital Ltd. 399 Park Avenue New York, NY 10043	33,203	13.4%	1,235,022	76.7%	—	—	467,513	51.9%	369,957	60.2%
CCT Partners V, LP 399 Park Avenue New York, NY 10043	5,859	2.4%	217,945	13.5%	—	—	81,548	9.1%	65,287	10.6%
Citicorp Mezzanine Partners, L.P. 399 Park Avenue New York, NY 10043 (3)	—	—	79,150	4.7%	—	—	—	—	—	—
McDonald Trust Company (4)	19,814	8.0%	30,158	1.9%	517,687	61.2%	168,140	18.7%	11,374	1.9%
Ronald B. Kalich (5)	53,724	20.4%	—	—	—	—	—	—	30,288	4.9%
David L. Harbert (6)	40,293	15.5%	—	—	—	—	—	—	22,716	3.7%
Sallie E. Snyder (7)	4,000	1.6%	—	—	65,595	7.8%	18,950	2.1%	11,000	1.8%
Richard Puricelli (8)	5,158	2.0%	—	—	—	—	9,474	1.1%	—	—
Charles E. Corpening	552	*	15,442	1.0%	—	—	7,689	*	6,150	1.0%
All directors and executive officers as a group	103,728	37.2%	15,442	1.0%	65,595	7.8%	36,113	4.0%	70,154	11.4%

*	Represents less than 1%.
(1)	Does not include shares of Class A common stock issuable upon conversion of Class B common stock. See “Description of our capital stock—Common stock.” Assuming the conversion of all of a holder’s shares of Class B common stock into Class A common stock, but no such conversion by any other holder of Class B common stock, the number of shares and the percentage of total Class A common stock held by the converting holder would be as follows: for Citicorp Venture Capital Ltd., 1,268,225 and 85.5%; for CCT Partners V, LP, 223,804 and 48.0%; for Citicorp Mezzanine Partners, L.P., 79,150 and 24.2%; for Charles E. Corpening, 15,994 and 6.1%; and for all directors and executive officers as a group, 119,170 and 40.5%. Each share of our Class A common stock is entitled to one vote per share.
(2)	Does not include shares of Class B common stock issuable upon conversion of Class A common stock. See “Description of our capital stock—Common stock.” Assuming the conversion of all of a holder’s shares of Class A common stock into Class B common stock, but no such conversion by any other holder of Class A common stock, the number of shares and the percentage of total Class B common stock held by the converting holder would be as follows: for Citicorp Venture Capital Ltd., 1,268,225 and 77.2%; for CCT Partners V, LP, 223,804 and 13.9%; for Citicorp Mezzanine Partners, L.P., 79,150 and 4.7%; for Charles E. Corpening, 15,994 and 1.0%; and for all directors and executive officers as a group, 119,170 and 7.0%. Our Class B common stock is nonvoting stock.
(3)	Consists of warrants to purchase 16,680 shares of Class B common stock and warrants to purchase 62,470 shares of Class B common stock.
(4)	McDonald Trust Company is the beneficial owner of shares held by certain Steward family trusts pursuant to its position as the trustee of such trusts.
(5)	Includes options exercisable for 15,350 shares of Class A common stock within 60 days of June 30, 2003.
(6)	Includes options exercisable for 11,513 shares of Class A common stock within 60 days of June 30, 2003.
(7)	Sallie E. Snyder is the beneficial owner of shares held by the Sallie Snyder Living Trust.
(8)	Includes options exercisable for 3,837 shares of Class A common stock within 60 days of June 30, 2003.

DESCRIPTION OF OUR CAPITAL STOCK

Preferred Stock

Our certificate of incorporation provides that we may issue 5,000,000 shares of preferred stock, which may be issued in one or more series. There are six such series of preferred stock, as described below. We have never paid cash dividends on any class or series of our capital stock, nor do we expect to pay cash dividends for the foreseeable future.

Series A senior preferred stock

Our Series A senior preferred stock has a stated value of $10.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 8%, compounding annually. We were required to pay cash dividends to the holders of Series A senior preferred stock beginning March 1, 2001, so long as such payment is not prohibited by law or an agreement between us and an unaffiliated third party. Cash dividends have not been paid under the Series A senior preferred stock as payment of such dividends are restricted under our revolving credit facility and the indenture governing the new notes. In the event of a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more and we do not offer to repurchase 100% of the outstanding Series A senior preferred stock at a price equal to $10.00 per share plus all accrued and unpaid dividends to the date of such repurchase, the dividend amount will increase by $0.025 per share per year on the first day of the first month following our failure to repurchase 100% of our Series A senior preferred stock and will thereafter increase by an additional $0.025 per share per year on the first day of each subsequent three month period up to a maximum dividend amount of $1.20 per share per year. In the event that we issue $75.0 million or more of unsecured debt securities with a weighted average maturity of at least five years in a public offering or a Rule 144A private placement and we do not offer to repurchase 50% of the outstanding Series A senior preferred stock at a price equal to $10.00 per share plus all accrued and unpaid dividends to the date of repurchase, the dividend amount will increase by $0.025 per share per year on the first day of the first month following our failure to repurchase at least 50% of our outstanding Series A senior preferred stock and will thereafter increase by an additional $0.025 per share per year on the first day of each subsequent three month period up to a maximum dividend rate of $1.20 per share per year. The vote of a majority of the outstanding shares of the Series A senior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series A senior preferred stock; provided, that the vote of all of the outstanding shares of the Series A senior preferred stock will be required to change the dividend payable of such stock. However, the issuance of a series of Preferred Stock that is on a parity with or junior to the Series A senior preferred stock or that has a redemption date earlier than the Series A senior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series A senior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series A senior preferred stock is not entitled to vote. Notwithstanding the foregoing, prior to the public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, the holders of the Series A senior preferred stock, the Series B junior preferred stock, the Series C junior preferred stock and the Series D senior preferred stock, voting as a single class, will be entitled to elect one member to our board of directors. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series A senior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series A senior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series A senior preferred stock have been paid in full. Upon our liquidation, dissolution or winding up, holders of the Series A senior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of capital stock junior to the Series A senior preferred stock, an amount equal to $10.00 per share of Series A senior preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If available assets are insufficient to pay the holders of the outstanding shares of the Series A senior preferred stock, the Series D senior preferred stock (described below) and the Series F senior preferred stock (described below) (together, the “senior preferred stock”) in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series A senior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $10.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series A senior preferred stock shall be paid in full pursuant to the prior sentence before any payment is made to the holders of capital stock junior to the Series A senior preferred stock.

We did not redeem any of the Series A senior preferred stock in conjunction with the offering of the old notes. As a result, the dividend increase described above was triggered. However, we did repurchase 64,338 shares of Series A senior preferred stock in June 2003.

As of June 30, 2003, there were 845,662 shares of our Series A senior preferred stock outstanding.

Series B junior preferred stock

Our Series B junior preferred stock has a stated value of $10.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 12%, compounding annually. The vote of all of the outstanding shares of the Series B junior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series B junior preferred stock.

However, the issuance of a series of preferred stock that is senior to, on a parity with or junior to the Series B junior preferred stock or that has a redemption date earlier than the Series B junior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series B junior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series B junior preferred stock is not entitled to vote. Notwithstanding the foregoing, prior to the public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, the holders of the Series A senior preferred stock, the Series B junior preferred stock, the Series C junior preferred stock and the Series D senior preferred stock, voting as a single class, will be entitled to elect one member to our board of directors. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series B junior preferred stock ), or redeem or otherwise acquire shares of, capital stock junior to the Series B junior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series B junior preferred stock have been paid in full. We may not pay any dividend upon the Series B junior preferred stock unless the holders of the senior preferred stock or any other stock senior to the Series B junior preferred stock shall have been paid in full. Upon our liquidation, dissolution or winding up, holders of Series B junior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of stock junior to the Series B junior preferred stock, an amount equal to $10.00 per share of Series B junior preferred stock, plus all accrued and unpaid dividends to the date of final distribution; provided, that no such amounts shall be paid to the holders of Series B junior preferred stock until the holders of the senior preferred stock or any other stock senior to the Series B junior preferred stock have been paid in full in accordance with their terms. The Series B junior preferred stock shall rank on parity with the Series C junior preferred stock (as defined below) and the Series E junior preferred stock (as defined below) with regard to dividends, liquidation, dissolution or winding up. If available assets are insufficient to pay the holders of the outstanding shares of Series B junior preferred stock, Series C junior preferred stock and Series E junior preferred stock (together, the “junior preferred stock”) in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series B junior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $10.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series B junior preferred stock shall not be entitled to any amounts pursuant to the prior sentence until the holders of the senior preferred stock have been paid in full in accordance with the mandatory redemption rights.

As of June 30, 2003, there were 900,000 shares of our Series B junior preferred stock outstanding.

Series C junior preferred stock

Our Series C junior preferred stock has a stated value of $10.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 12%, compounding annually. The vote of all of the outstanding shares of the Series C junior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series C junior preferred stock. However, the issuance of a series of preferred stock that is senior to, on a parity with or junior to the Series C junior preferred stock or that has a redemption date earlier than the Series C junior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series C junior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series C junior preferred stock is not entitled to vote. Notwithstanding the foregoing, prior to the public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, the holders of the Series A senior preferred stock, the Series B junior preferred stock, the Series C junior preferred stock and the Series D senior preferred stock, voting as a single class, will be entitled to elect one member to our board of directors. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series C junior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series C junior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series C junior preferred stock have been paid in full. We may not pay any dividend upon the Series C junior preferred stock unless the holders of the senior preferred stock or any other stock senior to the Series C junior preferred stock shall have been paid in full. Upon our liquidation, dissolution or winding up, holders of Series C junior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of stock junior to the Series C junior preferred stock, an amount equal to $10.00 per share of Series C junior preferred stock, plus all accrued and unpaid dividends to the date of final distribution; provided, that no such amounts shall be paid to the holders of Series C junior preferred stock until the holders of the senior preferred stock or any other stock senior to the Series C junior preferred stock have been paid in full in accordance with their terms. The Series C junior preferred stock shall rank on parity with the Series B junior preferred stock and the Series E junior preferred stock with regard to dividends, liquidation, dissolution or winding up. If available assets are insufficient to pay the holders of the outstanding shares of junior preferred stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series C junior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $10.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series C junior preferred stock shall not be entitled to any amounts pursuant to the prior sentence until the holders of the senior preferred stock have been paid in full in accordance with the mandatory redemption rights. The Series C junior preferred stock ranks in parity with the Series B junior preferred stock and Series E junior preferred stock with regard to mandatory redemption. We may optionally redeem, in whole or in part, the Series C junior preferred stock at any time at a price per share of $10.00 plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date.

As of June 30, 2003, there were 614,416 shares of our Series C junior preferred stock outstanding.

Series D senior preferred stock

Our Series D senior preferred stock has a stated value of $100.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 8%, compounding annually; provided that dividends did not begin to accrue until April 1, 2001. The vote of all of the outstanding shares of the Series D senior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series D senior preferred stock or change the dividend payable of such stock. However, the issuance of a series of preferred stock that is on a parity with or junior to the Series D senior preferred stock or that has a redemption date earlier than the Series D senior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series D senior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series D senior preferred stock is not entitled to vote. Notwithstanding the foregoing, prior to the public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, the holders of the Series A senior preferred stock, the Series B junior preferred stock, the Series C junior preferred stock and the Series D senior preferred stock, voting as a single class, will be entitled to elect one member to our board of directors. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series D senior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series D senior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series D senior preferred stock have been paid in full. Upon our liquidation, dissolution or winding up, holders of Series D senior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of capital stock junior to the Series D senior preferred stock, an amount equal to $100.00 per share of Series D senior preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If available assets are insufficient to pay the holders of the outstanding shares of senior preferred stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series D senior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $100.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series D senior preferred stock shall be paid in full pursuant to the prior sentence before any payment is made to the holders of capital stock junior to the Series D senior preferred stock. We may optionally redeem, in whole or in part, the Series D senior preferred stock at any time at a price per share of $100.00 plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date.

As of June 30, 2003, there were 42,500 shares of our Series D senior preferred stock outstanding.

Series E junior preferred stock

Our Series E junior preferred stock has a stated value of $100.00 per share and holders are entitled to receive when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 12%, compounding annually. The vote of all of the outstanding shares of the Series E junior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series E junior preferred stock. However, the issuance of a series of preferred stock that is senior to, on a parity with or junior to the Series E junior preferred stock or that has a redemption date earlier than the Series E junior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series E junior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series E junior preferred stock is not entitled to vote. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series E junior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series E junior preferred stock (except for repurchases of junior stock from our former employee pursuant to a written agreement where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series E junior preferred stock have been paid in full. We may not pay any dividend upon the Series E junior preferred stock unless the holders of the senior preferred stock or any other stock senior to the Series E junior preferred stock shall have been paid in full. Upon our liquidation, dissolution or winding up, holders of Series E junior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of stock junior to the Series E junior preferred stock, an amount equal to $100.00 per share of Series E junior preferred stock, plus all accrued and unpaid dividends to the date of final distribution; provided, that no such amounts shall be paid to the holders of Series E junior preferred stock until the holders of the senior preferred stock or any other stock senior to the Series E junior preferred stock have been paid in full in accordance with their terms. The Series E junior preferred stock shall rank on parity with the Series B junior preferred stock and the Series C junior preferred stock with regard to dividends, liquidation, dissolution or winding up. If available assets are insufficient to pay the holders of the outstanding shares of junior preferred stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series E junior preferred stock is mandatorily redeemable on April 1, 2020 at a price of $100.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series E junior preferred stock shall not be entitled to any amounts pursuant to the prior sentence until the holders of the senior preferred stock have been paid in full in accordance with the mandatory redemption rights. The Series E junior preferred stock ranks in parity with the Series B junior preferred stock and Series C junior preferred stock with regard to mandatory redemption. We may optionally redeem, in whole or in part, the Series E junior preferred stock at any time at a price per share of $100.00 plus all full cumulative accrued and unpaid dividends whether or not earned or declared to such date.

As of June 30, 2003, there were no shares of our Series E junior preferred stock outstanding.

Series F senior preferred stock

Our Series F senior preferred stock has a stated value of $100.00 per share and holders are entitled to receive, when, as and if declared by our board of directors, cumulative dividends, whether or not earned or declared, that accrue at a rate of 10%, compounding annually. We will be required to pay cash dividends to the holders of Series F senior preferred stock beginning March 17, 2005, so long as such payment is not prohibited by law or an agreement between us and an unaffiliated third party. Under our existing credit facilities, cash dividends on the Series F senior preferred stock could not be paid as payment of such dividends are restricted under our revolving credit facility and the indenture governing the new notes. In the event that we issue $100.0 million or more of unsecured debt securities with a weighted average maturity of at least five years in a public offering or a 144A private placement and we do not offer to repurchase at least 50% of the outstanding Series F senior preferred stock at a price equal to $100.00 per share plus accrued and unpaid dividends to the date of repurchase, the dividend amount will increase by $0.25 per share per year on the first day of the first month following our failure to repurchase at least 50% of our outstanding Series F senior preferred stock and will thereafter increase by an additional $0.25 per share per year on the first day of each subsequent three month period up to a maximum dividend amount of $12.00 per share per year. The vote of all of the outstanding shares of the Series F senior preferred stock will be required to amend our certificate of incorporation if such amendment would adversely affect the rights and preferences of the Series F senior preferred stock or change the dividend payable of such stock. However, the issuance of a series of preferred stock that is on a parity with or junior to the Series F senior preferred stock or that has a redemption date earlier than the Series F senior preferred stock shall not be deemed to adversely affect the rights or preferences of the holders of the Series F senior preferred stock. Except as described in the two prior sentences or as otherwise required by law, the Series F senior preferred stock is not entitled to vote. We may not pay any dividend upon (except for a dividend payable in stock junior to the Series F senior preferred stock), or redeem or otherwise acquire shares of, capital stock junior to the Series F senior preferred stock (except for repurchases of senior stock from our former employee where such repurchase arises upon termination of such employee’s employment) unless all cumulative dividends on the Series F senior preferred stock have been paid in full. Upon our liquidation, dissolution or winding up, holders of the Series F senior preferred stock will be entitled to receive out of our legally available assets, before any amount shall be paid to holders of capital stock junior to the Series F senior preferred stock, an amount equal to $100.00 per share of Series F senior preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If available assets are insufficient to pay the holders of the outstanding shares of the Series F senior preferred stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders and of any shares of stock ranking on parity with the Series F senior preferred stock. The Series F senior preferred stock is mandatorily redeemable upon the earlier to occur of March 17, 2012, the consummation of an initial public offering resulting in aggregate net proceeds to us of $35.0 million or certain change of control events, at a price of $100.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date. The holders of the Series F senior preferred stock shall be paid in full pursuant to the prior sentence before any payment is made to the holders of capital stock junior to the Series F senior preferred stock. The Series F senior preferred stock is optionally redeemable by us at any time at a price of $100.00 per share plus all full cumulative accrued and unpaid dividends, whether or not earned or declared, to such date.

Although we did not redeem any of the Series F senior preferred stock in conjunction with the offering of the old notes, we did repurchase all outstanding Series F preferred stock in May 2003.

As of June 30, 2003, there were no shares of our Series F senior preferred stock outstanding.

Common Stock

Our certificate of incorporation provides that we may issue 2,500,000 shares of Class A common stock and 2,500,000 shares of Class B common stock. The holders of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B common stock have no voting rights. Under our certificate of incorporation, a holder of either class of common stock may convert any or all of his or her shares into an equal number of shares of the other class of common stock; provided that in the case of a conversion from Class B common stock, which is nonvoting, into Class A common stock, which is voting, the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A common stock which would be held after giving effect to the conversion.

As of June 30, 2003, there were 248,282 shares of our Class A common stock and 1,610,018 shares of our Class B common stock outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

We and certain of our stockholders are parties to a Securities Purchase and Holders Agreement (the “Stockholders Agreement”). The Stockholders Agreement contains certain agreements among our stockholders with respect to our capital stock and corporate governance, including:

Governance provisions

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, our board of directors will be composed at all times of up to five directors as follows:

•	one individual designated by the continuing investors identified in the Stockholders Agreement;

•	two individuals designated by Citicorp Venture Capital; and

•	up to two independent directors who shall be designated by Citicorp Venture Capital, subject to the right of holders of the majority of the outstanding shares of our Class A common stock (including shares of Class A common stock held by Citicorp Venture Capital) to veto the election of either of such additional directors.

In addition, the Stockholders Agreement provides that, under certain circumstances, Citicorp Venture Capital, the Steward family stockholders and the Im’Oberstag family stockholders shall have the right to designate observers to our board of directors.

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, our certificate of incorporation cannot be amended or modified without the consent of Citicorp Venture Capital. In addition, so long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, Citicorp Venture Capital will not consent to any amendment that will adversely affect the continuing investors’ right to designate a member of our board of directors.

Approved sale

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, if holders of at least 50% of our common stock then outstanding approve our sale, each stockholder has agreed to consent to such sale and, if such sale includes the sale of stock, each stockholder has agreed to sell all of such stockholder’s common stock on the terms and conditions approved by holders of a majority of the common stock then outstanding.

Tag-along rights

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more and Citicorp Venture Capital and its affiliates own 10% or more of our common stock, neither Citicorp Venture Capital nor any affiliate of Citicorp Venture Capital holding in excess of 5% of our common stock may sell any of our common stock unless our other stockholders are offered an opportunity to participate in such sale on a pro rata basis and on identical terms. These tag-along rights will not be applicable in certain circumstances, such as sales to affiliates and permitted transferees and sales in accordance with “—Approved sale.”

Preemptive rights

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, in the event we propose to issue and sell any shares of our common stock or any securities containing options or rights to acquire any shares of our common stock or any securities convertible into common stock to Citicorp Venture Capital or its corporate affiliates to which Citicorp Venture Capital has transferred our common stock, we must first offer to each of other stockholder who is an “accredited investor” as defined in Rule 501(a) of the Securities Act of 1933 and who holds in excess of 1% of our common stock, a pro rata portion of such shares. These preemptive rights will not apply to issuances of common stock in a public offering pursuant to a registration statement, upon the conversion of shares of one class of our common stock into shares of the other class, as a dividend on the outstanding shares of common stock, in connection with grants of stock or options to our employees and directors and in any transaction available to all holders of our common stock on a pro rata basis.

Non-compete agreement

Each management investor has agreed not to compete with us for a period of one year after the termination of such management investor’s employment with us.

Transfer restrictions

Generally, no stockholder may transfer shares of our capital stock unless the transfer is approved in writing by 40% of the outstanding shares of our common stock and the transfer is in compliance with the terms described above in “—Approved sale” and “—Tag-along rights.” However, stockholders may transfer their capital stock to certain enumerated permitted transferees.

Unless consented to by the holders of two-thirds of our Series A senior preferred stock, until we redeem or repurchase the outstanding Series A senior preferred stock or such stock is acquired by a third party other than a “permitted transferee” of the holders of the Series A senior preferred stock, we may not repurchase, retire, redeem or pay cash dividends on any of our common stock or Series B junior preferred stock and no stockholder may transfer its shares of our common stock or Series B junior preferred stock other than to a “permitted transferee.” We are not prohibited by this provision from repurchasing shares of our capital stock pursuant to an option to repurchase a terminated employee’s shares under a written agreement between us and such employee.

Preferred Stockholders Agreement

We and certain of our stockholders are parties to a Preferred Stockholders Agreement. The Preferred Stockholders Agreement contains certain agreements among the stockholders with respect to transfers of their preferred stock, including:

Take-along rights

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more, if Citicorp Venture Capital or any of its affiliates who collectively hold in excess of 5% of our common stock shall sell any of our preferred stock to us, any of our subsidiaries or any non-affiliate of such seller, each stockholder has agreed to sell a pro rata share of all of such stockholder’s preferred stock on the same terms and conditions.

Tag-along rights

So long as we have not consummated a public offering of our common stock resulting in aggregate net proceeds to us of $20.0 million or more and Citicorp Venture Capital and its affiliates own 10% or more of our common stock, neither Citicorp Venture Capital nor any affiliate of Citicorp Venture Capital holding in excess of 5% of our common stock may sell any junior preferred stock unless the other stockholders are offered an opportunity to participate in such sale on a pro rata basis and on identical terms. Such tag-along rights will not be applicable in certain circumstances, such as sales to affiliates and permitted transferees.

Registration Rights Agreement

In connection with their entry into the Stockholders’ Agreement, we, Citicorp Venture Capital, and certain of our other stockholders entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, upon the written request of Citicorp Venture Capital, we have agreed to (subject to certain exceptions) on one or more occasions prepare and file a registration statement with the Commission concerning the distribution of all or part of the shares held by Citicorp Venture Capital and use our best efforts to cause such registration statement to become effective. If at any time we file a registration statement for our common stock pursuant to a request by Citicorp Venture Capital or otherwise (other than a registration statement of Form S-8, Form S-4 or any similar form, a registration statement filed in connection with a share exchange or an offering solely to our employees or existing stockholders, or a registration statement registering a unit offering), we will use our best efforts to allow the other parties to the Registration Rights Agreement to have their shares of our common stock (or a portion of their shares under certain circumstances) included in such offering of common stock if the registration form proposed to be used may be used to register such shares. Registration expenses of the selling stockholders (other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by us. We have agreed to indemnify the stockholders against certain liabilities in connection with any registration.

Employment Agreements

For a description of our employment agreements with Messrs. Kalich and Harbert, see “Management—Employment Agreements.”

Consulting Agreement With Richard J. Puricelli

We have an agreement with Richard J. Puricelli, the Chairman of our board of directors, pursuant to which Mr. Puricelli provides consulting services to us for a quarterly fee of $6,000 in fiscal year 2002 and $12,500 in fiscal year 2003. The agreement is terminable by either party upon notice. We paid Mr. Puricelli an aggregate of $30,000, $24,000, $24,000 and $37,500 for fiscal years 2000, 2001 and 2002 and the nine months ended June 30, 2003, respectively.

Advisory Agreement

We and our subsidiaries are party to an Advisory Agreement with Citicorp Venture Capital. Pursuant to the Advisory Agreement, Citicorp Venture Capital will identify, support and analyze mergers, acquisitions and divestitures by us and perform such other services for us as Citicorp Venture Capital and we may agree. Pursuant to the Advisory Agreement, we are required to pay to Citicorp Venture Capital a high yield management fee equal to 1% of the aggregate principal amount of any debt securities that we issue either pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144A under the Securities Act and that are in an aggregate principal amount of at least $75 million and have a weighted average life to maturity of at least five years. In accordance with the terms of the Advisory Agreement, we paid Citicorp Venture Capital approximately $1.75 million upon the completion of the offering of the old notes.

In addition, upon the completion of any merger, acquisition or divestiture by us or any of our subsidiaries, we shall pay Citicorp Venture Capital a transaction advisory fee equal to 1% of the aggregate consideration of such transaction, plus reasonable out of pocket expenses.

Under the Advisory Agreement, we are obligated to indemnify Citicorp Venture Capital from any and all losses, liability, damages or expenses arising out of any claim by any person with respect to, or in any way related to Citicorp Venture Capital’s provision of services under the Advisory Agreement.

The Advisory Agreement will terminate in May 2013, subject to automatic one-year renewals thereafter.

Securities Acquired by Citicorp Mezzanine Partners, L.P.

In connection with our acquisition of Specialty Bar Products Company, FabriSteel Products, Inc., one of our subsidiaries, issued to Citicorp Mezzanine Partners, L.P. a $25.0 million senior subordinated note and a stock purchase warrant for 16,680 shares of Class A or Class B common stock. The warrant is exercisable at a price of $0.01 per share, subject to certain anti-dilution adjustments, through April 1, 2009. The note bears interest at a rate of 11% per year and will mature on April 1, 2008. The general partner of Citicorp Mezzanine Partners, L.P. is an affiliate of Citicorp Venture Capital. We paid interest to Citicorp Mezzanine Partners, L.P. an aggregate of $1.4 million, $2.8 million, $4.1 million and $1.6 million for fiscal years 2000, 2001 and 2002 and the nine months ended June 30, 2003, respectively with respect to this note. The note was repaid with proceeds from the offering of the old notes.

In connection with our acquisition of the Nelson Stud Welding division of TRW, Inc. and Progressive Stamping Co. (DE), Inc., we issued to Citicorp Mezzanine Partners, L.P. a $20.0 million subordinated note and a stock purchase warrant for 62,470 shares of Class A or Class B common stock. The warrant is exercisable at a price of $0.01 per share, subject to certain anti-dilution adjustments, through March 17, 2010. The note bears interest at a rate of 18% per year and will mature on March 31, 2008. The general partner of Citicorp Mezzanine Partners, L.P., is an affiliate of Citicorp Venture Capital. The note was repaid with proceeds from the offering of the old notes.

Lease Agreement with Kasama L.L.C.

We were a party to a lease agreement with Kasama L.L.C., a Michigan limited liability company owned by the Im’Oberstag family until May 24, 2002, at which time Kasama, L.L.C. sold the property to a party not related to us. Sallie Snyder, one of our directors, is a member of the Im’Oberstag family. Pursuant to this lease, we lease 69,976 square feet of manufacturing, office and warehouse space. This lease expires in March 2004 and has a base monthly rent of $23,325. We paid Kasama L.L.C. an aggregate of $0.4 million, $0.3 million and $0.2 million for fiscal years 2000, 2001 and 2002, respectively, with respect to this lease.

Lease Agreement with Novi Properties L.L.C.

We are a party to a lease agreement with Novi Properties L.L.C., a Michigan limited liability company in which the Im’Oberstag family owns a 40% equity interest. Sallie Snyder, one of our directors, is a member of the Im’Oberstag family. Pursuant to this lease, we lease approximately 38,400 square feet of manufacturing space. This lease expires in March 2013 and has a base monthly rent of $21,000. We paid Novi Properties L.L.C. an aggregate of $0.3 million, $0.3 million, $0.3 million and $0.2 million for fiscal years 2000, 2001 and 2002 and the nine months ended June 30, 2003, respectively, with respect to this lease.

Lease Agreement with Redford Properties L.L.C.

We are a party to a lease agreement with Redford Properties L.L.C., a Michigan limited liability company in which beneficiaries of certain Steward family trusts that own our capital stock own a 33% equity interest. Pursuant to this lease, we lease approximately 17,7 0 square feet of manufacturing space. This lease expires in February 2008 and has a base monthly rent of $6,500. We paid

Redford Properties L.L.C. an aggregate of $0.1 million, $0.1 million, $0.1 million and $0.1 million for fiscal years 2000, 2001 and 2002 and the nine months ended June 30, 2003, respectively, with respect to this lease.

Purchase Agreement with CVC Capital Funding, LLC

In August 2002, we issued to CVC Capital Funding, LLC (“CVC Capital”), $30.0 million in aggregate principal amount of notes, which bear interest at 10.5% per year and will mature on August 30, 2012. CVC Capital is an affiliate of our principal stockholder, Citicorp Venture Capital Ltd. Upon consummation of the offering of the old notes, CVC Capital exchanged the outstanding notes for $30.0 million in aggregate principal amount of old notes. In connection with the exchange, we paid CVC Capital $0.3 million in cash for accrued interest associated with the outstanding notes. The amount of notes purchased by the initial purchasers in the offering of the old notes were reduced accordingly. CVC Capital has indicated that it will not sell the notes prior to April, 2005 without the prior consent of J.P. Morgan Securities Inc.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Revolving Credit Facility

Our revolving credit facility provides for $40.0 million aggregate principal amount of revolving loans. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender and affiliates of the other initial purchasers are lenders under our revolving credit agreement. We are permitted to utilize up to $5.0 million aggregate principal amount of this $40.0 million facility for the issuance of letters of credit by JPMorgan Chase Bank, Lehman Commercial Paper Inc. and National City Bank. We borrowed $9.0 million under our revolving credit facility on the consummation of the offering of the old notes and utilized approximately $0.1 million of letter of credit capacity under our revolving credit facility on the consummation of the offering of the old notes to support certain obligations and our ordinary course needs. We may prepay our obligations under the new revolving credit facility at any time without penalty. In addition, we may reduce or terminate the unused commitments of the lenders under the revolving credit facility, provided that any such reduction or termination will be permanent.

Borrowings under the revolving credit facility will bear interest, at our option, at either of the following rates:

•	the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City, referred to as the prime rate, (ii) the secondary market rate for three-month certificates on deposit (adjusted for statutory reserve requirements) plus 1.0%, and (iii) the federal funds effective rate from time to time plus 0.5%, plus a percentage determined in accordance with a set pricing grid; and

•	the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (selected at our option) are quoted on the Dow Jones Markets Telerate Service page 3750, plus a percentage determined in accordance with a set pricing grid.

If a default has occurred and is continuing under the revolving credit facility, all amounts due under the revolving credit facility will bear interest at an additional rate of 2% per annum.

All borrowings under the revolving credit facility will mature in May 2008.

We may use the funds we borrow under the revolving credit facility for our general corporate purposes and those of our subsidiaries, in each case, in the ordinary course of business and, subject to limitations to be determined, for certain acquisitions and restricted payments.

Our obligations under the revolving credit facility will be secured by all of our current and future assets, subject to customary exceptions. Our U.S. subsidiaries guarantee our obligations under the revolving credit facility. These guarantees are secured by all of the guarantor subsidiaries’ current and future assets, subject to customary exceptions. The revolving credit facility requires us to comply with certain financial covenants, including net debt to EBITDA (as defined therein), minimum EBITDA (as defined therein) and interest coverage ratio. In addition, the revolving credit facility contains customary covenants that, among other things, restrict our ability and the ability of our subsidiaries to: incur indebtedness and issue redeemable capital stock; create liens; issue guarantees and other contingent obligations; consummate mergers, consolidations, liquidations and dissolutions; sell assets; enter into hedging transactions; enter into leases; create restrictions on our subsidiaries; pay dividends and make other payments in respect of capital stock; make capital expenditures; make investments, loans and advances; make optional payments and modifications of subordinated and other debt instruments; make payments to and transactions with affiliates; enter into sale and leasebacks; make changes in fiscal years; pledge assets; and change material contracts or lines of business.

DESCRIPTION OF THE NEW NOTES

This description of the new notes is intended to be a useful overview of the material provisions of the new notes and the indenture. Since this description of new notes is only a summary, you should refer to the indenture for a complete description of our obligations and your rights.

FastenTech, Inc. will issue the new notes under an indenture between itself, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee. The terms of the new notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The form and terms of the new notes are the same as the form and terms of the old notes, except that the exchange notes have been registered under the Securities Act, will not bear legends restricting the transfer of the notes and will not be entitled to registration rights under our registration rights agreement.

You will find the definitions of capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this description, references to “FastenTech,” “we,” “our” and “us” in the following description refer only to FastenTech, Inc. and not to its subsidiaries and references to the “notes” in the following description refer to the new notes.

General

The notes:

•	will be general unsecured senior subordinated obligations of FastenTech;

•	will be subordinated in right of payment to all existing and future Senior Debt of FastenTech, including under the Credit Agreement;

•	will be pari passu in right of payment with all existing and future unsecured senior subordinated Indebtedness of FastenTech;

•	will be senior in right of payment with all existing and future Indebtedness of FastenTech that is expressly subordinated in right of payment to the notes;

•	are unconditionally guaranteed on a senior subordinated basis by each Domestic Subsidiary of FastenTech (other than a Securitization Entity);

•	will mature on May 1, 2011;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form (see “Book-entry settlement and clearance”); and

•	may be resold or transferred only in transactions registered, or exempt from registration, under the Securities Act.

Each Subsidiary Guarantee:

•	will be a general unsecured senior subordinated obligation of the applicable Subsidiary Guarantor;

•	will be subordinated in right of payment to all existing and future Subsidiary Guarantor Senior Debt of such Subsidiary Guarantor, including under the Credit Agreement;

•	will be pari passu in right of payment with all existing and future unsecured senior subordinated Indebtedness of such Subsidiary Guarantor; and

•	will be senior in right of payment with all existing and future Indebtedness of such Subsidiary Guarantor that is expressly subordinated in right of payment to the notes.

In connection with this exchange offer, FastenTech will issue $145.0 million aggregate principal amount of notes. The indenture provides for the issuance of additional notes having identical terms and conditions to the notes offered in this offering, subject to compliance with the covenants contained in the indenture. Any such additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the notes offered in this offering.

Interest

Interest on the notes will compound semi-annually and:

•	accrue at the rate of 11 1/2% per annum;

•	accrue from the date of issuance or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on May 1 and November 1, commencing on November 1, 2003;

•	be payable to the holders of record on the April 15 and October 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes

We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by FastenTech in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the trustee in New York, New York). In addition, interest may be paid at the option of FastenTech on any notes not issued in global form by check mailed to the person entitled thereto as shown on the security register, subject to the right of any holder of notes in the principal amount of $500,000 or more to request payment by wire transfer.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holder of the notes, and FastenTech or any Restricted Subsidiary may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes at the office or agency designated by FastenTech in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the trustee in New York, New York), in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer or exchange of notes, but FastenTech may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. FastenTech is not required to transfer or exchange any note selected for redemption. Also, FastenTech is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the notes are not redeemable until May 1, 2007. On and after such date, FastenTech may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on May 1 of the years indicated below:

Year	Percentage
2007	105.750%
2008	102.875%
2009 and thereafter	100.000%

Before May 1, 2006, FastenTech may on any one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of notes issued under the indenture, including additional notes permitted under the indenture, if any, with the Net Cash Proceeds of one or more Public Equity Offerings at a redemption price equal to 111.50% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that

(1) there is a Public Market at the time of such redemption;

(2) at least 65% of the aggregate principal amount of notes issued under the indenture, including additional notes permitted under the indenture, if any, remains outstanding immediately after the occurrence of such redemption; and

(3) such redemption occurs within 90 days after the closing of such Public Equity Offering (or, if later, the closing of any over-allotment option for such Public Equity Offering).

In the case of any partial redemption, the trustee will select the notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the trustee in its sole discretion will deem to be fair and appropriate; provided, however, that (1) in the case of a redemption pursuant to the immediately preceding paragraph, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of The Depository Trust Company) and (2) no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Mandatory Redemption

FastenTech is not required to make mandatory redemption payments or sinking fund payments with respect to the notes.

Subordination of the Notes

The payment of all Obligations on or relating to the notes will be subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt of FastenTech, including all Obligations with respect to the Credit Agreement, whether outstanding on the Issue Date or incurred after that date.

The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt before the holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the notes (other than Permitted Junior Securities) in the event of any distribution to creditors of FastenTech:

(1) in a total or partial liquidation, dissolution or winding up of FastenTech;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to FastenTech or its assets;

(3) in an assignment for the benefit of creditors; or

(4) in any marshalling of FastenTech’s assets and liabilities.

In addition, FastenTech may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the notes or acquire any notes for cash or assets or otherwise (other than, in either case, Permitted Junior Securities), if:

(1) a payment default on any Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of any Designated Senior Debt.

Payments on and distributions with respect to any Obligations on or with respect to the notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

(2) in case of a nonpayment default, the earliest of (x) the date on which all such nonpayment defaults are cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

Notwithstanding anything to the contrary, payments and distributions made from the Defeasance trust established pursuant to the provisions described under “—Defeasance” will be permitted and will not be subordinated so long as the payments into the Defeasance trust were made in accordance with the requirements described under “—Defeasance” and did not violate the subordination provisions when they were made.

FastenTech must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of FastenTech, holders of the notes may recover less ratably than creditors of FastenTech who are holders of Senior Debt or who are trade creditors. See “Risk Factors—Risks Relating to the New Notes—Your right to receive payments on the new notes is junior to our existing senior indebtedness and the existing senior indebtedness of the subsidiary guarantors and possibly all of our and their future indebtedness.”

As of June 30, 2003, we had $8.0 million of Senior Debt and $31.9 million of undrawn borrowings available under the Credit Agreement.

Subordination of Subsidiary Guarantees

Each Guarantee of the notes will be subordinated to Subsidiary Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt.

Subsidiary Guarantees

The Subsidiary Guarantors will, jointly and severally, fully, unconditionally and irrevocably guarantee on a senior subordinated basis FastenTech’s Obligations under the notes and all Obligations under the indenture, as primary obligor and not merely as surety.

Although the indenture will limit the amount of Indebtedness that the Restricted Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Subsidiary Guarantors.

Not all of FastenTech’s Subsidiaries will guarantee the notes. Foreign Subsidiaries, Securitization Entities and Unrestricted Subsidiaries will not be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to FastenTech. The non-guarantor Subsidiaries generated 6.4% of FastenTech’s Consolidated EBITDA for the twelve-month period ended June 30, 2003 and held 11.0% of FastenTech’s assets as of June 30, 2003.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not FastenTech or a Restricted Subsidiary of FastenTech, such Subsidiary Guarantor will be released from its obligations under the indenture and its Subsidiary Guarantee if:

(1) the sale or other disposition is in compliance with the indenture, including the covenants described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Limitation on Sales of Capital Stock of Restricted Subsidiaries;” and

(2) all the obligations of such Subsidiary Guarantor under the Credit Agreement and related documentation and any other agreements relating to any other Indebtedness of FastenTech or the Restricted Subsidiaries (other than such Subsidiary Guarantor) terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the indenture, the Subsidiary Guarantee if FastenTech designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the indenture.

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require FastenTech to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, FastenTech will mail a notice (the “Change of Control Offer”) to each registered holder with a copy to the trustee stating, among other things:

(1) that a Change of Control has occurred and that such holder has the right to require FastenTech to purchase such holder’s notes at a repurchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by FastenTech, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date, FastenTech will, to the extent lawful:

(1) accept for payment all notes or portions of notes (equal to $1,000 or an integral multiple of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by FastenTech.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

FastenTech will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by FastenTech, and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

FastenTech will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the change of control provisions of the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, FastenTech will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue of the conflict.

The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that FastenTech repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

FastenTech’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Credit Agreement. In addition, certain events that may constitute a Change of Control under the Credit Agreement and cause a default thereunder may not constitute a Change of Control under the indenture. Future Indebtedness of FastenTech and its subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require FastenTech to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on FastenTech. Finally, FastenTech’s ability to pay cash to the holders upon a repurchase may be limited by FastenTech’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The agreements governing our outstanding Senior Debt will prohibit us from purchasing any notes, and also provide that some change of control events with respect to us would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which FastenTech becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when FastenTech is prohibited from purchasing notes, FastenTech could seek the consent of our senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition. If FastenTech does not obtain a consent or repay the borrowings, FastenTech will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Senior Debt. In these circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving FastenTech by increasing the capital required to effect such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the assets of FastenTech and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of a person. As a result, it may be unclear as to whether a Change of Control has occurred and whether FastenTech is required to make an offer to repurchase the notes as described above.

The provisions under the indenture relative to FastenTech’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding notes (other than Affiliates of FastenTech).

Certain Covenants

Limitation on Indebtedness

FastenTech will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that FastenTech, any Subsidiary Guarantor or any Securitization Entity that is a Restricted Subsidiary may Incur Indebtedness, and any Restricted Subsidiary may incur Acquired Indebtedness, in either case, if:

(a) the Consolidated Coverage Ratio for FastenTech and the Restricted Subsidiaries is at least 2.00 to 1.00; and

(b) no Default has occurred and is continuing or would occur as a consequence of Incurring the Indebtedness (this proviso, the “Coverage Ratio Exception”).

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1) Indebtedness represented by the notes issued on the Issue Date, the Exchange Notes and the Subsidiary Guarantees;

(2) any Refinancing Indebtedness Incurred in respect of any Indebtedness outstanding on the Issue Date (other than Indebtedness outstanding under the Credit Agreement and Indebtedness of the type described in clause (4) or (5)) or Incurred pursuant to the first paragraph of this covenant, clause (1) or this clause (2);

(3) Indebtedness Incurred, whether before, on or after the Issue Date, pursuant to the Credit Agreement and/or pursuant to a Permitted Securitization Transaction in an aggregate principal amount, not to exceed the greater of:

(a) $50,000,000 at any time outstanding, less the aggregate principal amount of all mandatory prepayments of principal and commitment reductions, in each case permanently reducing the commitments thereunder; and

(b) the sum of (x) 60% of the consolidated book value of the inventory of FastenTech and its Restricted Subsidiaries and (y) 85% of the consolidated book value of the accounts receivable of FastenTech and its Restricted Subsidiaries less any amount of any Indebtedness Incurred pursuant to clause (13) below, in each case as determined as of the last day of the most recent fiscal quarter for which internal financial statements are in existence;

(4) Indebtedness owed by FastenTech or any Restricted Subsidiary to FastenTech or any Restricted Subsidiary; provided, however, that

(a) any such Indebtedness owed by FastenTech shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and any such Indebtedness owed by any Subsidiary Guarantor shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(b) if such Indebtedness is subsequently held by a person other than FastenTech or any Restricted Subsidiary, the obligor of such Indebtedness shall be deemed to have Incurred Indebtedness not permitted by this clause (4);

(5) the Guarantee by FastenTech or any Restricted Subsidiary of Indebtedness of FastenTech or a Subsidiary Guarantor; provided, however, that the Indebtedness being Guaranteed is, or was at the time of issuance, permitted to be Incurred by another provision of the indenture;

(6) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that (x) in the case of Currency Agreements, such Currency Agreements are related to business transactions of FastenTech or any Restricted Subsidiary entered into in the ordinary course of business and (y) such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of FastenTech or any Restricted Subsidiary and not for purposes of speculation;

(7) Capitalized Lease Obligations and Purchase Money Indebtedness, and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed $7,500,000 at any time outstanding;

(8) Indebtedness of FastenTech and its Restricted Subsidiaries, to the extent the proceeds thereof are immediately used after the Incurrence thereof to purchase notes tendered in an offer to purchase made as a result of a Change of Control;

(9) Indebtedness of FastenTech or any Restricted Subsidiary represented by letters of credit and guarantees for the account of FastenTech or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by FastenTech or any Restricted Subsidiary in the ordinary course of business;

(10) Indebtedness in respect of trade and standby letters of credit, performance bonds, bankers’ acceptances and surety or appeal bonds issued for the account of FastenTech or any Restricted Subsidiary in the ordinary course of its business;

(11) indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or capital stock of FastenTech or any Restricted Subsidiary, provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by FastenTech and the Restricted Subsidiaries in connection with such disposition;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(13) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time not to exceed the sum of (x) 60% of the consolidated book value of the inventory of Foreign Subsidiaries and (y) 85% of the consolidated book value of the accounts receivable of such Foreign Subsidiaries, in each case as of the end of the most recent fiscal quarter for which internal financial statements are available;

(14) Acquired Indebtedness; provided, however, that at the time such Person becomes a Restricted Subsidiary or is acquired by FastenTech or at the time such Person is merged with or into FastenTech or one of its Restricted Subsidiaries, FastenTech would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Acquired Indebtedness pursuant to this clause; and

(15) in addition to the Indebtedness referred to in clauses (1) through (14) above, Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, so long as the obligor is permitted to Incur such obligation. In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (2) through (15) of the definition of “Permitted Indebtedness” or is entitled to be Incurred pursuant to the Coverage Ratio Exception, FastenTech shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant (provided, however, that all Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed to have been Incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”) and, in FastenTech’s sole discretion, may later reclassify such item into any one or more of the categories of Permitted Indebtedness described in clauses (2) through (15) of the definition of “Permitted Indebtedness” or the first paragraph of this covenant (provided, however, that at the time of reclassification it meets the criteria in such category or categories). The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, fluctuations in exchange rates and commodity prices and the accretion of accreted value will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (2) the principal amount or liquidation preference thereof, together with any interest and dividends thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance of any non-U.S. dollar-denominated Indebtedness with this covenant, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in the same or different currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

In addition, FastenTech will not permit any Unrestricted Subsidiary to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of FastenTech as of such time (and, if such Indebtedness is not permitted to be Incurred as of such time under the “Limitation on Indebtedness” covenant, FastenTech shall be in Default of such covenant).

Limitations on Layering Indebtedness

FastenTech will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior to the notes or the Subsidiary Guarantee of such Restricted Subsidiary and subordinated to any other Indebtedness of FastenTech or of such Restricted Subsidiary, as the case may be.

Limitation on Restricted Payments

FastenTech will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving FastenTech or any Restricted Subsidiary) except:

(a) dividends or distributions payable in Qualified Stock or in options, warrants or other rights to purchase Qualified Stock; and

(b) dividends or distributions payable to FastenTech or a Restricted Subsidiary of FastenTech (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2) purchase, repurchase, redeem or otherwise acquire or retire for value any Capital Stock of FastenTech or a Restricted Subsidiary held by persons other than FastenTech or a Restricted Subsidiary of FastenTech (other than in exchange for Qualified Stock);

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, before scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations; or

(4) make any Restricted Investment in any person;

(any of the foregoing referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time FastenTech or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default has occurred and is continuing (or would result from such Restricted Payment);

(b) FastenTech is not able to Incur an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3) and (5) of the next paragraph) would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) the aggregate Net Cash Proceeds received after the Issue Date by FastenTech or its Restricted Subsidiaries from the (A) issuance and sale of Qualified Stock by FastenTech or its Restricted Subsidiaries or capital contributions to FastenTech or (B) issuance and sale of Disqualified Stock or Indebtedness of FastenTech or its Restricted Subsidiaries that has been converted into or exchanged by FastenTech or its Restricted Subsidiaries for Qualified Stock of FastenTech or a Restricted Subsidiary, less the amount of any cash, or the fair market value of any other assets, distributed by FastenTech or any Restricted Subsidiary upon such conversion or exchange (other than Net Cash Proceeds received from an issuance and sale of Capital Stock to, or capital contributions from, (x) FastenTech or a Subsidiary of FastenTech or (y) an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by FastenTech or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); plus

(iii) to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (i) above, 100% of (x) any amount received in cash or Marketable Securities (upon conversion thereof to cash within 30 days of receipt thereof) by FastenTech or any Restricted Subsidiary as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate amount of cash or Marketable Securities (upon conversion thereof to cash within 30 days of receipt thereof) received by FastenTech or any Restricted Subsidiary upon the sale or other disposition of, the investee (other than an Unrestricted Subsidiary) of any Investment made by FastenTech and the Restricted Subsidiaries since the Issue Date (other than from an Investment in a Restricted Subsidiary); provided, however, that the foregoing sum shall not exceed, in the case of any investee (other than an Unrestricted Subsidiary), the aggregate amount of Restricted Investments previously made by FastenTech or any Restricted Subsidiary in such investee subsequent to the Issue Date; plus

(iv) to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (i) above, 100% of (x) any amount received in cash by FastenTech or any Restricted Subsidiary as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, or upon the sale or other disposition of the Capital Stock of, an Unrestricted Subsidiary of FastenTech and (y) the fair market value of the net assets of an Unrestricted Subsidiary of FastenTech, at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or is liquidated into, FastenTech or any Restricted Subsidiary, multiplied by FastenTech’s proportionate interest in such Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Restricted Investments previously made by FastenTech or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the Issue Date.

The provisions of the preceding paragraph will not prohibit:

(1) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this “Limitation on Restricted Payments” covenant;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock of FastenTech or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Stock (other than Capital Stock issued or sold to a Subsidiary of FastenTech or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by FastenTech or any Restricted Subsidiary unless such loans have been repaid with cash prior to the date of determination) or a substantially concurrent cash capital contribution to FastenTech; provided, however, that the Net Cash Proceeds from such sale will be excluded from clause (c)(ii) of the preceding paragraph;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Subordinated Obligations that qualify as Refinancing Indebtedness;

(4) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(5) so long as no Default or Event of Default has occurred and is continuing, any purchase, repurchase, redemption or other acquisition of Subordinated Obligations from Net Available Cash to the extent not otherwise required to be applied pursuant to the “Limitation on Sales of Assets and Subsidiary Stock” covenant; provided, however, that such purchase, repurchase, redemption of other acquisition will be excluded in the calculation of the amount of Restricted Payments;

(6) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom) loans or advances to employees or directors of FastenTech or any Subsidiary of FastenTech the proceeds of which are used to purchase Qualified Stock (or repurchases of such Capital Stock in exchange for cancellation of such loans or advances), in an aggregate amount not in excess of $1,000,000 at any one time outstanding; provided, however, that (a) the amount of such loans and advances will be included in the calculation of the amount of Restricted Payments and (b) the Net Cash Proceeds from any such sale of Qualified Stock of FastenTech will be excluded from clause (c)(ii) of the preceding paragraph;

(7) any purchase, repurchase, redemption or other acquisition of (a) Disqualified Stock of FastenTech made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of FastenTech that qualifies as Refinancing Indebtedness or (b) Disqualified Stock of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Restricted Subsidiary or FastenTech that qualifies as Refinancing Indebtedness; provided, however, in each case under this clause (7) that (i) such Refinancing Indebtedness is not issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by FastenTech or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (ii) at the time of such exchange, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) such purchase, repurchase, redemption or other acquisition will be excluded in the calculation of the amount of Restricted Payments;

(8) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under “Change of Control” above (including the purchase of all notes tendered), any purchase, repurchase, redemption or other acquisition of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase, repurchase, redemption or other acquisition price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (a) at the time of such purchase, repurchase, redemption or other acquisition, no Default shall have occurred and be continuing (or would result therefrom), (b) FastenTech would be able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” after giving pro forma effect to such Restricted Payment, (c) such purchase, repurchase, redemption or other acquisition is not made, indirectly or indirectly, from the proceeds of (or made in anticipation of) any Incurrence of Indebtedness by FastenTech or any Subsidiary and (d) such purchase, repurchase, redemption or other acquisition will be included in the calculation of the amount of Restricted Payments;

(9) purchases of Capital Stock of Restricted Subsidiaries from minority Holders (other than Affiliates of FastenTech); provided, however, that upon giving effect to any such purchase of Capital Stock of any Restricted Subsidiary, such Subsidiary shall be a Subsidiary Guarantor; provided further, however, that such purchases will be included in the calculation of the amount of Restricted Payments;

(10) any Investment made by the exchange for, or out of the proceeds of, a capital contribution in respect of or the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of FastenTech to the extent the net cash proceeds thereof are received by FastenTech (other than from a Restricted Subsidiary of FastenTech); provided, however, that the amount of such capital contribution or proceeds used to make such Investment shall be excluded from the calculation of the amount of Restricted Payments;

(11) repayment of all outstanding indebtedness under the (a) Senior Credit Agreement, dated as of March 16, 2000, as amended, between Nelson Stud Welding, Inc., Progessive Stamping Co. (DE), Inc., the subsidiary borrowers, the lenders and Bank One, NA, as Administrative Agent, (b) Amended and Restated Credit Agreement, dated as of June 11, 1998, as amended, among Fabri-Steel Products, Inc., the eligible subsidiaries, Morgan Guaranty Trust Company, as Agent, (c) Senior Subordinated Credit Agreement, dated as of March 31, 1999, between Fabri-Steel Products, Inc., and Citigroup Mezzanine Partners, L.P., (d) Subordinated Credit Agreement, dated as of March 17, 2000, by and between FabriSteel Holdings, Inc., and Citicorp Mezzanine Partners, L.P., (e) Swap Transaction Letter Agreement, dated July 5, 2000, between Morgan Guaranty Trust Company of New York and Fabri-Steel Products, Inc. and (f) Letter Agreement, dated November 8, 2000, between Nelson Stud Welding, Inc. and Bank One, NA (Chicago, Illinois) with respect to interest rate swaps; and

(12) Restricted Payments in an amount not to exceed $10,000,000 in the aggregate.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by FastenTech or any Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors acting in good faith, whose resolution with respect thereto shall be delivered to the trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $10,000,000.

Limitation on Liens

FastenTech will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its respective assets (including Capital Stock), whether owned on the date of the indenture or acquired after that date, which Lien secures any Indebtedness that ranks equally with, or is subordinate to the notes or any Subsidiary Guarantee in right of payment, unless contemporaneously with the Incurrence of such Lien, effective provision is made to secure the Indebtedness due under the indenture and the notes or any Subsidiary Guarantees equally and ratably with or prior to such obligation with a Lien on the same collateral for so long as such obligation is secured by such Lien; provided, however, that, in the case of any Lien securing an obligation that is subordinated in right of payment to the notes or a Subsidiary Guarantee, the Lien securing such Obligations, will also be subordinated by its terms to the notes or such Subsidiary Guarantee, as the case may be, at least to the same extent.

Limitation on Restrictions on Distributions From Restricted Subsidiaries

FastenTech will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to FastenTech or any Restricted Subsidiary;

(2) make any loans or advances to FastenTech or any Restricted Subsidiary; or

(3) transfer any of its property or assets to FastenTech or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to the indenture or an agreement in effect at or entered into on the date of the indenture (including, without limitation, the indenture and the Credit Agreement in effect on such date) or any encumbrance or restriction pursuant to any Indebtedness Incurred after the Issue Date no more restrictive, taken as a whole, than the encumbrances or restrictions pursuant to the Credit Agreement or the indenture;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary before the date on which such Restricted Subsidiary was acquired by FastenTech (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by FastenTech or in contemplation of such transaction) and outstanding on such date;

(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to Refinancing Indebtedness or Indebtedness under the Credit Agreement Incurred to refinance Indebtedness pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable, taken as a whole, in any material respect to the holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) and (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable or are ordinary and customary for a financing of that type and would not materially adversely affect FastenTech’s ability to make payments on the notes (in each case as determined in good faith by FastenTech’s Board of Directors);

(iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B) contained in mortgages, pledges or other security agreements securing Indebtedness of FastenTech or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of FastenTech or any Restricted Subsidiary;

(v) purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vi) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(viii) any restriction with respect to a Restricted Subsidiary contained in any agreement or instrument governing Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary that is in effect on the date such Restricted Subsidiary is acquired by FastenTech (and is not incurred in contemplation of such acquisition);

(ix) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(x) any agreement or instrument placing contract restrictions or restrictions applicable only to a Securitization Entity effected in connection with, or Liens on receivables or related assets which are the subject of, a Permitted Securitization Transaction.

Limitation on Sales of Assets and Subsidiary Stock

FastenTech will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) FastenTech or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by FastenTech or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied within 360 days from the later of the date of such asset Disposition or the receipt of such Net Available Cash:

(a) to prepay, repay or purchase Senior Debt or Guarantor Senior Debt, including, without limitation, obligations under the Credit Agreement; provided, however, that, in connection with any such prepayment, repayment or purchase, FastenTech will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

(b) to repay any Indebtedness that was secured by the assets sold in such Asset Disposition; and

(c) to invest in Additional Assets.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 361st day after the later of the date of an Asset Disposition or the receipt of Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $5,000,000, FastenTech will be required to make an offer (“Asset Disposition Offer”) to all holders of notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring FastenTech to make an offer to repurchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to repurchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be repurchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase and the offer price for the Pari Passu Notes, in accordance with the procedures set forth in the indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, FastenTech may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the trustee shall select the notes and Pari Passu Notes to be repurchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 business days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five business days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), FastenTech will repurchase the principal amount of notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, FastenTech will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes and Pari Passu Notes or portions of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. FastenTech will deliver to the trustee an officers’ certificate stating that such notes or portions thereof were accepted for payment by FastenTech in accordance with the terms of this covenant and, in addition, FastenTech will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. FastenTech or the paying agent, as the case may be, will promptly (but in any case not later than five business days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the repurchase price of the notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by FastenTech for purchase, and FastenTech will promptly issue a new note, and the trustee, upon delivery of an officers’ certificate from FastenTech, will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided, however, that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, FastenTech will take any and all other actions required by the agreements governing the Pari Passu Notes. Any note not so accepted will be promptly mailed or delivered by FastenTech to the holder thereof. FastenTech will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of FastenTech or of any Restricted Subsidiary of FastenTech that is a Subsidiary Guarantor and the release of FastenTech or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case FastenTech will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) above); and

(2) notes or other securities received by FastenTech or any Restricted Subsidiary of FastenTech from the transferee that are converted promptly by FastenTech or such Restricted Subsidiary into cash.

FastenTech will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, FastenTech will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of any conflict.

Limitation on Affiliate Transactions

FastenTech will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of FastenTech (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are no less favorable to FastenTech or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a person that is not an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate amount in excess of $2,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of FastenTech and by a majority of the disinterested members of such Board of Directors, if any (and such majority or majorities, as the case may be, determine that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate amount in excess of $15,000,000, FastenTech has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a person that is not an Affiliate.

The preceding paragraph will not apply to:

(1) transactions exclusively between or among FastenTech and/or any of its Restricted Subsidiaries; provided, however, in each case, such transaction is not otherwise prohibited by the indenture and that no Affiliate of FastenTech (other than another Restricted Subsidiary) owns Capital Stock in any such Restricted Subsidiary;

(2) any agreement in effect on the Issue Date as in effect on the Issue Date or as thereafter amended in a manner which is, taken as a whole, in the good faith judgment of the Board of Directors of FastenTech not materially less favorable to FastenTech or such Restricted Subsidiary than the original agreement as in effect on the Issue Date;

(3) any directors’ fees, employment, compensation, benefit, incentive, indemnity or similar agreements, arrangements or plans in respect of any officer, director, employee or consultant of FastenTech or any Restricted Subsidiary entered into in the ordinary course of business and approved by the Board of Directors of FastenTech;

(4) loans and advances permitted by clause (7) of the definition of “Permitted Investments”;

(5) any transaction with a Unrestricted Subsidiary in the ordinary course of business that complies with the requirements of clause (1) of the first paragraph of this covenant;

(6) the performance of obligations of FastenTech or any of its Restricted Subsidiaries under the terms of any agreement to which FastenTech or any of its Restricted Subsidiaries is a party on the Issue Date and identified on a schedule to the indenture on the Issue Date, as these agreements may be amended, modified or supplemented from time to time in compliance with the first paragraph of this covenant;

(7) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to FastenTech or the Restricted Subsidiaries in the ordinary course of business that complies with the requirements of clause (1) of the first paragraph of this covenant;

(8) the Advisory Agreement;

(9) purchase, lease, supply or similar agreements entered into in the ordinary course of business between FastenTech or any Restricted Subsidiaries and any Unrestricted Subsidiary or any Affiliate, so long as a majority of the disinterested directors determine that any such agreement is on terms no less favorable to FastenTech or the Restricted Subsidiary, as applicable, than those that could have been obtained in a comparable arm’s-length transaction with Person that is not an Affiliate;

(10) the issuance and sale of Qualified Stock;

(11) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments;” and

(12) transactions effected as part of a Permitted Securitization Transaction.

Limitation on Sales of Capital Stock of Restricted Subsidiaries

FastenTech will not, and will not permit any Restricted Subsidiary (other than a Securitization Entity) to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary or to issue any Capital Stock of any Restricted Subsidiary (other than, if necessary, shares of Capital Stock constituting directors’ qualifying shares) to any person except:

(1) to FastenTech or a Wholly-Owned Subsidiary; or

(2) in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary either continues to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer be a Restricted Subsidiary, then the Investment of FastenTech in such person (after giving effect to such issuance or sale) would have been permitted to be made under the covenant described under “—Limitation on Restricted Payments” as if made on the date of such issuance or sale.

Notwithstanding the preceding paragraph, FastenTech may sell all the Capital Stock of a Restricted Subsidiary as long as FastenTech complies with the terms of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and may create Liens that are Permitted Liens.

Future Subsidiary Guarantors

If, after the Issue Date, (a) FastenTech or one or more of its Restricted Subsidiaries (other than a Securitization Entity) shall acquire or create another Subsidiary (other than (x) a Subsidiary that has been designated an Unrestricted Subsidiary or (y) a Foreign Subsidiary) or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary (other than a Foreign Subsidiary), then, in each such case, the Issuer shall cause such Restricted Subsidiary (other than a Securitization Entity) to:

(1) execute and deliver to the Trustee (x) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the notes on a senior subordinated basis and (y) a notation of guarantee in respect of its Subsidiary Guarantee; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (x) has been duly authorized, executed and delivered by such Restricted Subsidiary and (y) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

SEC Reports

Notwithstanding that FastenTech may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, FastenTech will file with the Commission, and provide to the trustee and the holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein; provided, however, that availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy FastenTech’s delivery obligations hereunder. In the event that FastenTech is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, FastenTech will nevertheless provide such Exchange Act information to the trustee and the holders of the notes as if FastenTech were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If FastenTech has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of FastenTech and the Restricted Subsidiaries.

Merger, Consolidation, Etc.

FastenTech will not consolidate with or merge with or into, or sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all its assets to, any person, unless:

(1) the resulting, surviving or transferee person (the “Successor Company”) will be a corporation or limited liability company organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Company (if not FastenTech) will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of FastenTech under the notes, the indenture and the exchange and registration rights agreement;

(2) immediately after giving effect to such transaction (including any Indebtedness Incurred and Liens Incurred or granted in connection therewith), no Default has occurred and is continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such person’s obligations in respect of the indenture and the notes and its obligations under the exchange and registration rights agreement shall continue to be in effect; and

(5) FastenTech shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Except as provided in the fourth paragraph under the caption “—Subsidiary Guarantees,” no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the Successor Company) another person, whether or not Affiliated with such Subsidiary Guarantor, unless:

(1) the Successor Company will be a corporation or limited liability company organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Company (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee of such Subsidiary Guarantor and the exchange and registration rights agreement; and

(2) immediately after giving effect to such transaction (including any Indebtedness Incurred and Liens Incurred or granted in connection therewith), no Default has occurred and is continuing.

Upon any consolidation or merger of FastenTech or a Subsidiary Guarantor, or any transfer of all or substantially all of the assets of FastenTech in accordance with the foregoing, in which FastenTech or such Subsidiary Guarantor is not the continuing obligor under the notes or its Subsidiary Guarantee, as the case may be, the Surviving Company formed by such consolidation or into which FastenTech or such Subsidiary Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, FastenTech or such Subsidiary Guarantor under the indenture, the notes and the Subsidiary Guarantees with the same effect as if such Surviving Company had been named therein as FastenTech or such Subsidiary Guarantor and, except in the case of a conveyance, transfer or lease, FastenTech or such Subsidiary Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the notes or in respect of its Subsidiary Guarantee, as the case may be, and all of FastenTech’s or such Subsidiary Guarantor’s other obligations and covenants under the notes, the indenture and its Subsidiary Guarantee, if applicable.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the assets of one or more Subsidiaries of FastenTech, which assets, if held by FastenTech instead of such Subsidiaries, would constitute all or substantially all of the assets of FastenTech on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of FastenTech.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

Notwithstanding clause (3) of the first paragraph of this covenant, (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets to FastenTech or a Wholly-Owned Subsidiary of FastenTech and (y) FastenTech may merge with an Affiliate incorporated solely for the purpose, and with the effect, of reincorporating FastenTech in another jurisdiction to realize tax or other benefits.

Limitation on Lines of Business

FastenTech will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Events of Default

Each of the following is an “Event of Default”:

(1) default by FastenTech in any payment of interest or liquidated damages (as required by the exchange and registration rights agreement) on any note when due and payable, continued for 30 days (whether or not such payment is prohibited by the subordination provisions of the indenture);

(2) default by FastenTech in the payment of principal of or premium, if any, on any note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not such payment is prohibited by the subordination provisions of the indenture);

(3) failure by FastenTech or any Subsidiary Guarantor to comply with its obligations described under “—Certain Covenants—Merger, Consolidation Etc.”;

(4) failure by FastenTech to comply for 30 days after the notice specified below with any of its obligations under the covenants described under “—Change of Control” or “—Certain Covenants” above and certain other covenants (in each case, other than a failure to repurchase notes when required pursuant to the covenants described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Change of Control,” which will constitute an Event of Default under clause (2) above, and other than a failure to comply with “—Certain Covenants—Merger, Consolidation Etc.,” which will constitute an Event of Default under clause (3) above);

(5) failure by FastenTech to comply for 60 days after the notice specified below with its other agreements contained in the indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by FastenTech or any Restricted Subsidiary (or the payment of which is Guaranteed by FastenTech or any Restricted Subsidiary), other than Indebtedness owed to FastenTech or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the date of the indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness before the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness before its maturity (the “Cross-Acceleration Provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

(7) certain events of bankruptcy, insolvency or reorganization of FastenTech or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for FastenTech and the Restricted Subsidiaries), would constitute a Significant Subsidiary (the “Bankruptcy Provisions”);

(8) failure by FastenTech or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for FastenTech and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5,000,000 or its foreign currency equivalent (net of any amounts for which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “Judgment Default Provision”); or

(9) any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Subsidiary Guarantee and the indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the indenture or its Subsidiary Guarantee.

However, a Default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding notes notify FastenTech of the default and FastenTech does not cure such Default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above with respect to FastenTech) occurs and is continuing, the trustee by notice to FastenTech, or the holders of at least 25% in principal amount of the outstanding notes by notice to FastenTech and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be immediately due and payable. If an Event of Default described in clause (7) above occurs and is continuing with respect to FastenTech, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding notes, by notice to the trustee, may waive all past Defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. The indenture provides that in the event an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. Before taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of Default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, FastenTech is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. FastenTech also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute Events of Default, their status and any action FastenTech has taken or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder affected, no amendment or waiver may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the stated rate of, or extend the stated time for, payment of interest on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) change the redemption provisions in any manner adverse to the holders of notes;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any holder to receive payment of, principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor, or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7) modify or change any provision of the indenture or the related definitions affecting the subordination of the notes or of any Subsidiary Guarantee in a manner that adversely affects the rights of any holder;

(8) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except as permitted by the indenture; or

(9) make any change in the amendment provisions which require each holder’s consent.

Without the consent of any holder, FastenTech and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation or limited liability company of the obligations of FastenTech under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add Subsidiary Guarantees;

(5) secure the notes;

(6) add to the covenants of FastenTech or the Subsidiary Guarantors for the benefit of the holders or surrender any right or power conferred upon FastenTech;

(7) make any change that does not adversely affect the rights of any holder; or

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, FastenTech is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

No amendment of, or supplement or waiver to, the indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the indenture, without the consent of such holder.

Defeasance

FastenTech at any time may terminate all its obligations under the notes and the indenture (“Legal Defeasance”), except for certain obligations, including those regarding the Defeasance Trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If FastenTech exercises its Legal Defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

FastenTech at any time may terminate its obligations under covenants described under “—Certain Covenants” (other than “Merger, Consolidation Etc.”), the operation of the cross-default upon a Payment Default, the Cross-Acceleration Provision, the Bankruptcy Provisions with respect to Significant Subsidiaries and the Judgment Default Provision and the Subsidiary Guarantee provision described under “Events of Default” above and the limitations contained in clause (3) and clause (4) under “Certain Covenants—Merger, Consolidation Etc.” above (“Covenant Defeasance”).

FastenTech may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If FastenTech exercises its Legal Defeasance option, payment of the notes may not be accelerated because of an Event of Default. If FastenTech exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default described in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of Default” above or because of the failure of FastenTech to comply with clause (3) and clause (4) under “Certain Covenants—Merger, Consolidation Etc.” above.

In order to exercise either defeasance option, FastenTech must irrevocably deposit in trust (the “Defeasance Trust”) with the trustee for the benefit of the holders money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of Legal Defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) as to all outstanding notes when either:

(1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by FastenTech and thereafter repaid to FastenTech or discharged from this trust) have been delivered to the trustee for cancellation; or

(2) (a) all notes not delivered to the trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and FastenTech has irrevocably deposited or caused to be deposited with the trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the trustee for cancellation,

(b) FastenTech has paid all sums payable by it under the indenture,

(c) FastenTech has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the date of redemption, as the case may be, and

(d) the holders of outstanding notes have a valid, perfected, exclusive security interest in this trust.

In addition, FastenTech must deliver an officers’ certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, controlling person or stockholder of FastenTech or any Subsidiary Guarantor, as such, shall have any liability for any obligations of FastenTech under the notes or the indenture or the Subsidiary Guarantees for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Concerning the Trustee

BNY Midwest Trust Company is the trustee under the indenture and has been appointed by FastenTech as registrar and paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means (1) with respect to any person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such person and its Subsidiaries existing at the time such person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary and (2) with respect to FastenTech or any Restricted Subsidiary, any Indebtedness of a person (other than FastenTech or a Restricted Subsidiary) existing at the time such person is merged with or into FastenTech or a Restricted Subsidiary, or Indebtedness expressly assumed by FastenTech or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another person, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such merger or acquisition.

“Additional Assets” means:

(1) any assets (other than Indebtedness and securities) to be used by FastenTech or a Restricted Subsidiary of FastenTech in a Related Business;

(2) the Capital Stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by FastenTech or a Restricted Subsidiary of FastenTech; or

(3) Capital Stock constituting a minority interest in any person that at such time is a Restricted Subsidiary of FastenTech;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Advisory Agreement” means the Advisory Agreement, to be dated as of May 1, 2003, by and among FastenTech, certain of its Subsidiaries from time to time and Citicorp Venture Capital Ltd., as in effect on the Issue Date.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified person; provided, however, that no lender under the Credit Agreement shall be treated as an Affiliate solely by virtue of the exercise of its rights and remedies thereunder. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a person shall be deemed to be control.

“amend” means amend, modify, supplement, restate or amend and restate, including successively, and “amending” and “amended” have correlative meanings.

“asset” means any asset or property, whether real, personal or mixed, tangible or intangible.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by FastenTech or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to FastenTech or by FastenTech or a Restricted Subsidiary to a Wholly-Owned Subsidiary;

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) dispositions of inventory in the ordinary course of business;

(4) dispositions of obsolete or worn-out equipment or equipment that is no longer useful in the conduct of the business of FastenTech and the Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions permitted under “—Certain Covenants—Merger, Consolidation Etc.”;

(6) an issuance of Capital Stock by a Restricted Subsidiary to FastenTech or to a Wholly-Owned Subsidiary;

(7) for purposes of “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment or a disposition subject to and permitted by “—Certain Covenants—Limitation on Restricted Payments”;

(8) dispositions of assets with an aggregate fair market value since the Issue Date of less than $1,000,000;

(9) dispositions in connection with Permitted Liens; and

(10) sales of accounts receivable and related assets of the type described in the definition of “Permitted Securitization Transaction” to a Securitization Entity for the fair market value thereof, and transfers of accounts receivable and related assets of the type described in the definition of “Permitted Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Entity in a Permitted Securitization Transaction.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means, as to any person, the board of directors of such person or any duly authorized committee thereof.

“Capital Stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the government or any agency or instrumentality (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition thereof, having a credit rating of at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc.;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank, the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500,000,000;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d–3 and 13d–5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power (including by the terms of the organizational documents governing such shares, any agreement or otherwise) of the Voting Stock of FastenTech (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of FastenTech held by a parent entity, if such person or group “beneficially owns,” directly or indirectly, more than 50% of the voting power (including by the terms of the organizational documents governing such shares, agreement or otherwise) of the Voting Stock of such parent entity); or

(2) the first day on which a majority of the members of the board of directors of FastenTech are not Continuing Directors; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of FastenTech and the Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(4) the adoption by the stockholders of FastenTech of a plan or proposal for the liquidation or dissolution of FastenTech.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Consolidated Coverage Ratio” means, with respect to any person, as of any date of determination, with respect to any person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if FastenTech or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility, including, without limitation, the Credit Agreement, outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility, including, without limitation, the Credit Agreement, unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period FastenTech or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of FastenTech or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to FastenTech and the continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent FastenTech and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if, since the beginning of such period, FastenTech or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary or is merged with or into FastenTech) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if, since the beginning of such period, any person that subsequently became a Restricted Subsidiary or was merged with or into FastenTech or any Restricted Subsidiary since the beginning of such period will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by FastenTech or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of FastenTech (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated EBITDA” means, without duplication:

(1) the Consolidated Net Income for such period; plus

(2) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense;

(b) Consolidated Income Taxes;

(c) consolidated depreciation expense of FastenTech and its consolidated Restricted Subsidiaries determined in accordance with GAAP;

(d) consolidated amortization of intangibles of FastenTech and its consolidated Restricted Subsidiaries determined in accordance with GAAP; and

(e) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period, or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); minus

(3) the aggregate amount of all non-cash charges, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

Notwithstanding the preceding sentence, amounts under clauses (2)(b) through (e) and clause (3), to the extent relating to amounts of a Restricted Subsidiary of a Person, will be added to or subtracted from Consolidated Net Income to compute Consolidated EBITDA of such person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person and, to the extent the amounts set forth in clauses (2)(b) through (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to FastenTech by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any person for any period, taxes imposed upon such person or other payments required to be made by such person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such person or such person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of FastenTech and its consolidated Restricted Subsidiaries determined in accordance with GAAP, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of issuance costs, debt discount or premium, and other financing fees and expenses;

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another person that is Guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries;

(6) net costs associated with Hedging Obligations (including amortization of fees);

(7) the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than FastenTech or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP;

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than FastenTech) in connection with Indebtedness Incurred by such plan or trust; and

(10) all interest payable with respect to discontinued operations.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by FastenTech and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of FastenTech and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that subject to the limitations contained in clauses (4), (5) and (6) below, FastenTech’s equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to FastenTech or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(2) any net income (or loss) of any person acquired by FastenTech or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to FastenTech, except that:

(a) subject to the limitations contained in clauses (4), (5) and (6) below, FastenTech’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to FastenTech or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) FastenTech’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any property, plant or equipment of FastenTech or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any person;

(5) any extraordinary gain or extraordinary loss; and

(6) the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of the date of determination, any member of the Board of Directors of FastenTech who: (1) was a member of such Board of Directors on the date of the indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement, dated as of May 1, 2003, among FastenTech, JPMorgan Chase Bank, as Administrative Agent, and the lenders and letter of credit issuing banks party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements, intercreditor agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of FastenTech as additional borrowers or guarantors thereunder) all or a portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means, in respect of a person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such person is a party or a beneficiary.

“CVC” means (i) any Subsidiary of Citigroup Inc., a Delaware corporation, including Citicorp Venture Capital Ltd., a New York corporation, (ii) any investment vehicle that (A) is sponsored or managed (whether through ownership of securities having a majority of the voting power or through the management of investments) by any Subsidiary included in clause (i) hereof and (B) contains, as a part of its name “Citigroup,” “CVC” or any variant thereof, or (iii) Citigroup Venture Capital Partners, L.P., a Delaware limited partnership and its Affiliates.

“CVC Investors” means (i) CVC, (ii) any officer, employee, director or general partner of CVC or general partner of any investment vehicle included in the definition of CVC, (iii) any spouse or lineal descendant (including by adoption and stepchildren) of the officer, employee, director, partner or member referred to in clause (ii) above, and (iv) any trust, corporation, partnership or other entity established solely for the benefit of the persons included in clauses (ii) or (iii) above.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Debt” means (1) Indebtedness constituting Senior Debt under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $20,000,000 and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of FastenTech or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock, in whole or in part,

in each case on or prior to the date that is 91 days after the date (a) on which the notes mature or (b) on which there are no notes outstanding; provided, however, only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require FastenTech to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) provide that FastenTech may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) pursuant to such provision prior to compliance by FastenTech with the provisions of the indenture described under the captions “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and such repurchase or redemption complies with “Certain Covenants—Limitation on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of FastenTech organized under the laws of, and conducting a majority of its business in, the United States of America, any State thereof or the District of Columbia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Subsidiary” means any Restricted Subsidiary of FastenTech organized under the laws of, and conducting a majority of its business in, any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any person means the obligations of such person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such person at the time it becomes a Restricted Subsidiary. The terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any person on any date of determination (without duplication):

(1) the principal of and premium, if any, in respect of obligations of such person for borrowed money;

(2) the principal of and premium, if any, in respect of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such person;

(6) the principal component or liquidation preference of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such person; and

(9) to the extent not otherwise included in this definition, net Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time).

In addition, “Indebtedness” of any person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such person if such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”) and either:

(1) such person or a Restricted Subsidiary of such person is a general partner of the Joint Venture; or

(2) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such person or a Restricted Subsidiary of such person.

“Interest Rate Agreement” means with respect to any person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such person is party or a beneficiary.

“Investment” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by FastenTech or a Subsidiary for consideration to the extent such consideration consists of common equity securities of FastenTech.

For purposes of “Certain Covenants—Limitation on Restricted Payments,” the term “Investment” will include:

(1) the portion (proportionate to FastenTech’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of FastenTech at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of FastenTech. If FastenTech or any Restricted Subsidiary of FastenTech sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of FastenTech such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of FastenTech, FastenTech will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of FastenTech in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

“Issue Date” means the date on which the notes are originally issued.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Investors” means (i) each of the executive officers and directors of FastenTech who own Voting Stock of FastenTech, in each case so long as such person shall remain an executive officer, employee or director of FastenTech, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the executive officers and directors referred to in clause (i) above; and (iii) any trust, corporation, partnership or other entity established solely for the benefit of the Persons included in clauses (i) and (ii) above.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either Standard & Poors’ or Moody’s Investors Service, Inc.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by FastenTech or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither FastenTech nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of FastenTech or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of FastenTech or the Restricted Subsidiaries, except in the case of Standard Securitization Undertakings.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“officer” means the Chairman of the Board, the Chief Executive Officer, President, any Vice President, the Treasurer or the Secretary of FastenTech.

“opinion of counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of, or counsel to, FastenTech.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the notes.

“Permitted Holder” means the CVC Investors and the Management Investors; provided, however, that in no event shall any Persons (other than CVC), collectively, be deemed “Permitted Holders” with respect to more than 30% of the total voting power of all classes of Voting Stock of FastenTech.

“Permitted Investment” means an Investment by FastenTech or any Restricted Subsidiary in:

(1) a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, FastenTech or a Subsidiary Guarantor; provided, however, that such person’s primary business is a Related Business;

(3) FastenTech;

(4) cash and Cash Equivalents;

(5) receivables owing to FastenTech or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as FastenTech or any such Restricted Subsidiary deems reasonable under the circumstances;

(6) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(7) loans or advances to employees made in the ordinary course of business consistent with past practices of FastenTech or such Restricted Subsidiary in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to FastenTech or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(9) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(10) Investments in existence on the Issue Date;

(11) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with”—Certain Covenants—Limitation on Indebtedness”;

(12) assets, Capital Stock or other securities by FastenTech or a Restricted Subsidiary to the extent the consideration therefor consists solely of Capital Stock of FastenTech (other than Disqualified Stock);

(13) any Investment by FastenTech or any Guarantor in a Securitization Entity or any Investment by a Securitization Entity in any other person, in each case in connection with a Permitted Securitization Transaction; provided, however, that the foregoing Investment is in the form of a Purchase Money Note that the Securitization Entity or such other person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual arrangements with entities that are not Affiliates entered into as part of a Permitted Securitization Transaction;

(14) Investments in Permitted Joint Ventures of up to $10,000,000 at any one time outstanding.

The amount of Investments outstanding at any time pursuant to clause (12) above shall be deemed to be reduced, without duplication:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital with respect to such Investment to FastenTech or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of FastenTech’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

“Permitted Joint Venture” means an entity characterized as a joint venture in which FastenTech or a Restricted Subsidiary (a) owns at least 30% of the ownership interest and (b) has the right to receive a percentage of the profits or distributions at least equal to the percentage of its ownership interest.

“Permitted Junior Securities” means, as to FastenTech or a Subsidiary Guarantor, as the case may be, any securities of FastenTech or such Subsidiary Guarantor, as the case may be, provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law relating to FastenTech or such Subsidiary Guarantor, as relevant, that:

(1) constitute either (x) Capital Stock of FastenTech or the Subsidiary Guarantor, as the case may be, or (y) Indebtedness of FastenTech or the Subsidiary Guarantor, as the case may be, subordinated in right of payment to all Senior Debt of FastenTech or Subsidiary Guarantor, as relevant, then outstanding to at least the same extent as the notes are subordinated as provided in the indenture;

(2) not exceeding the interest rate borne by the notes;

(3) are not entitled to the benefits of covenants or defaults materially more favorable to the holders of such securities than those then in effect with respect to the notes; and

(4) do not provide for any maturity, mandatory redemption, or mandatory repayment or repurchase, upon the occurrence of any event or otherwise, prior to the date six months following the last stated maturity of Senior Debt of FastenTech or the Subsidiary Guarantor, as relevant (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

“Permitted Liens” means, with respect to any person:

(1) Liens securing Senior Debt or Subsidiary Guarantor Senior Debt;

(2) Liens securing the notes and the Subsidiary Guarantees;

(3) pledges or deposits by such person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(4) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, landlords’ and vendors’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(5) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(6) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of FastenTech or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided, however, that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by FastenTech in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by FastenTech or any Restricted Subsidiary to provide collateral to the depository institution;

(11) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by FastenTech and the Restricted Subsidiaries in the ordinary course of business;

(12) Liens on property or shares of stock of a person at the time such person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by FastenTech or any Restricted Subsidiary;

(13) Liens on property at the time FastenTech or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into FastenTech or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by FastenTech or any Restricted Subsidiary;

(14) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to FastenTech or a Subsidiary Guarantor;

(15) Liens securing Indebtedness under Interest Rate Agreements and Currency Agreements; and

(16) Liens on assets transferred to a Securitization Entity or an asset of a Securitization Entity, in either case, incurred in connection with a Permitted Securitization Transaction.

“Permitted Securitization Transaction” means any transaction or series of transactions pursuant to which FastenTech or any of its Restricted Subsidiaries may sell, contribute, convey or otherwise transfer to (i) a Securitization Entity (in the case of a transfer by FastenTech or any of its Restricted Subsidiaries) and (ii) any other person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of FastenTech or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and other assets (including contract rights and all guarantees or other obligations in respect to such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable).

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Public Equity Offering” means an offering for cash by FastenTech of its common stock, or options, warrants or rights with respect to its common stock, made pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission (other than on Form S-4 or S-8 under the Securities Act).

“Public Market” means, with respect to the common stock of FastenTech, that:

(1) the common stock of FastenTech is then registered with the Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System; and

(2) at least 15% of the total issued and outstanding common stock of FastenTech has been distributed before such time by means of an effective registration statement under the Securities Act of 1933, as amended, and has not been repurchased by FastenTech or any of its Affiliates.

“Purchase Money Indebtedness” means Indebtedness of FastenTech or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the ordinary course of business by FastenTech or any Restricted Subsidiary; provided, however, that (1) the aggregate amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be Incurred no later than 180 days after the acquisition of such assets or completion of such construction or improvement and (3) such Indebtedness shall not be secured by any assets of FastenTech or any Restricted Subsidiary other than the assets so acquired or constructed and improvements thereon.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from FastenTech or any Restricted Subsidiary in connection with a Permitted Securitization Transaction to a Securitization Entity, which note is repayable from cash available to Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Qualified Stock” means any Capital Stock of FastenTech that is not Disqualified Stock.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, increase, replace, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness (or with respect to clause (7) of the second paragraph of “Certain Covenants—Limitations on Restricted Payments,” Disqualified Stock) that is Incurred to Refinance any Indebtedness (or with respect to clause (7) of the second paragraph of “Certain Covenants—Limitations on Restricted Payments,” Disqualified Stock) existing on the date of the indenture or Incurred in compliance with the indenture (including Indebtedness (or Disqualified Stock, as the case may be) of FastenTech that Refinances Indebtedness (or Disqualified Stock, as the case may be) of any Restricted Subsidiary and Indebtedness (or Disqualified Stock, as the case may be) of any Subsidiary Guarantor that Refinances Indebtedness (or Disqualified Stock, as the case may be) of either FastenTech or another Subsidiary Guarantor); provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness (or Disqualified Stock, as the case may be) being Refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness (or Disqualified Stock, as the case may be) has a

Stated Maturity no earlier than the Stated Maturity of the Indebtedness (or Disqualified Stock, as the case may be) being Refinanced or (b) if the Stated Maturity of the Indebtedness (or Disqualified Stock, as the case may be) being Refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness (or Disqualified Stock, as the case may be) has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(2) the Refinancing Indebtedness (or Disqualified Stock, as the case may be) has an Average Life at the time such Refinancing Indebtedness (or Disqualified Stock, as the case may be) is Incurred that is equal to or greater than the Average Life of the Indebtedness (or Disqualified Stock, as the case may be) being Refinanced;

(3) such Refinancing Indebtedness (or Disqualified Stock, as the case may be) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness (or Disqualified Stock, as the case may be) being Refinanced (plus, without duplication, any additional Indebtedness (or Disqualified Stock, as the case may be) Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness (or Disqualified Stock, as the case may be) and fees Incurred in connection therewith);

(4) if the Indebtedness (or Disqualified Stock, as the case may be) being Refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Refinancing Indebtedness (or Disqualified Stock, as the case may be) is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness (or Disqualified Stock, as the case may be) being Refinanced; and

(5) the obligor(s) on the Refinancing Indebtedness (or Disqualified Stock, as the case may be) shall not include any person that is not FastenTech or a Subsidiary Guarantor or a person that is an obligor on the Indebtedness (or Disqualified Stock, as the case may be) being Refinanced.

“Related Business” means any business which is the same as, or related, ancillary or complementary to, any of the businesses of FastenTech and the Restricted Subsidiaries on the Issue Date (as determined in the good faith judgment of FastenTech’s Board of Directors).

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided, however, that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of FastenTech other than an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Entity” mean a Wholly-Owned Subsidiary of FastenTech that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of FastenTech as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by FastenTech or any other Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to, or obligates FastenTech or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of FastenTech or any Restricted Subsidiary directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither FastenTech nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to FastenTech or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of FastenTech, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither FastenTech nor any Restricted Subsidiary (other than such entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to, or that would accrue but for, the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of FastenTech, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to, or that would accrue but for, the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of:

(1) all monetary obligations of every nature of FastenTech under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations in respect of the Credit Agreement;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of FastenTech to any of its Subsidiaries;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of FastenTech or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3) obligations to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Stock;

(5) any liability for taxes owed or owing by FastenTech;

(6) that portion of any Indebtedness incurred in violation of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of FastenTech to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to FastenTech; and

(8) any Indebtedness of FastenTech which is, by its express terms, subordinated in right of payment to any other Indebtedness of FastenTech.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of FastenTech within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Standard Securitization Undertakings” mean representations, warranties, covenants and indemnities entered into by FastenTech or any Restricted Subsidiary that are reasonably customary in securitization transactions relating to accounts receivable.

“Stated Maturity” means (1) with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal before the date originally scheduled for the payment thereof and (2) with respect to any Capitalized Lease Obligations, the date of the last payment of rent or any other amount due under such lease before the first date such lease may be terminated without penalty.

“Subordinated Obligation” means any Indebtedness of FastenTech or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor pursuant to a written agreement.

“Subsidiary” of any person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of FastenTech.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the notes by a Subsidiary Guarantor pursuant to the terms of the indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the indenture.

“Subsidiary Guarantor” means each Subsidiary of FastenTech (other than a Foreign Subsidiary) in existence on the Issue Date and any Restricted Subsidiary created or acquired, directly or indirectly, by FastenTech after the Issue Date (other than a Subsidiary that is not required to become a Subsidiary Guarantor pursuant to “—Certain Covenants—Future Subsidiary Guarantors”).

“Subsidiary Guarantor Senior Debt” means, with respect to any Subsidiary Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to, or that would accrue but for, the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor.

Without limiting the generality of the foregoing, “Subsidiary Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1) all monetary obligations of every nature of such Subsidiary Guarantor under, or with respect to, the Credit Agreement and the guarantees issued in connection therewith, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations in respect of the Credit Agreement,

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Subsidiary Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Subsidiary Guarantor to FastenTech or any of its Subsidiaries;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of FastenTech or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3) obligations to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Stock;

(5) any liability for taxes owed or owing by such Subsidiary Guarantor;

(6) that portion of any Indebtedness incurred in violation of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of such Subsidiary Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Subsidiary Guarantor; and

(8) any Indebtedness of such Subsidiary Guarantor which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of FastenTech that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of FastenTech in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of FastenTech may designate any Subsidiary of FastenTech (including any newly acquired or newly formed Subsidiary or a person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of FastenTech which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary (other than Liens on accounts receivable and related assets in connection with a Permitted Securitization Transaction);

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of FastenTech in such Subsidiary complies with “Certain Covenants—Limitation on Restricted Payments”;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of FastenTech and its Subsidiaries;

(5) such Subsidiary is a person with respect to which neither FastenTech nor any of the Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such person; or

(b) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with FastenTech or any Restricted Subsidiary with terms substantially less favorable to FastenTech than those that might have been obtained from Persons who are not Affiliates of FastenTech.

Any such designation by the Board of Directors of FastenTech shall be evidenced to the trustee by filing with the trustee a resolution of the Board of Directors of FastenTech giving effect to such designation and an officers’ certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of FastenTech may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no Default shall have occurred and be continuing or would occur as a consequence thereof and FastenTech could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception on a pro forma basis taking into account such designation.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of FastenTech, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by FastenTech or another Wholly-Owned Subsidiary.

The Global Notes

The new notes will be in the form of one or more registered global notes without interest coupons (collectively, the “global notes”). Upon issuance, the global notes will be deposited with the trustee, as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.”

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositories for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositories that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

This section summarizes the material U.S. federal income tax consequences to holders of the exchange of old notes for new notes and of the ownership and disposition of the new notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you bought your old notes in the initial offering and are exchanging old notes for new notes in the exchange offer.

•	The discussion only covers you if you hold your old notes (and will hold your new notes) as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, a partnership or other pass-through entity, a regulated investment company, a dealer in securities or currencies, a person holding the old notes (and will hold your new notes) as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or a person whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of the exchange of old notes for new notes or on any other matter discussed herein. As a result, the IRS could disagree with portions of this discussion.

We urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the exchange of old notes for new notes, the ownership and disposition of the new notes and the application of the U.S. federal income tax laws to your particular situation.

A “U.S. holder” is (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. Income tax treaties contain provisions which occasionally may modify the U.S. Federal income tax principles for determining the tax residency of individuals and entities. You should consult your tax advisors if you believe a relevant income tax treaty modifies the application of the aforementioned rules as applied to your status as a U.S. holder. All references to “holders” (including U.S. holders) are to beneficial owners of the notes. The term “Non-U.S. holder” refers to any beneficial owner of a note who or which is not a U.S. holder or a partnership or other pass-through entity.

Exchange Offer

The exchange of old notes for identical debt securities registered under the Securities Act should not constitute a taxable exchange because there should not be a significant modification of the terms of the notes. Instead, the new notes will be treated as a continuation of the old notes for U.S. federal income tax purposes. As a result, (i) you should not recognize a taxable gain or loss as a result of exchanging your old notes for new notes; (ii) the holding period of the new notes you receive should include the holding period of the old notes you exchange; and (iii) the adjusted tax basis of the new notes you receive should be the same as the adjusted tax basis of the old notes you exchange determined immediately before the exchange.

U.S. Holders

Taxation of Interest. If you are a U.S. holder, as was the case with the old notes, you will be required to recognize as ordinary income any interest paid or accrued on the new notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of New Notes. On the sale, retirement or redemption of your new notes:

•	You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note generally will equal the cost of the old note exchange by you for the new note.

•	Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the new note for more than one year (including your holding period for the old notes). Under recent changes to the Internal Revenue Code, the maximum tax rate on long-term capital gains recognized by individuals after May 5, 2003 and before January 1, 2009 is 15%. Absent further changes in the law, the long-term capital gains recognized by individuals after 2008 will be subject to a maximum tax rate of 20% (or 18% if the new note is held for more than five years). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Withholding Tax on Payments of Principal and Interest on New Notes. Generally, payments of principal and interest on a new note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of an interest payment:

•	you do not actually or constructively own 10% or more of the total combined voting power of all of our voting stock;

•	you are not a controlled foreign corporation that is related to us within the meaning of U.S. federal income tax laws;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	you are either (A) the beneficial owner of the new note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of your trade or business (a “financial institution”) and that certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payment on a new note if such interest is effectively connected with your conduct of a trade or business in the United States. Foreign corporations may wish to consider the possible impact of a branch profits tax.

Sale, Exchange or Redemption of New Notes. You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above), unless:

•	you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the U.S. and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

•	the gain is effectively connected with your conduct of a trade or business in the U.S.; or

•	you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

Backup Withholding and Information Reporting

U.S. Holders. Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the new notes with respect to certain non-corporate U.S. holders, and backup withholding (currently at 28%) may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders. Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the new notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides a certification described above under “—Non-U.S. Holders—Withholding Tax on Payments of Principal and Interest on New Notes” or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of new notes effected outside the U.S. by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of new notes effected outside the U.S. by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of new notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2003 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

While any notes remain outstanding, we will make available, on request, to any holder and any prospective purchaser of the notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (Registration No. 333-    ). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address: FastenTech, 8500 Normandale Lake Blvd., Suite 1230, Minneapolis, MN 55437; the telephone number at that address is (952) 921-2090.

LEGAL MATTERS

Certain legal matters with respect to the notes and the guarantees offered hereby will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules as of September 30, 2001 and 2002, and for each of the three years in the period ended September 30, 2002, and the combined financial statements of TRW Nelson Stud Welding as of September 30, 1999, and for the nine-month period ended September 30, 1999, as set forth in their reports, which are included in this registration statement. We have included our financial statements in the Registration Statement in reliance on Ernst & Young LLP’s reports given on their authority as experts in accounting and auditing.

The consolidated financial statements of the Evansville Operations of Rolls-Royce Corporation as of December 31, 2001 and 2002, and for each of the years in the three year period ended December 31, 2002 have been included herein in reliance upon the report of KPMG LLP, independent accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Report of Independent Auditors

The Board of Directors

FastenTech, Inc.

Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of FastenTech, Inc. and Subsidiaries as of September 30, 2001 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency in assets), and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FastenTech, Inc. and Subsidiaries at September 30, 2001 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in the notes to the financial statements, the Company was required to adopt Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective October 1, 2000.

October 23, 2002

FastenTech, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,
(Dollars in Thousands, except share and per share information)	2001	2002
Assets
Current assets:
Cash and cash equivalents	$8,641	$10,983
Accounts receivable, net of allowance of $1,419 and $1,275, respectively	34,483	32,285
Inventory	36,760	35,073
Deferred income taxes	4,237	1,906
Other	1,727	1,339

Total current assets	85,848	81,586
Goodwill, net	91,597	94,006
Property, plant, and equipment, net	75,722	68,972
Other assets	6,468	6,976

Total assets	$259,635	$251,540

Liabilities and stockholders’ equity (deficiency in assets)
Current liabilities:
Accounts payable	$18,333	$15,829
Income taxes payable	1,557	2,313
Other accrued liabilities	12,884	11,027
Current portion of long-term debt	14,373	9,699

Total current liabilities	47,147	38,868
Long-term debt, net of current portion	171,671	165,017
Unrealized loss on interest rate swaps	3,611	2,166
Deferred income taxes	5,720	5,607
Preferred stock dividends payable	10,600	14,977
Other long-term liabilities	7,294	10,862

Total liabilities	246,043	237,497
Minority interest	4,927	1,492
Redeemable preferred stock	31,994	31,994
Stockholders’ equity (deficiency in assets):
Common stock, $0.01 par value: 5,000,000 shares authorized, 1,858,300 (1,774,789 in 2001) issued and outstanding	18	19
Additional paid-in capital	17,850	15,765
Accumulated deficit	(39,032)	(31,263)
Accumulated other comprehensive loss	(2,165)	(3,964)

Total stockholders’ equity (deficiency in assets)	(23,329)	(19,443)

Total liabilities and stockholders’ equity (deficiency in assets)	$259,635	$251,540

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Consolidated Statements of Income

	Year Ended September 30,
(Dollars in Thousands)	2000	2001	2002
Net sales	$197,794	$212,173	$208,798
Cost of sales	141,272	143,989	140,237

Gross profit	56,522	68,184	68,561
Selling, general, and administrative expenses	34,099	36,744	36,749
Restructuring and nonrecurring charges	—	3,153	(452)

Operating income	22,423	28,287	32,264
Other income (expense):
Investment income	98	219	81
Unrealized (loss) gain on interest rate swaps	—	(2,673)	1,444
Interest expense	(19,597)	(22,596)	(19,266)
Other, net	(631)	1,481	1,094

	(20,130)	(23,569)	(16,647)

Income before provision for income taxes and minority interest	2,293	4,718	15,617
Income tax expense	1,256	2,108	6,663

Income before minority interest	1,037	2,610	8,954
Minority interest in income of subsidiaries	(986)	(1,020)	(1,185)

Income before cumulative effect of a change in accounting principle	51	1,590	7,769
Cumulative effect on prior years (to September 30, 2000) of adoption of a new accounting pronouncement (net of taxes of $319)	—	(619)	—

Net income	$51	$971	$7,769

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(Deficiency in Assets)

Years Ended September 30, 2000, 2001, and 2002

				Accumulated Other Comprehensive Income (Loss)
(Dollars in Thousands)	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Minimum Pension Liability	Foreign Currency Translation	Total
Balance at September 30, 1999	$2	$8,314	$(40,054)	$—	$(18)	$(31,756)
Comprehensive income (loss):
Net income	—	—	51	—	—	51
Foreign currency translation adjustment	—	—	—	—	(1,327)	(1,327)

Total comprehensive loss	—	—	—	—	—	(1,276)
Preferred stock dividends	—	(2,984)	—	—	—	(2,984)
Issuance of common shares	15	14,985	—	—	—	15,000
Issuance of common stock purchase warrants	—	708	—	—	—	708

Balance at September 30, 2000	17	21,023	(40,003)	—	(1,345)	(20,308)
Comprehensive income (loss):
Net income	—	—	971	—	—	971
Adjustment to recognize minimum pension liability (net of taxes of $800)	—	—	—	(1,200)	—	(1,200)
Foreign currency translation adjustment	—	—	—	—	380	380

Total comprehensive income	—	—	—	—	—	151
Preferred stock dividends	—	(3,863)	—	—	—	(3,863)
Issuance of common shares	1	690	—	—	—	691

Balance at September 30, 2001	18	17,850	(39,032)	(1,200)	(965)	(23,329)
Comprehensive income (loss):
Net income	—	—	7,769	—	—	7,769
Adjustment to recognize minimum pension liability (net of taxes of $1,314)	—	—	—	(2,806)	—	(2,806)
Foreign currency translationadjustment	—	—	—	—	1,007	1,007

Total comprehensive income	—	—	—	—	—	5,970
Preferred stock dividends	—	(4,377)	—	—	—	(4,377)
Issuance of common shares	1	2,292	—	—	—	2,293

Balance at September 30, 2002	$19	$15,765	$(31,263)	$(4,006)	$42	$(19,443)

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended September 30,
(Dollars in Thousands)	2000	2001	2002
Operating activities
Net income	$51	$971	$7,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,649	11,495	11,530
Amortization	3,084	3,341	3,427
Noncash interest expense	1,950	4,182	4,984
Deferred income taxes	320	(263)	3,532
Minority interests in income of subsidiaries	986	1,020	1,185
Cumulative effect of a change in accounting principle	—	938	—
Unrealized (gain) loss on interest rate swaps	—	2,673	(1,444)
Loss on sale of property, plant, and equipment	540	—	—
Loss on foreign currency translation	—	—	156
Changes in operating assets and liabilities:
Accounts receivable	(2,020)	4,761	2,227
Inventory	4,131	1,526	1,674
Income taxes	1,404	403	756
Other current assets	128	(1,213)	(84)
Accounts payable	(584)	5,401	(2,504)
Other current liabilities	2,339	1,373	(1,550)
Other	(6)	(511)	(555)

Net cash provided by operating activities	20,972	36,097	31,103
Investing activities
Cash used for acquisitions, net of cash acquired	(85,373)	(5,225)	(6,216)
Additions to property, plant, and equipment	(7,373)	(4,492)	(4,623)
Proceeds from sale of property, plant, and equipment	11	—	—

Net cash used in investing activities	(92,735)	(9,717)	(10,839)
Financing activities
Proceeds from long-term borrowings, net of issuance costs	78,975	6,000	28,562
Repayments of long-term borrowings	(20,508)	(28,551)	(46,506)
Redemption of redeemable preferred stock	—	(50)	—
Net proceeds from sales of common and redeemable preferred stock	15,000	1,326	—

Net cash provided by (used in) financing activities	73,467	(21,275)	(17,944)
Effect of exchange rate fluctuations on cash	(71)	(5)	22

Net increase in cash and cash equivalents	1,633	5,100	2,342
Cash and cash equivalents at beginning of year	1,908	3,541	8,641

Cash and cash equivalents at end of year	$3,541	$8,641	$10,983

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

1.	Summary of Significant Accounting Policies

Description of Operations

Effective March 2001, FabriSteel Holdings, Inc. changed its name to FastenTech, Inc. (the Company). The Company is a leading international manufacturer and supplier of specialty industrial fasteners and fastener installation equipment. The Company’s products are utilized in a variety of applications and markets including power generation, construction, defense, industrial, automotive, and truck.

The Company has received funding from Citigroup Venture Capital Ltd. and through various Citigroup Mezzanine Funds. Citigroup Venture Capital Ltd. and the related Mezzanine Fund are herein collectively referred to as “CVC.” CVC is a shareholder of the Company.

Organization and Merger

The Company was formed in fiscal year 2000 to act as a holding company for FabriSteel Products Incorporated (Products) and for subsequently acquired businesses. Effective March 17, 2000, the Company entered into an agreement and plan of merger (the Merger Agreement) with Products. In connection with the Merger Agreement, all of the outstanding shares of preferred stock, common stock, and a warrant for the purchase of common stock of Products were converted into new shares of preferred stock, common stock, and a warrant for the purchase of common stock of the Company, and 100 newly issued common shares of Products were issued to the Company.

The accompanying consolidated financial statements reflect the accounts of Products for periods prior to the merger.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to the fiscal year 2001 financial statements to conform to the fiscal year 2002 presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements. Estimates also affect reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Currency Translation

Translation adjustments of international subsidiaries, for all of which the local currency is the functional currency, are reflected in the consolidated financial statements as a component of accumulated other comprehensive income (loss). Gains and losses from currency transactions of these subsidiaries are included in current earnings.

Revenue Recognition

The Company recognizes revenue when legal title is transferred to the customer, generally when the product is shipped.

1.	Summary of Significant Accounting Policies (continued)

Shipping and Handling Costs

Amounts billed to customers for shipping and handling costs are included in net sales. The related costs are included in the cost of sales.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Research and Development Expenses

Research and development costs related to both present and future products are charged to expense when incurred. Research and development costs charged to expense totaled $1,866, $2,381, and $2,533 for the years ended September 30, 2000, 2001, and 2002, respectively.

Stock Compensation

As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company follows Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options. Under APB No. 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, the Company has made pro forma disclosures of what current earnings would have been had the provisions of SFAS No. 123 been applied to the Company’s stock options.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to carryforwards and to temporary differences in the financial reporting and income tax bases of assets and liabilities. The deferred tax assets and liabilities are measured using the enacted rates and laws that are expected to be in effect when the differences are expected to reverse.

Fair Value of Balance Sheet Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount of long-term debt approximates fair value because the interest rates for these instruments approximate current market rates. The Company uses derivative instruments to manage exposure to interest rate risks. The Company’s objective for holding derivatives is to manage these risks using the most effective methods to eliminate or reduce the impact of these exposures.

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term highly liquid investments with maturities of three months or less when purchased.

Inventory

Inventory is valued at the lower of cost or market. Inventory costs determined by the last-in, first-out (LIFO) method accounted for 20% and 8% of the inventory at September 30, 2001 and 2002, respectively. The remaining inventory costs are determined using the first-in, first-out (FIFO) method.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

1.	Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, as follows:

Buildings and improvements	5 to 50 years
Capitalized software	3 to 4 years
Leasehold improvements	5 to 30 years
Machinery and equipment	5 to 20 years
Office equipment and furniture and fixtures	5 to 12 years
Transportation equipment	3 to 5 years

Intangible Assets

Goodwill represents the cost in excess of the fair value of identifiable net assets acquired and is amortized by the straight-line method over 40 years. Goodwill is net of accumulated amortization of $5,958 and $8,488 at September 30, 2001 and 2002, respectively.

The Company periodically evaluates intangible assets for indicators of impairment in value. If impairment is indicated, the Company evaluates its related discounted cash flows and, if appropriate, revalues the assets based on fair values.

Debt issuance costs are amortized over the term of the related debt using the straight-line method, which approximates the amortization expense that would have resulted from the interest method.

The Company adopted SFAS No. 141, Business Combinations, for all business combinations after June 30, 2001. The standard requires that all business combinations be accounted for using the purchase method, and it further clarifies the criteria for recognition of intangible assets separately from goodwill. Since June 30, 2001, there have been no material business combinations.

Derivatives and Hedging

Effective October 1, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities.

SFAS No. 133 requires companies to recognize all of their derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

1.	Summary of Significant Accounting Policies (continued)

For derivative instruments that are designated and qualify as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk is recognized in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of changes. For derivative instruments that are designated and qualify as a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income as part of the cumulative foreign currency translation adjustment to the extent it is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

As of September 30, 2000, the Company had an interest rate swap agreement with a notional amount of $50,000 that matures in June 2003. As a result of the adoption of SFAS No. 133, the Company reported a cumulative effect of change in accounting principle in the amount of $619 (net of taxes of $319) that represents the fair value of the swap agreement at October 1, 2000.

Recently Adopted Accounting Standards

Effective October 1, 2002, the Company will adopt SFAS No. 142, Goodwill and Other Intangible Assets, for existing goodwill and other intangible assets. This standard eliminates the amortization of goodwill and intangible assets with indefinite useful lives and requires annual testing for impairment. This standard requires the assignment of assets acquired and liabilities assumed, including goodwill, to reporting units for purposes of goodwill impairment testing. Under the provisions of this standard, any impairment of goodwill will be written off and recognized as a cumulative effect of a change in accounting principle effective October 1, 2002. The Company had unamortized goodwill of $94,006 at September 30, 2002 and had recorded net goodwill amortization expense of $2,892, $2,523, and $2,530 for the years ended September 30, 2000, 2001, and 2002, respectively. The Company is currently evaluating the cumulative effect and ongoing impact of the application of SFAS No. 142 on the consolidated financial statements.

Effective October 1, 2002, the Company will adopt SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes or amends existing accounting literature related to the impairment and disposal of long-lived assets. Management is currently developing a plan to apply the provisions of this standard to its operations on an ongoing basis and does not expect the adoption to have a material impact on consolidated financial position or operating results.

Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement established standards for accounting for obligations associated with the retirement of tangible long-lived assets. The standard is required to be adopted by the Company beginning on October 1, 2003. Management is currently assessing the details of the standard and does not expect the adoption to have a material impact on consolidated financial position or operating results.

2.	Acquisitions

Specialty Bar Acquisition

On March 31, 1999, the Company acquired approximately 80% of the common stock and approximately $5.3 million of the newly issued preferred stock of Specialty Bar Products Company (Specialty Bar), for $46.3 million including estimated fees of $300.

The estimated purchase price excluded additional contingent cash consideration of two separate amounts of $2.5 million and $10.0 million payable to the selling shareholders based upon the attainment of certain preestablished performance goals.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

2.	Acquisitions (continued)

The acquisition was financed by the issuance of $8.5 million of Series D Senior Preferred Stock, additional borrowings of $12.0 million under a senior credit agreement, borrowings of $25.0 million under a senior subordinated note payable and cash of $2.9 million. The selling shareholders of Specialty Bar acquired approximately $1.2 million of newly issued preferred stock of Specialty Bar.

During the year ended September 30, 2000, the Company negotiated settlements with the former owners of Specialty Bar for a discounted payout of the $2.5 million contingent cash consideration. In accordance with the settlements, the Company paid the former owners approximately $2.1 million in cash. The payments have been accounted for as additional goodwill.

During the year ended September 30, 2001, the Company negotiated a settlement with a former owner of Specialty Bar for a discounted payout of the $5.0 million contingent cash consideration. The Company paid $1.4 million for the former owner’s remaining shares and the redemption of $4.25 million of 8% Series D Senior Preferred Stock of the Company. The payments and redemption of Series D Senior Preferred Stock have been accounted for as a reduction to goodwill.

During the year ended September 30, 2002, the Company negotiated a redemption with a former owner of Specialty Bar in which the Company exchanged $2.3 million of the Company’s common stock for the former owner’s remaining common shares of Specialty Bar. The Company also negotiated a settlement of the remaining additional contingent cash consideration with the former owner. The cash payment of $5.5 million associated with the settlement has been accounted for as additional goodwill.

Progressive Acquisition

In March 2000, the Company acquired 100% of the common stock of Progressive Stamping Co. (DE), Inc. (Progressive) for $25.3 million plus estimated fees of $300. The selling shareholder acquired $50 of common stock and $400 of preferred stock of Progressive.

In April 2001, the Company reimbursed the seller for certain taxes related to the purchase in the amount of $1.2 million. The payment has been accounted for as additional goodwill.

During the year ended September 30, 2002, the Company negotiated a redemption with the seller in which $600 was paid in exchange for the seller’s outstanding preferred and common stock of Progressive.

Operating results for acquired companies are included in the Company’s statement of income from the date of acquisition.

3.	Inventory

Inventory is comprised of the following at September 30:

	2001		2002
	Inventories Valued at FIFO	Inventories Valued at LIFO	Inventories Valued at FIFO	Inventories Valued at LIFO
Raw material	$5,401	$936	$6,980	$665
Work-in-process	8,552	1,170	7,606	729
Finished goods	17,266	6,676	20,075	2,729
Obsolescence reserve	(1,844)	(305)	(2,523)	(155)
LIFO reserve	—	(1,092)	—	(1,033)

Total inventory	$29,375	$7,385	$32,138	$2,935

Cost of sales for the year ended September 30, 2000 includes $5,083 for the excess of fair value assigned to acquired inventory over its estimated replacement cost.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

4.	Property, Plant, and Equipment

Property, plant, and equipment are comprised of the following at September 30:

	2001	2002
Land and improvements	$3,017	$3,069
Building and improvements	21,183	21,473
Capitalized software	2,180	2,137
Leasehold improvements	3,044	3,143
Machinery and equipment	70,803	75,096
Office equipment and furniture and fixtures	6,057	6,169
Transportation equipment	582	128
Assets in process	1,332	1,005

	108,198	112,220
Less accumulated depreciation	32,476	43,248

	$75,722	$68,972

5.	Long-Term Debt

Long-term debt is comprised of the following at September 30:

	2001	2002
Borrowing under senior credit agreements	$121,246	$77,494
Senior subordinated note, due August 2012	—	30,000
Senior subordinated note, due April 2008, net of unamortized discount	24,932	24,943
Senior subordinated note, due March 2008, net of unamortized discount	25,548	30,516
Subordinated notes payable, due June 2007	11,268	11,268
Other subordinated debt	3,050	495

	186,044	174,716
Less current portion	14,373	9,699

Long-term portion	$171,671	$165,017

The Company has two senior credit agreements consisting of Revolving Credit and Term Loan Facilities (collectively, the Facilities). Borrowings under the Facilities bear interest at the financial institutions’ reference rate as defined plus a margin ranging from 0.75% to 2.75% or Eurocurrency rates as defined plus a margin from 1.75% to 4.0% depending on the ratio of current debt to EBITDA as defined and term loan advances outstanding. The weighted average interest rate at September 30, 2002 was 5.2%. In addition, the Company is required to pay a commitment fee of 0.375% to 0.5% on the average unused commitment under the Revolving Credit Facilities. The Revolving Credit Facilities have available borrowings of $33 million, of which no borrowings were outstanding at September 30, 2002 and 2001. The Revolving Credit Facilities expire June 30, 2004 ($19 million) and March 16, 2006 ($14 million). Borrowings of $77,494 under the Term Loan Facilities are due in quarterly installments ranging from approximately $2,192 to $10,300 through March 16, 2007. Borrowings under the Facilities are collateralized by substantially all of the Company’s assets and are subject to certain financial and nonfinancial covenant requirements.

A senior subordinated note, issued August 2002, is payable to CVC. Interest is payable semiannually at 10.5% per annum. The note is due in full on August 30, 2012. Proceeds of the note were utilized to pay down outstanding principal under the senior credit agreements.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

A senior subordinated note, issued March 1999, is payable to CVC. Interest is payable semiannually at 11% per annum. A principal payment of $12,500 is due March 31, 2007 with the remaining balance due on April 1, 2008.

A senior subordinated note, issued March 2000, is payable to CVC. Interest is payable semiannually at 18% and may be paid by issuing notes to CVC equal to the unpaid accrued interest or by adding such unpaid accrued interest to the then-outstanding principal amount of the loan. The note is due in full on March 31, 2008.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

5.	Long-Term Debt (continued)

Subordinated notes are payable to former shareholders of a subsidiary of the Company. Interest is payable annually at 10%. The notes are due in full on June 30, 2007, with prepayment required if Senior Debt, as defined, exceeds certain amounts.

The Company has two separate interest rate swap agreements outstanding with notional amounts totaling in aggregate $73,000. The swap agreements mature in June 2003. Changes in fair market value of the swap agreements are recognized as an increase or decrease to current earnings. The Company recognized a loss of $2,673 and a gain of $1,444 during the years ended September 30, 2001 and 2002, respectively, related to these swap agreements.

The annual maturities of long-term debt for each of the years following 2003 are as follows:

2004	$11,910
2005	18,400
2006	22,305
2007	39,444
Thereafter	72,958

$165,017

Interest paid totaled $16,705, $17,522, and $14,862 during the years ended September 30, 2000, 2001, and 2002, respectively.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

6.	Income Taxes

Income tax expense (credit) is comprised of the following:

	2000	2001	2002
Current:
U.S. federal	$572	$1,739	$1,816
U.S. state and local	365	745	686
Foreign	—	(137)	629
Deferred:
U.S. federal	978	124	3,696
Foreign	(659)	(363)	(164)

	$1,256	$2,108	$6,663

Deferred tax assets and liabilities are comprised of the following at September 30:

	2001	2002
Current deferred tax assets:
Net operating loss carryforwards	$277	$277
Accrued liabilities	735	359
Inventory	298	179
Asset reserves	1,165	1,091
Tax credits	1,762	—

Net current deferred taxes	$4,237	$1,906

Long-term deferred tax assets (liabilities):
Fixed assets	$(7,947)	$(8,293)
Intangible assets	(2,541)	(4,055)
Retirement plan obligations	2,120	3,536
Accrued liabilities	2,615	2,846
Other, net	33	359

	$(5,720)	$(5,607)

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax expense (credit) is:

	2000	2001	2002
Income taxes (credit) at U.S. statutory rate	34.0%	34.0%	34.0%
Tax effects from:
Nondeductible expenses, including goodwill amortization	17.2	13.7	4.2
State income taxes, net of federal effect	10.5	8.8	2.9
Effect of tax rate differential on foreign operations	(6.8)	(11.7)	0.4
Other	(0.1)	(0.1)	1.2

	54.8%	44.7%	42.7%

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Income taxes paid totaled $1,335 and $2,232 during the years ended September 30, 2001 and 2002, respectively. There were no income taxes paid during the year ended September 30, 2000.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, except Share and per Share data)

7.	Capital Stock

The aggregate number of authorized shares of the Company is 10,000,000 shares, divided into three classes consisting of 5,000,000 shares of preferred stock, par value $0.01 per share; 2,500,000 shares of Class A Common Stock, par value $0.01 per share; and 2,500,000 shares of Class B Common Stock, par value $0.01 per share. Preferred Stock may be issued from time to time in one or more series. All holders of Senior Preferred Stock and Junior Preferred Stock have no voting rights except on matters affecting their rights or preferences. The Class A Common Stock and the Class B Common Stock contain the same rights and privileges except that holders of the Class B Common Stock have no voting rights. Each share of each class of common stock is convertible into a share of the other class subject to certain limited restrictions.

Common Stock

There were 164,771 and 248,282 shares of Class A Common Stock outstanding at September 30, 2001 and 2002, respectively, and 1,610,018 shares of Class B Common Stock outstanding at September 30, 2001 and 2002.

Preferred Stock

In March 2001, the Company issued 54,519 additional shares of its authorized preferred stock as 12% Series C Junior Preferred Stock with a par value of $0.01. Total shares outstanding at September 30, 2001 and 2002 were 614,416. The Series C Junior Preferred Stock has cumulative annual dividend requirements of $1.20 per share, subject to adjustment in certain limited circumstances, and has a liquidation preference, subject to satisfaction of the liquidation preference on all senior preferred stock, of $10 per share plus cumulative accrued unpaid dividends. The Series C Junior Preferred Stock is subject to mandatory redemption in April 2020 for a price of $10 per share plus cumulative accrued unpaid dividends.

In March 2000, the Company issued 35,000 shares of its authorized preferred stock as 10% Series F Preferred Stock with a par value of $0.01, of which all shares remain outstanding at September 30, 2001 and 2002. This series of preferred stock has a cumulative annual dividend requirement of $10 per share and has a liquidation preference of $100 per share plus cumulative accrued unpaid dividends. Series F Preferred Stock is subject to mandatory redemption in March 2012 for a price of $100 per share plus cumulative accrued unpaid dividends.

In March 1999, the Company designated 850,000 shares of its authorized preferred stock as 8% Series D Senior Preferred Stock with a par value of $0.01, of which 42,500 shares were outstanding at September 30, 2001 and 2002. This series of preferred stock has a cumulative annual dividend requirement of $8 per share beginning after April 1, 2001 and has a liquidation preference of $100 per share plus cumulative accrued unpaid dividends. Series D Preferred Stock is subject to mandatory redemption in April 2020 for a price of $100 per share plus cumulative accrued unpaid dividends.

The Company also has two other series of preferred stock outstanding at September 30, 2001 and 2002: 8% Series A Senior Preferred Stock (910,000 shares outstanding), and 12% Series B Junior Preferred Stock (900,000 shares outstanding). The Series A Senior Preferred Stock has a cumulative annual dividend requirement of $0.80 per share, subject to adjustment in certain limited circumstances, and has a liquidation preference of $10 per share plus cumulative accrued unpaid dividends. Series A Senior Preferred Stock ranks pari passu with the Series D and Series F Senior Preferred Stock. The Series B Junior Preferred Stock has cumulative annual dividend requirements of $1.20 per share, subject to adjustment in certain limited circumstances, and has a liquidation preference, subject to satisfaction of the liquidation preference on all senior preferred stock, of $10 per share plus cumulative accrued unpaid dividends. The Series A and B Preferred Stock is subject to mandatory redemption in April 2020 for a price of $10 per share plus cumulative accrued unpaid dividends.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, except Share and per Share data)

8.	Stock Option Plan and Warrants

Stock Option Plan

During 2001, the Company established a 2001 Stock Option Plan (the Plan) that includes both incentive and nonqualified stock options granted to directors, officers, and employees of the Company. Options generally become exercisable in equal annual installments over five years and expire ten years from the date of grant. The Company’s policy is to grant options with the exercise price equal to the market price of the common stock at the date of grant. To the extent that options are granted with an exercise price less than the market price on the date of grant, compensation expense is recognized over the vesting period of the grant. As of September 30, 2002, the Company has reserved 115,121 shares for issuance under the Plan, of which 91,138 were granted during 2001 and are outstanding at September 30, 2002 at a weighted average exercise price of $10 per share. Options exercisable at September 30, 2002 totaled 18,228 shares.

Pro forma information regarding net income as required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value option model with the following assumptions: risk-free interest rate of 5.6% and weighted average expected life of ten years. The pro forma net income calculated in accordance with SFAS No. 123 approximated net income as reported.

Warrants

In connection with the issuance of the Company’s senior subordinated note issued March 2000, the Company issued to the lender a noncontingent stock purchase warrant for 62,470 shares of Class A or Class B Common Stock at $0.01 per share. The warrant was recorded at its estimated fair value of $10 per share of underlying Common Stock as an increase in paid-in capital.

In connection with the issuance of the Company’s senior subordinated note issued March 1999, the Company issued to the lender a noncontingent stock purchase warrant for 16,680 shares of Class A or Class B Common Stock at $0.01 per share. The warrant was recorded at its estimated fair value of $10 per share of underlying common stock as an increase in paid-in capital.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, except Share and per Share data)

9.	Retirement Plans

Defined Contribution Plans

The Company sponsors several defined contribution plans, which cover substantially all North American employees. The costs of these plans are funded as accrued. The Company expensed $1,201, $989, and $991 for the years ended September 30, 2000, 2001, and 2002, respectively.

Defined Benefit Pension Plans and Other Postretirement Benefits

The Company sponsors several defined benefit pension plans (Pension Benefits) for certain employees both domestically and internationally and certain postretirement health care and life insurance benefits (Other Benefits) for certain U.S. employees. The Company funds the Pension Benefits based upon the funding requirements of U.S. and foreign laws and regulations in advance of benefit payments. Other Benefits are funded as benefits are provided to the employees.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, except Share and per Share data)

9.	Retirement Plans (continued)

The net periodic cost for the plans is computed as follows:

	2000		2001		2002
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
Pension Benefits:
Components of net periodic benefit cost (income):
Service cost	$310	$9	$369	$20	$323	$18
Interest cost	1,081	37	1,363	67	1,493	66
Expected return on plan assets	(1,417)	—	(1,855)	(2)	(1,420)	(3)
Net amortization and deferral	(55)	—	—	—	(463)	—

Net periodic benefit cost (income)	$(81)	$46	$(123)	$85	$(67)	$81

Other Benefits:
Components of net periodic benefit cost (income):
Service cost	$160	$—	$249	$—	$140	$—
Interest cost	184	—	291	—	205	—
Recognized curtailment	—	—	(1,441)	—	(790)	—
Net amortization and deferral	(1)	—	(26)	—	(14)	—

Net periodic benefit cost (income)	$343	$—	$(927)	$—	$(459)	$—

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

9.	Retirement Plans (continued)

The following table sets forth the funded status at September 30, 2001 and 2002, and amounts recognized in the Company’s consolidated balance sheets:

	Pension Benefits				Other Benefits
	2001		2002		2001	2002
	U.S.	Foreign	U.S.	Foreign	U.S.	U.S.
Change in benefit obligations
Benefit obligation at beginning of year	$18,415	$984	$19,639	$1,032	$4,588	$3,260
Service cost	369	20	323	18	249	140
Interest cost	1,363	67	1,493	66	291	205
Change in actuarial assumptions	139	—	1,632	—	—	—
Actuarial loss (gain)	1,142	(20)	1,816	48	(540)	—
Recognized curtailment	—	—	(1,325)	—	(1,246)	(817)
Effect of plan amendment	—	—	392	—	—	—
Benefits paid	(1,789)	(50)	(1,350)	(54)	(82)	(67)
Effect of foreign currency exchange rate fluctuations	—	31	—	82	—	—

Benefit obligation at end of year	19,639	1,032	22,620	1,192	3,260	2,721
Change in plan assets
Fair value of plan assets at beginning of year	20,139	—	16,969	—	—	—
Actual return on plan assets	(1,381)	—	(910)	—	—	—
Company contributions	—	—	—	—	82	33
Participant contributions	—	—	—	—	—	—
Benefits paid	(1,789)	—	(1,350)	—	(82)	(33)

Fair value of plan assets at end of year	16,969	—	14,709	—	—	—

Funded status of plans (over) under	2,670	1,032	7,911	1,192	3,260	2,721
Unrecognized net (gain) loss	(196)	155	(1,381)	115	326	304

Accrued benefit costs recognized in the balance sheet	$2,474	$1,187	$6,530	$1,307	$3,586	$3,025

The assumptions used to determine net periodic benefit costs and benefit obligations are as follows:

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

	Pension Benefits				Other Benefits
	2001		2002		2001	2002
	U.S.	Foreign	U.S.	Foreign	U.S.	U.S.
Discount rate	7.3%	6.0%	7.0%	6.0%	7.1-7.3%	7.0-7.3%
Expected return on plan assets	9.0-9.5%	—	9.0-9.5%	—	—	—
Rate of compensation increase	5.0%	3.0%	5.0%	3.0%	—	—

For measurement purposes, 7.0%—8.5% or 5.0%—8.0% annual rates of increase in the per capita cost of covered health care benefits were assumed for 2001 and 2002, dependent upon benefits offered by specific plans. These rates were assumed to decrease gradually to 6.0% by 2006 and remain at those levels thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total service and interest cost components	$90	$69
Effect on postretirement benefit obligation	737	562

During 2001 and 2002, the Company elected to curtail certain salaried pension and postretirement medical benefit plans at subsidiary locations. The curtailment has resulted in a gain of $1,171 and $1,279 for the years ended September 30, 2001 and 2002, respectively, which has been reported in other income.

10.	Lease Commitment and Rents

The Company leases certain facilities and equipment under separate noncancelable operating leases with varying expiration dates. The Company has three lease agreements for certain buildings from companies whose owners maintain a minority interest in the Company. Rental expense under these agreements was $576, $714, and $487 for the years ended September 30, 2000, 2001, and 2002, respectively.

Annual minimum lease payments under all noncancelable leases at September 30, 2002 are approximately as follows:

2003	$2,373
2004	1,800
2005	1,281
2006	604
2007	471
Thereafter	1,942

Total minimum lease payments	$8,471

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Rent expense under all lease agreements was $1,852, $1,973, and $2,553 for the years ended September 30, 2000, 2001, and 2002, respectively.

11.	Geographic Information

The Company operates in one segment, which is the specialty industrial fasteners and fastener installation equipment. Included in the consolidated financial statements are amounts attributable to the geographic locations listed below.

	Net Sales (Based Upon Location of Customer)
	2000	2001	2002
United States	$161,227	$168,830	$159,316
All other	36,567	43,343	49,482

	$197,794	$212,173	$208,798

	Net Property, Plant, and Equipment
	(Based Upon Physical Location of Assets)
	2000	2001	2002
United States	$76,719	$69,614	$62,738
All Other	5,971	6,108	6,234

	$82,690	$75,722	$68,972

12.	Discontinuance of Subsidiary

During the year ended September 30, 2000, the Company decided to discontinue operations at FabriSteel Limited (Limited) a wholly owned subsidiary located in England. As of September 30, 2000, all manufacturing and selling operations at Limited had ceased. Substantially all of Limited’s assets were liquidated prior to September 30, 2000. As part of the liquidation, unamortized goodwill was allocated to assets sold. As a result, a loss on the sale of assets of $520 is included in other income (expense) in 2000. As of September 30, 2002, all remaining assets and liabilities had been liquidated.

13.	Accounts Receivable and Concentration of Credit Risk

The Company derived 11% and 12% of its sales for the years ended September 30, 2001 and 2002, respectively, from one customer. Accounts receivable from this customer totaled $1,600 and $1,565 at September 30, 2001 and 2002, respectively. No customer accounted for more than 10% of sales during the year ended September 30, 2000.

14.	Restructuring Reserve

In the fiscal year ended September 30, 2001, the Company implemented a comprehensive operational restructuring plan (Restructuring Plan), which is intended to improve the Company’s long-term competitive position and lower its cost structure. A reserve was established with a charge to operations for $3,153 to cover severance and outplacement costs related to employee terminations and certain other exit costs. An accrual of $1,277 of the remaining costs for the Restructuring Plan is included in other accrued liabilities in the accompanying consolidated balance sheet as of September 30, 2001.

During the year ended September 30, 2002, the Company continued to implement certain portions of the Restructuring Plan. Severance and outplacement costs paid during 2002 totaled $749, $452 of the restructuring reserve was reversed during 2002 due to a reassessment of manufacturing strategy in our stud welding business, and $76 of the restructuring reserve was included in other accrued liabilities at September 30, 2002.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

15.	Consolidating Guarantor and Non-Guarantor Financial Information:

Subsequent to September 30, 2002, the Company completed the sale of $175.0 million 11 1/2% senior subordinated notes which are due 2011. The following consolidating financial information presents balance sheets, statements of income and cash flow information related to the Company’s business. Each Guarantor is a direct or indirect wholly owned subsidiary of the Company and has fully and unconditionally guaranteed the 11.5% senior subordinated notes issued by FastenTech, Inc. on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material to investors.

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Consolidating Balance Sheet

September 30, 2002

	FastenTech, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$4,224	$5,723	$1,036	$—	$10,983
Accounts receivable, net	(263)	27,398	5,150	—	32,285
Inventory	(545)	30,766	4,852	—	35,073
Deferred income taxes	(4,451)	6,357	—	—	1,906
Other	224	943	172	—	1,339

Total current assets	(811)	71,187	11,210	—	81,586
Investment in consolidated subsidiaries	55,423	12,127	22,388	(89,938)	—
Goodwill, net	—	88,515	5,491	—	94,006
Property, plant and equipment, net	69	62,600	6,303	—	68,972
Other assets	24,098	5,180	357	(22,659)	6,976

Total assets	$78,779	$239,609	$45,749	$(112,597)	$251,540

Liabilities and Stockholders’ Equity (Deficiency in Assets)
Current liabilities:
Accounts payable	$(174)	$14,313	$1,690	$—	$15,829
Income taxes payable	(10,372)	12,323	362	—	2,313
Other accrued liabilities	1,768	8,057	1,202	—	11,027
Current portion of long-term debt	9,204	495	—	—	9,699

Total current liabilities	426	35,188	3,254	—	38,868
Long-term debt, net of current portion	161,651	—	3,366	—	165,017
Unrealized loss on interest rate swaps	2,166	—	—	—	2,166
Deferred income taxes	(3,233)	7,772	1,068	—	5,607
Preferred stock dividends payable	14,977	—	—	—	14,977
Other long-term liabilities	(111,251)	178,182	2,447	(58,516)	10,862

Total liabilities	64,736	221,142	10,135	(58,516)	237,497
Minority interest	1,492	—	—	—	1,492
Redeemable preferred stock	31,994	50,324	—	(50,324)	31,994
Stockholders’ equity (deficiency in assets):
Common stock, $.01 par value: 5,000,000 shares authorized 1,858,300 issued and outstanding	19	1,016	—	(1,016)	19
Additional paid in capital	15,765	981	—	(35,492)	15,765
Retained earnings (deficit)	(31,263)	(29,905)	949	28,956	(31,263)
Accumulated other comprehensive income (loss)	(3,964)	(3,949)	154	3,795	(3,964)
Total stockholders’ equity (deficiency in assets)	(19,443)	(31,857)	35,614	(3,757)	(19,443)

Total liabilities and stockholders’ equity (deficiency in assets)	$78,779	$239,609	$45,749	$(112,597)	$251,540

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Consolidating Statements of Income

For The Year Ended September 30, 2002

	FastenTech, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Net Sales	$—	$187,601	$27,987	$(6,790)	$208,798
Cost of sales	—	126,177	20,850	(6,790)	140,237

Gross profit	—	61,424	7,137	—	68,561
Selling, general and administrative expenses	4,795	25,751	6,203	—	36,749
Restructuring and nonrecurring charges	—	(452)	—	—	(452)

Operating income	(4,795)	36,125	934	—	32,264
Other income (expense):
Investment income	(742)	110	713	—	81
Unrealized gain on interest rate swaps	1,444	—	—	—	1,444
Interest expense	(15,202)	(4,064)	—	—	(19,266)
Other net	8,541	(15,391)	(1,109)	9,053	1,094

	(5,959)	(19,345)	(396)	9,053	16,647

Income before provisions for income taxes and minority interest	(10,754)	16,780	538	9,053	15,617
Income tax expense	(2,004)	8,206	461	—	6,663

Income before minority interest	(8,750)	8,574	77	9,053	8,954
Minority interest in income of subsidiaries	(1,185)	—	—	—	(1,185)

Net income (loss)	$(9,935)	$8,574	$77	$9,053	$7,769

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Condensed Consolidating Statements of Cash Flow

For the Year Ended September 30, 2002

	FastenTech, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows provided by (used for) operating activities	$(15,998)	$45,994	$1,107	$—	$31,103
Investing activities
Cash used for acquisitions, net of cash acquired	(6,216)	—	—	—	(6,216)
Additions to property, plant and equipment	(10)	(3,649)	(964)	—	(4,623)

Net cash used in investing activities	(6,226)	(3,649)	(964)	—	(10,839)
Financing activities
Proceeds from long-term borrowings, net of issuance costs	28,392	—	170	—	28,562
Net borrowings (Repayments) under revolver	(46,506)	—	—	—	(46,506)
Intercompany loans and advances	39,190	(39,190)	—	—	—

Net cash provided by (used in) financing activities	21,076	(39,190)	170	—	(17,944)
Effect of exchange rate fluctuations on cash	—	—	22	—	22

Net (decrease) increase in cash and cash equivalents	(1,148)	3,155	335	—	2,342
Cash and cash equivalents at beginning of period	5,372	2,568	701	—	8,641

Cash and cash equivalents at end of period	$4,224	$5,723	$1,036	$—	$10,983

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Consolidating Balance Sheet

September 30, 2001

	FastenTech, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current Assets:
Cash and cash equivalents	$5,372	$2,568	$701	$—	$8,641
Accounts receivable, net	(636)	30,025	5,094	—	34,483
Inventory	(1,689)	33,561	4,888	—	36,760
Deferred income taxes	(1,892)	6,129	—	—	4,237
Other	294	1,382	51		1,727

Total current assets	1,449	73,665	10,734	—	85,848
Investment in consolidated subsidiaries	57,921	12,127	22,388	(92,436)	—
Goodwill, net	—	86,376	5,221		91,597
Property, plant and equipment, net	123	69,862	5,737		75,722
Other assets	12,897	6,211	553	(13,193)	6,468

Total assets	$72,390	$248,241	$44,633	$105,629	$259,635

Liabilities and Stockholders’ Equity (Deficiency in Assets)
Current liabilities:
Accounts payable	$(9)	$16,249	$2,093	$—	$18,333
Income taxes payable	(5,338)	6,912	(17)	—	1,557
Other accrued liabilities	3,640	7,958	1,286	—	12,884
Current portion of long-term debt	11,873	2,500	—	—	14,373

Total current liabilities	10,166	33,619	3,362	—	47,147
Long-term debt, net of current portion	127,068	41,405	3,198	—	171,671
Unrealized loss on interest rate swaps	3,611	—		—	3,611
Deferred income taxes	(3,488)	8,054	1,154	—	5,720
Preferred stock dividends payable	10,600	—	—	—	10,600
Other long-term liabilities	(89,159)	149,917	2,344	(55,808)	7,294

Total liabilities	58,798	232,995	10,058	(55,808)	246,043
Minority interest	4,927	—	—	—	4,927
Redeemable preferred stock	31,994	50,324	—	(50,324)	31,994
Stockholders’ equity (deficiency in assets):
Common stock, $.01 par value: 5,000,000 shares authorized 1,774,789 issued and outstanding	18	1,016		(1,016)	18
Additional paid in capital	17,850	981	34,514	(35,495)	17,850
Retained earnings (deficit)	(39,032)	(35,720)	870	34,850	(39,032)
Accumulated other comprehensive income (loss)	(2,165)	(1,355)	(809)	2,164	(2,165)
Total stockholders’ equity (deficiency in assets)	(23,329)	(35,078)	34,575	503	(23,329)

Total liabilities and stockholders’ equity (deficiency in assets)	$72,390	$248,241	$44,633	$(105,629)	$259,635

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Consolidating Statements of Income

For the Year Ended September 30, 2001

	FastenTech, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidi- aries	Elimina- tions	Consolidated Total
Net sales	$—	$193,620	$25,508	$(6,955)	$212,173
Cost of sales	—	132,040	18,904	(6,955)	143,989

Gross profit	—	61,580	6,604	—	68,184
Selling, general & administrative expenses	2,258	28,835	5,651	—	36,744
Restructuring and nonrecurring charges	—	3,153	—	—

Operating income	(2,258)	20,592	953	—	3,153
Other income (expense):
Investment income	213	6	—	—	28,287
Unrealized loss on interest rate swaps	(2,673)	—	—	—	219
Interest expense	(16,120)	(5,167)	(1,309)	—	(2,673)
Other, net	11,516	(18,898)	978	7,885	(22,596)

	(7,064)	(24,059)	(331)	7,885	(1,481)

Income before provision for income taxes and minority interest	(9,322)	5,533	622	7,885	4,718
Income tax expense	(3,886)	6,516	(522)	—	2,108

Income before minority interest	(5,436)	(983)	1,144	7,885	2,610
Minority interest in income of subsidiaries	(1,020)	—	—	—	(1,020)

Income before extraordinary items	(6,456)	(983)	1,144	7,885	1,590
Cumulative effect on prior years (to September 30, 2000) of adoption of a new accounting pronouncement (net of taxes of $319)	(619)	—	—	—	(619)

Net income	$(7,075)	$(983)	$1,144	$7,885	$971

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Condensed Consolidating Statements of Cash Flow

For the Year Ended September 30, 2001

	FastenTech, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows provided by (used for) operating activities	$(5,424)	$41,619	$(98)	$—	$36,097
Investing activities
Cash used for acquisitions, net of cash acquired	(5,764)	—	539	—	(5,225)
Additions to property, plant and equipment	(51)	(4,154)	(287)	—	(4,492)

Net cash provided by (used in) investing activities	(5,815)	(4,154)	252	—	(9,717)
Financing activities
Proceeds from long-term borrowings, net of issuance costs	6,000	—	—	—	6,000
Repayments on long-term borrowings	(28,053)	—	(498)	—	(28,551)
Intercompany loans and advances	37,429	(37,429)	—	—	—
Redemption of redeemable preferred stock	(50)	—	—	—	(50)
Net proceeds from sales of common and redeemable preferred stock	1,285	—	41	—	1,326

Net cash used in financing activities	16,611	(37,429)	(457)	—	(21,275)
Effect of exchange rate fluctuations on cash	—	—	(5)	—	(5)

Net (decrease) increase in cash and cash equivalents	5,372	36	(308)	—	5,100
Cash and cash equivalents at beginning of period	—	2,532	1,009	—	3,541

Cash and cash equivalents at end of period	$5,372	$2,568	$701	$—	$8,641

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Consolidating Statements of Income

For the Year Ended September 30, 2000

	FastenTech, Inc., Guarantor Subsidiaries and Eliminations	Non-Guarantor Subsidiaries	Consolidated Total
Net sales	$181,912	$15,882	$197,794
Cost of sales	128,729	12,543	141,272

Gross profit	53,183	3,339	56,522
Selling, general & administrative expenses	30,083	4,016	34,099

Operating income (loss)	23,100	(677)	22,423
Other income (expense):
Investment income	98	—	98
Interest expense	(19,346)	(251)	(19,597)
Other, net	(631)	—	(631)

	(19,879)	(251)	(20,130)

Income before provision for income taxes and minority interest	3,221	(928)	2,293
Income tax expense	1,847	(591)	1,256

Income before minority interest	1,374	(337)	1,037
Minority interest in income of subsidiaries	(986)	—	(986)

Net income (loss)	$388	$(337)	$51

FastenTech, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands)

Condensed Consolidated Statements of Cash Flows

For the Year Ended September 30, 2000

	FastenTech, Inc., Guarantor Subsidiaries and Eliminations	Non-Guarantor Subsidiaries	Consolidated Total
Cash flows provided by operating activities	$19,527	$1,445	$20,972
Investing activities:
Cash used for acquisitions, net of cash acquired	(85,373)	—	(85,373)
Additions to property, plant and equipment	(7,056)	(317)	(7,373)
Proceeds from sale of property, plant and equipment	11	—	11

Net cash used in investing activities	(92,418)	(317)	(92,735
Financing activities
Proceeds from long-term borrowings, net of issuance costs	78,975	—	78,975
Repayments of long-term borrowings	(20,508)	—	(20,508)
Net proceeds from sales of common and redeemable preferred stock	15,000	—	15,000
Intercompany loans and advances	48	(48)	—

Net cash provided by (used in) financing activities	73,515	(48)	73,467
Effect of exchange rate fluctuations on cash	—	(71)	(71)

Net increase in cash and cash equivalents	624	1,009	1,633
Cash and cash equivalents at beginning of period	1,908	—	1,908

Cash and cash equivalents at end of period	$2,532	$1,009	$3,541

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share information)	June 30, 2003 (Unaudited)	September 30, 2002
Assets:
Current assets:
Cash and cash equivalents	$5,102	$10,983
Accounts receivable, net of allowance of $1,572 and $1,275, respectively	36,920	32,285
Inventory	43,289	35,073
Deferred income taxes	1,972	1,906
Other	1,506	1,339

Total current assets	88,789	81,586
Goodwill, net	95,131	94,006
Property, plant, and equipment, net	68,649	68,972
Other assets	10,968	6,976

Total assets	$263,537	$251,540

Liabilities and stockholders’ equity (deficiency in assets):
Current liabilities:
Accounts payable	$16,331	$15,829
Income taxes payable	1,846	2,313
Other accrued liabilities	12,767	11,027
Current portion of long-term debt	—	9,699

Total current liabilities	30,944	38,868
Long-term debt, net of current portion	183,000	165,017
Unrealized loss on interest rate swaps	—	2,166
Deferred income taxes	5,568	5,607
Preferred stock dividends payable	16,931	14,977
Other long-term liabilities	11,215	10,862

Total liabilities	247,658	237,497
Minority interests	1,309	1,492
Redeemable preferred stock	27,851	31,994
Stockholders’ equity (deficiency in assets):
Common stock, $.01 par value: 5,000,000 shares authorized 1,858,300 issued and outstanding	19	19
Additional paid-in capital	15,883	15,765
Accumulated deficit	(27,612)	(31,263)
Accumulated other comprehensive loss	(1,571)	(3,964)

Total stockholders’ equity (deficiency in assets)	(13,281)	(19,443)

Total liabilities and stockholders’ equity (deficiency in assets)	$263,537	$251,540

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in thousands)	2003	2002	2003	2002
Net sales	$54,963	$56,245	$151,800	$157,301
Cost of sales	37,948	37,410	103,196	106,366

Gross profit	17,015	18,835	48,604	50,935
Selling, general, and administrative expenses	8,790	9,139	25,746	26,384

Operating income	8,225	9,696	22,858	24,551
Other income (expense):
Investment Income	9	13	23	61
Unrealized gain (loss) on interest rate swaps	—	(44)	1,418	854
Interest expense	(5,113)	(4,799)	(15,513)	(14,351)
Other, net	(2)	1,251	(2)	1,262

Income before provision for income taxes, minority interest and extraordinary loss	3,119	6,117	8,784	12,377
Income tax expense	1,248	2,615	3,514	5,287

Income before minority interest and extraordinary loss	1,871	3,502	5,270	7,090
Minority interest in income of subsidiaries	—	663	45	1,185

Income before extraordinary loss	1,871	2,839	5,225	5,905
Extraordinary loss, net of tax benefit of $1,046	(1,569)	—	(1,569)	—

Net income	$302	$2,839	$3,656	$5,905

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended June 30,
(Dollars in thousands):	2003	2002
Operating activities:
Net income	$3,656	$5,905
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary loss	1,569	—
Depreciation	8,401	8,984
Amortization	138	2,025
Noncash interest expense	4,024	4,137
Minority interest in income of subsidiaries	45	1,185
Unrealized gain on interest rate swaps	(1,418)	(854)
Changes in operating assets and liabilities:
Accounts receivable	(3,058)	1,037
Inventory	(1,031)	22
Income taxes	488	664
Other current assets	(237)	675
Accounts payable	(293)	(775)
Other current liabilities	(959)	(1,546)
Other	(352)	692

Net cash provided by operating activities	10,973	22,151
Investing activities:
Cash used for acquisitions, net of cash acquired	(9,988)	(6,075)
Additions to property, plant, and equipment	(4,108)	(3,058)

Net cash used in investing activities	(14,096)	(9,133)
Financing activities:
Proceeds from long-term borrowings, net of issuance costs	167,377	—
Net borrowings (repayments) under Credit Agreement	8,000	—
Net long-term borrowings (repayments)	(176,035)	(10,450)
Repurchase of preferred stock	(2,071)	—

Net cash provided by (used in) financing activities	(2,729)	(10,450)
Effect of exchange rate fluctuations on cash	(29)	—

Net decrease in cash and cash equivalents	(5,881)	2,568
Cash and cash equivalents at beginning of period	10,983	8,641

Cash and cash equivalents at end of period	$5,102	$11,209

See accompanying notes.

FastenTech, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month and nine-month periods ended June 30, 2003 are not necessarily indicative of the results that may be expected for the full fiscal year. The balance sheet at September 30, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the consolidated financial statements and footnotes for the year ended September 30, 2002 included in the offering memorandum.

2.	Inventory

Inventory is comprised of the following:

	June 30, 2003		September 30, 2002
(Dollars in thousands)	Inventories Valued at FIFO	Inventories Valued at LIFO	Inventories Valued at FIFO	Inventories Valued at LIFO
Raw material	$10,574	$1,006	$6,980	$665
Work-in-process	10,397	640	7,606	729
Finished goods	23,254	2,152	20,075	2,729
Obsolescence reserve	(3,524)	(207)	(2,523)	(155)
LIFO reserve	—	(1,003)	—	(1,033)

Total inventory	$40,701	$2,588	$32,138	$2,935

3.	Other Comprehensive Income

Other comprehensive income consists of the following:

	Three Months Ended June 30,
	2003	2002
Net income	$302	$2,839
Foreign currency translation adjustment	1,402	1,072

	$1,704	$3,911

	Nine Months Ended June 30,
	2003	2002
Net income	$3,656	$5,905
Adjustment to recognize minimum pension liability (net of taxes of $167)	(324)	—
Foreign currency translation adjustment	2,717	441

	$6,049	$6,346

FastenTech, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

4.	Long-Term Debt

In May 2003, the Company completed an offering of $175.0 million 11.5% Senior Subordinated Notes (Senior Notes) due 2011. The interest on the Senior Notes is payable semi-annually beginning November 1, 2003. Net proceeds from this offering of approximately $167.4 million were used to repay all outstanding debt. In conjunction with the payoff of all existing debt, the Company recorded an extraordinary loss for $1.6 million, net of income taxes, relating to the write off of debt issuance costs and premiums paid on certain debt payoffs offset by a gain on the early extinguishment of debt. This extraordinary loss is included in the accompanying consolidated statements of income for the three and nine months ended June 30, 2003.

In May 2003, the Company entered into a new Credit Agreement (Credit Agreement). Borrowings under the Credit Agreement bear interest at the financial institutions’ reference rate as defined plus a margin from 1.75% to 2.50% or Eurocurrency rates as defined plus a margin from 2.75% to 3.50% depending on the ratio of current debt to EBITDA as defined. In addition, the Company is required to pay a commitment fee of .50% to .75% on the average unused commitment under the Credit Agreement. The Credit Agreement has available borrowings of $40.0 million (subject to certain limits as defined in the Credit Agreement), of which $8.0 million was outstanding at June 30, 2003. The Credit Agreement expires in May 2008. Borrowings under the Credit Agreement are collateralized by substantially all of the Company’s assets and are subject to certain financial and nonfinancial covenant requirements. The Company was in compliance with all covenants as of June 30, 2003.

5.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Estimates also affect reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

6.	Acquisitions

On February 28, 2003, the Company acquired substantially all of the assets and certain liabilities of the Evansville Operations of Rolls-Royce Corporation that manufactures transition ducts for gas turbine generators. We acquired this business, including the accounts receivable, inventory, fixed assets, accounts payable and accrued liabilities, for a purchase price of $9.5 million in cash, subject to a post-closing adjustment and an earn out potential, which shall in no event exceed $5.0 million, based on the achievement of a three-year cumulative EBITDA target of the business acquired. The Company funded the acquisition with cash from operations and borrowings under our prior Revolving Credit Facility and accounted for the acquisition using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Certain of the liabilities assumed have been recorded based upon preliminary estimates as of the date of the acquisition. Results of the acquired operations have been included in the accompanying condensed consolidated financial statements since the date of acquisition.

The following additional pro forma information presents the results of operations of the Company as if the acquisition had been completed as of October 1, 2002 (in thousands):

Nine months ended June 30, 2003
Revenue	$159,538
Income before extraordinary items	$5,827
Net income	$4,258

Goodwill and Other Intangible Assets

Effective October 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. The new standard requires, at a minimum, an annual assessment of the carrying value of goodwill and other intangibles with indefinite useful lives. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss will be recognized.

FastenTech, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

The Company, using an independent appraisal firm, has completed the first step of the transitional impairment test for all reporting units of the Company. The results of the test indicate that goodwill at two reporting units totaling $37,490 may be impaired and an impairment loss may have to be recognized. The amount of that loss has not been estimated, and the measurement of that loss will be completed by September 30, 2003. Any resulting impairment loss will be recognized as the cumulative effect of a change in accounting principle and reflected in the first quarter of 2003.

Prior to 2003, goodwill was amortized over periods not exceeding 40 years. Intangible assets with finite useful lives are amortized on a straight-line basis over the periods benefited with a useful life of 5 years. The effects of adopting SFAS No. 142 on net income for the three and nine-month periods are as follows:

	Three months ended June 30		Nine months ended June 30
	2003	2002	2003	2002
Net Income, as reported	$302	$2,839	$3,656	$5,905
Add: goodwill amortization, net of income tax	—	622	—	1,875

Net Income excluding goodwill amortization	$302	$3,461	$3,656	$7,780

7.	Consolidating Guarantor and Non-Guarantor Financial Information:

The following consolidating financial information presents balance sheets, statements of income and cash flow information related to the Company’s business. Each Guarantor is a direct or indirect wholly owned subsidiary of the Company and has fully and unconditionally guaranteed the 11.5% senior subordinated notes issued by FastenTech, Inc. on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material to investors.

FastenTech, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

Consolidating Balance Sheet

June 30, 2003

	FastenTech, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current Assets:
Cash and cash equivalents	$781	$3,031	$1,290	$—	$5,102
Accounts receivable, net	(228)	29,568	7,580	—	36,920
Inventory	(597)	38,261	5,625	—	43,289
Deferred income taxes	(4,433)	6,062	343	—	1,972
Other	407	990	109		1,506

Total current assets	(4,070)	77,912	14,947	—	88,789
Investment in consolidated subsidiaries	55,564	12,127	22,388	(90,079)	—
Goodwill, net	102	88,516	6,513		95,131
Property, plant and equipment, net	27	62,130	6,492		68,649
Other assets	35,137	2,174	966	(27,309)	10,968

Total assets	$86,760	$242,859	$51,306	$(117,388)	$263,537

Liabilities and Stockholders’ Equity (Deficiency in Assets)
Current liabilities:
Accounts payable	$(71)	$13,973	$2,429	$—	$16,331
Income taxes payable	(17,339)	18,230	955	—	1,846
Other accrued liabilities	4,216	6,581	1,970	—	12,767
Current portion of long-term debt	—	—	—	—	—

Total current liabilities	(13,194)	38,784	5,354	—	30,944

Long-term debt, net of current portion	183,000	—	—	—	183,000
Unrealized loss on interest rate swaps	—	—	—	—	—
Deferred income taxes	(3,215)	7,520	1,263	—	5,568
Preferred stock dividends payable	16,931		—	—	16,931
Other long-term liabilities	(112,641)	173,703	5,088	(54,935)	11,215

Total liabilities	70,881	220,007	11,705	(54,935)	247,658

Minority interests	1,309	—	—	—	1,309
Redeemable preferred stock	27,851	50,324	—	(50,324)	27,851
Stockholders’ equity (deficiency in assets):
Common stock, $.01 par value: 5,000,000 shares authorized 1,858,300 issued and outstanding	19	1,016		(1,016)	19
Additional paid in capital	15,883	981	34,526	(35,507)	15,883
Retained earnings (deficit)	(27,612)	(25,116)	2,192	22,924	(27,612)
Accumulated other comprehensive income (loss)	(1,571)	(4,353)	2,883	1,470	(1,571)
Total stockholders’ equity (deficiency in assets)	(13,281)	(27,472)	39,601	(12,129)	(13,281)

Total liabilities and stockholders’ equity (deficiency in assets)	$86,760	$242,859	$51,306	$(117,388)	$263,537

FastenTech, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

Consolidating Statements of Income

For the Nine Months Ended June 30, 2003

	FastenTech, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidi- aries	Elimina- tions	Consolidated Total
Net sales	$—	$133,461	$24,672	$(6,333)	$151,800
Cost of sales	—	92,153	17,376	(6,333)	103,196

Gross profit	—	41,308	7,296	—	48,604
Selling, general & administrative expenses	3,312	17,139	5,295	—	25,746

Operating income	(3,312)	24,169	2,001	—	22,858
Other income (expense):
Investment income	(4)	27	—	—	23
Unrealized gain on interest rate swaps	1,418	—	—	—	1,418
Interest expense	(11,864)	(2,887)	(762)	—	(15,513)
Other, net	5,707	(10,382)	533	4,140	(2)

	(4,743)	(13,242)	(229)	4,410	(14,074)
Income before provision for income taxes, minority interest and extraordinary loss	(8,055)	10,927	1,772	4,140	8,784
Income tax expense	(3,674)	6,679	509	—	3,514

Income before minority interest and extraordinary loss	(4,381)	4,248	1,263	4,140	5,270
Minority interest in income of subsidiaries	(45)	—	—	—	(45)

Income before extraordinary loss	(4,426)	4,248	1,263	4,140	5,225
Extraordinary loss, net of tax benefit of $1,046	(1,569)	—	—	—	(1,569)
Net income	$(5,995)	$4,248	$1,263	$4,140	$3,656

FastenTech, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

Condensed Consolidating Statements of Cash Flows

For the nine months ended June 30, 2003

	FastenTech, Inc.	Guarantor Subsidi- aries	Non-Guarantor Subsidiaries	Elimina- tions	Consolidated Total
Cash flows provided by (used for) operating activities	$(11,529)	$21,085	$1,417	$—	$10,973
Investing activities
Cash used for acquisitions, net of cash acquired	(9,988)	—	—	—	(9,988)
Additions to property, plant and equipment	—	(3,740)	(368)	—	(4,108)

Net cash used in investing activities	(9,988)	(3,740)	(368)	—	(14,096)
Financing activities
Proceeds from long-term borrowings, net of issuance costs	167,377	—	—	—	167,377
Net borrowings under revolver	8,000	—	—	—	8,000
Repayments on long-term borrowings	(172,669)	—	(3,366)	—	(176,035)
Intercompany loans and advances	17,437	(20,037)	2,600	—	—
Repurchase of preferred stock	(2,071)	—	—	—	(2,071)

Net cash provided by (used in) financing activities	18,074	(20,037)	(766)	—	(2,729)
Effect of exchange rate fluctuations on cash	—	—	(29)	—	(29)

Net (decrease) increase in cash and cash equivalents	(3,443)	(2,692)	254	—	(5,881)
Cash and cash equivalents at beginning of period	4,224	5,723	1,036	—	10,983

Cash and cash equivalents at end of period	$781	$3,031	$1,290	$—	$5,102

Report of Independent Auditors

TRW Inc.

We have audited the accompanying combined balance sheet of TRW Nelson Stud Welding (Nelson or the Company) which include TRW Nelson Stud Welding, TRW Nelson Bolzenschweib-Technik Verwaltungs GmbH, TRW Nelson Bolzenschweiss-Technik GmbH & Co., KG, TRW Nelson Canada, and TRW Nelson France as of September 30, 1999, and the related combined statement of earnings, changes in net investment, and cash flows for the nine-month period ended September 30, 1999. These financial statements are the responsibility of TRW Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the combined financial statements, TRW Nelson Stud Welding is a part of the TRW Inc. and has no separate legal status or existence.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of TRW Nelson Stud Welding at September 30, 1999, and the results of its operations and its cash flows for the nine-month period ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.

Cleveland, Ohio

January 13, 2000

TRW Nelson Stud Welding

Combined Balance Sheet

(Dollars in thousands)	September 30, 1999
Assets:
Current assets:
Cash and cash equivalents	$—
Accounts receivable—net	11,935
Inventories	7,997
Prepaid expenses	874
Deferred income taxes	1,071

Total current assets	21,877
Investment in affiliates	1,494
Deferred income taxes	5,380
Property, plant, and equipment—net	13,898
Goodwill	278
Other intangible assets	44
Other assets	301

Total assets	$43,272

Liabilities and net investment:
Current liabilities:
Accounts payable	$3,469
Other accruals	1,065
Accrued compensation	3,309
Payables to other TRW units	8,228

Total current liabilities	16,071
Long-term liabilities	16,386
Long-term deferred income taxes	1,789
Net investment	9,026

Total liabilities and net investment	$43,272

See accompanying notes.

TRW Nelson Stud Welding

Combined Statement of Earnings

(Dollars in thousands)	Nine Months Ended September 30, 1999
Sales	$53,620
Cost of sales	34,715

Gross profit	18,905
Selling, administrative, and research and development expenses	12,646
TRW allocated corporate, general, and administrative expenses	176
Other (income) expense, net	486

Earnings before income taxes	5,597
Income taxes:
Current:
Federal	2,544
State and local	100

2,644
Deferred:
Federal	(552)

2,092

Net earnings	$3,505

See accompanying notes.

TRW Nelson Stud Welding

Combined Statement of Changes in Net Investment

		Accumulated Other Comprehensive Income (Loss)
(Dollars in thousands)	Net Investment	Cumulative Translation Adjustment	Additional Pension Liability	Total Net Investment
Balance at December 31, 1998	5,981	1,319	(61)	7,239
Comprehensive income:
Net earnings	3,505	—	—	3,505
Translation adjustment	—	(340)	—	(340)
Additional pension liability, net of tax	—	—	(107)	(107)

Total comprehensive income				3,058
Net transfers to TRW Inc.	(1,271)	—	—	(1,271)

Balance at September 30, 1999	$8,215	$979	$(168)	$9,026

See accompanying notes.

TRW Nelson Stud Welding

Combined Statement of Cash Flows

(Dollars in thousands)	Nine Months Ended September 30, 1999
Operating activities:
Net earnings	$3,505
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,559
Deferred income taxes	(182)
(Gain) loss on disposal of fixed assets	68
Change in operating assets and liabilities:
Accounts receivable	(2,017)
Inventories and prepaid expenses	674
Accounts payable and other accruals	254
Other, net	(129)

Net cash provided by operating activities	3,732
Investing activities:
Capital expenditures	(1,452)
Proceeds from sale of property and equipment	161
Other, net	(1,281)

Net cash used in investing activities	(2,572)
Financing activities:
Net transfers and payments with TRW Inc.	(1,271)

Net cash used in financing activities	(1,271)

Decrease in cash and cash equivalents	(111)
Effect of exchange rate changes on cash	111
Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$—

See accompanying notes.

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

1.	Basis of Presentation

These combined financial statements of TRW Nelson Stud Welding (Nelson or the Company) include TRW Nelson Stud Welding, TRW Nelson Bolzenschweib-Technik Verwaltungs GmbH, TRW Nelson Bolzenschweiss-Technik GmbH & Co., KG, TRW Nelson Canada, and TRW Nelson France. In addition, the Company has an investment in Nippon Stud Welding, an unconsolidated subsidiary, which is accounted for using the equity method. All significant intragroup accounts and transactions have been eliminated in combination. Nelson is a part of TRW Inc. (TRW) and has no separate legal status or existence.

Nelson operates in a single line of business—the sale of related stud welding systems and stud fasteners for the construction, metal working, and transportation industries.

2.	Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue when the product is shipped or over the period equipment is leased and provides an appropriate allowance for estimated returns and adjustments. TRW Nelson leases stud welding systems to companies in the construction, metal working, and transportation industries, on short-term leases. Revenues from leasing were $0.8 million in the nine months ended September 30, 1999.

Use of Estimates in the Preparation of the Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of September 30, 1999, and reported amounts of sales and expenses for the nine months ended September 30, 1999. Actual results could differ from those estimates.

Cash Equivalents

For purposes of the statements of cash flows, Nelson considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Nelson has established receivable reserves of $1.0 million at September 30, 1999.

Concentration of Credit Risk

Credit risk with respect to accounts receivable is concentrated principally with companies in the automotive, general machinery, and construction industries, operating principally in the United States, Germany, France, and Canada. Customers are not required to provide collateral.

Inventories

Inventories are valued at lower of cost or market, with cost determined primarily by the “last-in, first-out” (LIFO) method. At September 30, 1999, approximately 63% of inventory were accounted for using the LIFO method.

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

2.	Significant Accounting Policies (continued)

Property, Plant, and Equipment

Property, plant, and equipment on the basis of cost includes the following:

(Dollars in thousands)	1999
Land	$221
Buildings	12,292
Machinery and equipment	32,077

44,590
Less allowances for depreciation and amortization	30,692

Property, plant, and equipment—net	$13,898

Depreciation is computed using the straight-line method over the estimated useful lives of the assets: buildings—30 years, and machinery and equipment—7 to 10 years.

Equipment for lease had a net book value of $1.3 million at September 30, 1999.

Intangible Assets

Intangible assets are stated on the basis of cost and are being amortized by the straight–line method over the estimated future periods to be benefited. Goodwill of $0.3 million arising from acquisitions before 1971 is not being amortized because there is no indication of diminished value.

Advertising Costs

Nelson charges the cost of advertising to expense in the year incurred. Nelson expensed $0.1 million for the nine-month period ended September 30, 1999.

Comprehensive Income

Nelson adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, during the first quarter of 1998. This statement requires that foreign currency translation, unrealized gains or losses on available-for-sale securities, and minimum pension liability adjustments be included in other comprehensive income and that the accumulated balance of other comprehensive income be separately displayed. Prior year information has been restated to conform to the requirements of SFAS 130.

The components of accumulated other comprehensive income (loss) at September 30, 1999 are as follows:

(Dollars in thousands)	1999
Foreign currency translation loss	$(340)
Minimum pension liability adjustments	(107)

Accumulated other comprehensive income (loss)	$(447)

Income Taxes

Income taxes have been provided on a separate return basis. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

It is the Company’s intention to reinvest undistributed earnings of certain of its non-U.S. subsidiaries and, thereby, indefinitely postpone their remittance. Accordingly, deferred income taxes have not been provided for accumulated undistributed earnings.

Accounting Pronouncement

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Because of the Company’s minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on earnings or the financial position of the Company.

3.	Inventories

Inventories consist of the following:

(Dollars in thousands)	September 30, 1999
FIFO cost:
Raw material and supplies	$1,579
Finished goods	7,031
Work in process	1,494

10,104
LIFO reserve	(2,107)

$7,997

Reductions in certain inventory quantities during the nine-month period ended September 30, 1999 resulted in the liquidation of LIFO inventory layers carried at costs prevailing in prior years that were lower than current costs. The effects of these quantity reductions were not significant in the nine-month period ended September 30, 1999.

4.	Employee Benefit Plans

Pension Plans

At December 31, 1998, Nelson adopted SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This statement revises employers’ disclosures about pensions and other postretirement benefit plans. The measurement and recognition requirements for pension or other postretirement benefit plans have not changed. Prior year information has been presented to conform to the requirements of the new standard.

SFAS No. 87 established standards for financial reporting and accounting for pension benefits from an employer’s companywide perspective. For its multi-location plans, TRW’s accounting policy is to allocate pension cost to Nelson on the basis of payroll for its funded salaried plan and projected liabilities for unfunded plans. The following disclosures relative to pension expense and funded status of defined benefit pension benefits applicable to Nelson are presented to be representative of TRW defined benefit plans from a controlled group perspective.

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

4.	Employee Benefit Plans (continued)

Nelson participates in TRW Inc.’s or has defined benefit pension plans for substantially all employees. The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the nine-month period ended September 30, 1999, and a statement of the funded status as of September 30, 1999:

	1999
(Dollars in thousands)	U.S.	Non-U.S.
Change in benefit obligations:
Benefit obligations at January 1	$18,235	$1,457
Service cost	376	17
Interest cost	917	60
Amendments	127	—
Actuarial gain (loss)	(1,538)	197
Foreign currency exchange rate changes	—	(168)
Benefits paid	(1,061)	(41)

Benefit obligations at September 30, 1999	17,056	1,522
Change in plan assets:
Fair value of plan assets at January 1	19,378	—
Actual return on plan assets	155	—
Company contributions	48	—
Benefits paid	(1,061)	—

Fair value of plan assets at September 30, 1999	18,520	—

Funded (underfunded) status of the plan	1,464	(1,522)
Unrecognized actuarial (gain) loss	(932)	236
Unrecognized prior service cost	331	—
Unrecognized net transition (liability) asset	(80)	27

Total recognized	$783	$(1,259)

TRW Nelson Stud Welding

Notes to Combined Financial Statements

September 30, 1999

The following table provides the amounts recognized in the balance sheet as of September 30, 1999:

	1999
(Dollars in thousands)	U.S.	Non-U.S.
Prepaid benefit cost	$892	$—
Accrued benefit liability	(109)	(1,259)
Additional minimum liability	(37)	(250)
Intangible asset and other	10	27
Accumulated other comprehensive income	27	223

Total recognized	$783	$(1,259)

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were $0.2 million, $0.1 million, and $0 million, respectively, as of September 30, 1999.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $1.5 million, $1.5 million, and $0 million, respectively, as of September 30, 1999.

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

4.	Employee Benefit Plans (continued)

The following table provides the components of net pension cost for the plans for the nine months ended September 30, 1999:

	1999
(Dollars in thousands)	U.S.	Non-U.S.
Defined benefit plans:
Service cost-benefits earned during the year	$376	$23
Interest cost on projected benefit obligations	917	80
Expected return on plan assets	(1,467)	—
Amortization of recognized loss	122	—
Amortization of prior service cost	36	—
Amortization of transition asset	(64)	5

Defined benefit plans	(80)	108
Employee stock ownership and savings plan	227	—

Total pension cost	$147	$108

The amount included within other comprehensive income arising from a change in the minimum pension liability was a loss of $0.1 million, net of tax of $0.1 million, in 1999.

The assumptions used in the measurement of Nelson’s benefit obligations are shown in the following table:

	1999
(Dollars in thousands)	U.S.	Non-U.S.
Actuarial assumptions:
Discount rate	7.5%	5.5%
Rate of increase of compensation levels	4.0%	3.5%

The expected long-term rate of return on plan assets for U.S. plans was 9.5% for 1999.

Nelson participates in TRW’s contributory stock ownership and savings plan for which a majority of its U.S. employees are eligible. Nelson matches employee contributions up to 3% of the participant’s qualified compensation. Nelson’s contributions are held in an unleveraged employee stock ownership plan. Nelson recognized expense of $0.3 million related to this plan for the nine-month period ended September 30, 1999.

Pension expense and liabilities for countries where Nelson has only a few employees have been omitted on the basis of materiality.

Postretirement Benefits Other than Pensions

A majority of Nelson’s U.S. retired employees are provided health care and life insurance benefits by TRW. The health care plans provide for cost sharing, in the form of employee contributions, deductibles, and coinsurance, between Nelson and its retirees. The postretirement health care plan covering a majority of employees who retired since August 1, 1988 limits the annual increase in Nelson’s contribution toward the plan’s cost to a maximum of the lesser of 50% of medical inflation or 4%. Life insurance benefits are generally noncontributory. Nelson’s policy is to fund the cost of postretirement health care and life insurance benefits in amounts determined at the discretion of TRW management. The plans are currently not funded.

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

4.	Employee Benefit Plans (Continued)

The following table sets forth the funded status and amounts recognized in Nelson’s balance sheets at September 30, 1999, for its postretirement benefit plans.

1999
(Dollars in thousands)	U.S.
Change in benefit obligations:
Benefit obligations at beginning of year	$12,290
Service cost	190
Interest cost	620
Actuarial gain	(1,167)
Plan amendments
Benefits paid	(451)

Benefit obligations at end of the period	$11,482

Change in plan assets:
Fair value of plan assets at beginning of year
Company contributions	$451
Benefits paid	(451)

Fair value of plan assets at end of the period	$—

Funded status of the plan	$11,482
Unrecognized actuarial gain	4,515
Unrecognized prior service cost	(9)

Total accrued benefit cost recognized	$15,988

Weighted-average assumptions:
Discount rate	7.50%
Components of net postretirement benefit cost:
Service cost	$190
Interest cost	620
Amortization of recognized loss	(29)
Amortization of prior service cost	1

Net postretirement benefit cost	$782

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

The weighted average rate of compensation increase was 4.4% for 1999. A 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5% in the year 2009 and remain at that level thereafter.

A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	One-Percentage-Point
(Dollars in thousands)	Increase	(Decrease)
Effect on total of service and interest cost components	$193	$(153)
Rate of increase in compensation levels	1,781	(1,454)

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

5.	Income Taxes

Earnings from continuing operations before income taxes:

(Dollars in thousands)	1999
U.S.	$5,153
Non-U.S.	444

$5,597

Provision for income taxes:

(Dollars in thousands)	1999
Current:
U.S. federal	$2,261
Non-U.S.	283
U.S. state and local	100

2,644
Deferred:
U.S. federal	(441)
Non-U.S.	(111)

(552)

$2,092

Income taxes differ from the statutory rate principally due to the following:

1999
U.S. statutory income tax rate	35.0%
State and local income taxes net of federal tax benefit	1.2
Effect of tax rate differential on foreign operations	1.7
Other permanent differences	8

Effective income tax rate	38.7%

The Company cannot determine on a separate stand-alone basis what the worldwide Nelson businesses’ federal and foreign income tax payments were because the worldwide Nelson business is not conducted through separate stand-alone legal entities. Tax payments are at the parent or partner level and no portion is allocated to Nelson. For purposes of these financial statements, the assumption is that tax payments of the worldwide Nelson business are determined by multiplying the local statutory income tax rate by local statutory book income (decreased or increased by local deductible or non-deductible items).

The following is a summary of the significant components of Nelson’s deferred tax assets and liabilities as of September 30, 1999:

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

	Deferred
	Tax Assets	Tax Liabilities
(Dollars in thousands)	1999	1999
Pension and postretirement benefits other than pensions	$5,380	$—
Inventory	372	—
Fixed assets	—	(1,214)
Other	699	(575)

Total	$6,451	$(1,789)

The effective tax rate for Nelson Germany consists of a fully distributed 30% corporate tax rate plus 12% net trade tax rate (after deduction from corporate income) for a total of 42%.

6.	Lease Commitments

Nelson leases certain buildings, offices, computers, office equipment, and automobiles under operating leases. Such leases, some of which are noncancelable and in some cases include renewals, expire at various dates. Nelson pays most maintenance, insurance, and tax expense relating to leased assets. Rental expense for operating leases was $0.8 million in 1999.

At September 30, 1999, future minimum lease payments for noncancelable operating leases totaled $1.2 million and are payable as follows: 1999—$0.1 million; 2000—$0.4 million; 2001—$0.3 million; 2002—$0.2 million; and 2003—$0.2 million.

7.	Related-Party Transactions

Certain of the units in the combined financial statements participate in TRW’s cash management system, under which TRW withdraws daily the unit’s cash receipts and covers any disbursements that have cleared the bank. The units are charged a rate that approximates LIBOR plus .5% on their average outstanding balances. At September 30, 1999, $6.4 million were outstanding under the cash management agreement. These amounts are included in payables to other TRW units. Interest paid totaled $0.2 million for the nine-month period ended September 30, 1999.

TRW Corporate incurs general and administrative expenses that relate to all of TRW’s operating units, which are allocated to the operating units based on a percentage of each operating unit’s cost of operations. Nelson recorded these expenses with an offsetting entry to the net investment account, after related income taxes. Group staff expenses are included in administrative and selling expenses for financial statement presentation purposes and were $0.2 million in 1999. During 1999, TRW eliminated the Corporate allocation of general and administrative expenses to the units. However, the Group staff expenses are still being allocated.

TRW Corporate charges Nelson for use of TRW trademarks. Charges for trademarks included in TRW corporate, general, and administrative expenses totaled $0.3 million for the nine-month period ended September 30, 1999.

Nelson sells manufactured goods to affiliates of TRW. Revenues from other affiliates of TRW for the nine-month period ended September 30, 1999 were approximately $1.7 million.

8.	Commitments and Contingencies

Nelson is subject to various other legal proceedings that arose in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the combined financial position or results of operations of Nelson.

9.	Segments

At December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products, geographic areas, and major customers. SFAS No. 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 requires financial information to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The adoption of SFAS No. 131 by the Company during 1998 did not affect the results of operations or the financial position of the Company.

Nelson has one operating segment—the sale of related stud welding systems and stud fasteners for the construction, metal working, and transportation industries operating primarily in the U.S., Germany, Canada, and France.

The accounting policies of the operating segment are the same as those described in the significant accounting policies footnote. The Company evaluates performance based on profit before income taxes and total assets net of current operating liabilities.

TRW Nelson Stud Welding

Notes to Combined Financial Statements (continued)

Information concerning principal geographic areas for and as of the nine-month period ended September 30, 1999 follows.

(Dollars in thousands)	U.S.	Germany	All Other	Total
Revenues from external customers:
1999	34,898	15,823	2,899	53,620
Property, plant, and equipment, net:
1999	10,033	3,810	55	13,898

10.	Investment in Affiliate

TRW has a 28.3% equity ownership in Nippon Stud Welding. The investment balance was $1.5 million at September 30, 1999.

Summarized financial information for Nippon Stud Welding is as follows:

(Dollars in thousands)	1999
Assets	$27,112
Liabilities	21,829
Equity	5,283
Revenues	24,709
Earnings (loss) before taxes	(286)

11.	Subsequent Events—Unaudited

In December 1999, Nelson sold approximately 30 acres of land located adjacent to its Elyria, Ohio plant for approximately $0.03 million.

During 1997, Nelson produced a machine for Westfalia-Metallformtechnik GmbH (Westfalia) for use in a manufacturing line. During 1998, Westfalia sued the Company claiming that the machine did not meet specifications. In December 1999, an out-of-court settlement was reached. Under the settlement, Westfalia agreed to return the machine to Nelson and Nelson will pay Westfalia approximately $300. In addition, Westfalia has agreed to purchase a new machine from Nelson.

In October 1999, TRW Nelson Bolzenschweiss-Technik GmbH & Co., KG received the results of a German tax audit for the period 1993 through 1996. The request for additional tax is approximately $2.0 million. Nelson intends to vigorously contest the results of the tax audit. The range of possible outcomes is $0.0 million to $2.0 million. As the contingency is in the early stages, Nelson does not believe it is probable a liability has been incurred and the amount potentially payable in the future is not estimable. Therefore, no amount has been accrued in the accompanying combined financial statements.

Independent Auditors’ Report

Board of Directors

Rolls-Royce Corporation:

We have audited the accompanying statements of net assets of the Evansville Operations of Rolls-Royce Corporation (the Company) as of December 31, 2001 and 2002, and the related statements of operations and comprehensive income, and cash flows to Rolls-Royce Corporation for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Evansville Operations of Rolls-Royce Corporation as of December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Indianapolis, Indiana

February 11, 2003

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Statements of Net Assets

December 31, 2001 and 2002

(Dollars in thousands)

	2001	2002
Assets
Current assets:
Accounts receivable and costs in excess of billings on uncompleted contracts, net of allowance for doubtful accounts of $64 in 2001	$4,979	$3,158
Inventories	5,195	6,525
Deferred tax assets	25	—

Total current assets	10,199	9,683
Machinery and equipment, net	2,648	2,830
Other assets	52	48
Deferred tax assets	—	34

Total assets	12,899	12,595

Liabilities and Net Assets
Current liabilities:
Accounts payable	2,504	1,333
Capital lease obligations	266	—
Accrued payroll and related liabilities	423	253
Accrued and other liabilities	158	243

Total current liabilities	3,351	1,829
Pension liabilities	222	320
Other postretirement liabilities	873	1,151
Deferred tax liabilities	35	—
Other long-term liabilities	29	34

Total liabilities	4,510	3,334

Net assets	$8,389	$9,261

See accompanying notes to financial statements.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Statements of Operations and Comprehensive Income

Years ended December 31, 2000, 2001 and 2002

(Dollars in thousands)

	2000	2001	2002
Net revenue from sale of products	$41,824	$44,428	$37,535
Net revenue from percentage completion contracts	3,137	5,927	—

Total revenue	44,961	50,355	37,535

Cost of product sales	31,477	29,925	27,255
Cost of percentage completion sales	2,654	4,397	—

Total cost of sales	34,131	34,322	27,255

Gross profit	10,830	16,033	10,280
Selling, general and administrative expense	1,318	1,323	1,267
Other expense, net	63	49	—

Operating income	9,449	14,661	9,013
Interest expense	692	357	156

Income before income taxes	8,757	14,304	8,857
Income taxes	3,409	5,566	3,430

Net income	5,348	8,738	5,427
Comprehensive income:
Minimum pension liability adjustment, net of taxes of $18 and 32, respectively	—	(30)	(48)

Total comprehensive income	$5,348	$8,708	$5,379

See accompanying notes to financial statements.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Statements of Cash Flows to Rolls-Royce Corportion

Years ended December 31, 2000, 2001 and 2002

(Dollars in thousands)

	2000	2001	2002
Cash flows from operating activities:
Net income	$5,348	$8,738	$5,427
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	233	237	639
Deferred tax benefit	(29)	(56)	(12)
Loss on disposal of machinery and equipment	19	150	—
Pension and other post-retirement benefit expense	261	272	300
Changes in operating assets and liabilities:
Accounts receivable and costs in excess of billings on uncompleted contracts	(663)	2,392	1,821
Due from RRC	604	137	—
Inventories	316	(461)	(1,330)
Accounts payable	(1,441)	(289)	(1,171)
Accrued payroll and related liabilities	22	331	(170)
Accrued and other liabilities	28	85	(176)

Net cash provided by operations	4,698	11,536	5,328

Cash flows from investing activities—
Purchases of machinery and equipment	(8)	(527)	(821)

Net cash used in investing activities	(8)	(527)	(821)

Net cash flows to Rolls-Royce Corporation	$4,690	$11,009	$4,507

Non-cash investing and financing activities:
Machinery financed through capital leases	$—	$266	$—

See accompanying notes to financial statements.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

(1)	Basis of Presentation

The accompanying financial statements have been prepared for the purpose of presenting the net assets of the Evansville Operations (Evansville or Company) of Rolls-Royce Corporation (RRC) at December 31, 2001 and 2002 and the results of its operations and its cash flows to RRC for each of the years in the three-year period ended December 31, 2002.

During the periods covered by the statements of operations and comprehensive income, Evansville’s business was conducted as an integral part of RRC’s overall operations. The financial statements include various allocated costs and expenses (see note 12) which are not necessarily indicative of the costs and expenses which would have resulted had Evansville been operated as a separate company. All of the allocations and estimates reflected in the financial statements are based on assumptions that management believes are reasonable.

(2)	Organization and Business

Evansville is an operating unit of RRC. RRC is a wholly owned subsidiary of Rolls-Royce North America (USA) Holdings Co. (RRNA). RRC’s ultimate parent is Rolls-Royce plc (Rolls-Royce), a company organized under the laws of England and Wales.

The primary process undertaken by Evansville is the diffusion bonding of exotic alloy sheet metal using proprietary, patented Rolls-Royce technology. This process is used to develop and manufacture components for industrial land-based gas turbine and aerospace businesses. Evansville’s principal customers serve the commercial power generation equipment and the aviation markets. All customers are located in the United States of America.

(3)	Summary of Significant Accounting Policies

(a)	Revenue Recognition

Production revenues are recognized when product is shipped to the customer. Cost of sales is recognized based upon actual unit cost. Revenues attributable to fixed-price development contracts and cost-reimbursable contracts are accounted for under the percentage-of-completion (cost-to-cost) method of accounting, and include costs incurred plus a pro rata portion of estimated profits expected to be realized on the contracts.

(b)	Net Assets

Evansville participates in the RRC cash management system and, accordingly, does not maintain separate cash balances or accounts. RRC’s net investment in Evansville, including cash flows to/from Evansville, is reported as net assets.

(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of probable credit losses in the Company’s

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

existing accounts receivable. The Company determines the allowance, if any, based on customer credit-worthiness, historical write-off experience and general economic trends. The Company does not have any off-balance-sheet credit exposure related to its customers.

Substantially all of the Company’s net revenue was from two customers during 2000 and 2001 and from one customer during 2002. These customers also accounted for substantially all of the outstanding accounts receivable at December 31, 2001 and 2002.

(d)	Inventories

Inventories consist of raw materials and work in process and are stated at the lower of average cost or market. Inventoried costs include direct manufacturing and related overhead costs, but exclude general and administrative costs.

(e)	Machinery and Equipment

Machinery and equipment are stated at cost less accumulated depreciation. The cost of machinery and equipment acquired under capital leases is based on lease payments less imputed interest. Maintenance costs and repairs that do not significantly improve or extend the life of the respective assets are charged to expense as incurred. Depreciation is generally provided using straight-line methods based on useful lives of 5 to 20 years.

The carrying value of machinery and equipment is assessed when factors indicating an impairment are present. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. If an impairment is present, an impairment loss is recognized and the assets are reported at recoverable fair value. No impairment loss was recognized in 2000, 2001 or 2002.

(f)	Financial Instruments

Financial instruments that potentially subject Evansville to a credit risk consist primarily of trade accounts receivable. Evansville’s sales are to domestic commercial customers in the power generation and aviation industries. Evansville extends credit to these customers; therefore, the overall well being of these industries may affect collection of receivables.

(g)	Income Taxes

Evansville’s income is included in the consolidated income tax returns of RRNA. Evansville provides for income taxes as if it were a stand-alone entity using the asset and liability method, whereby deferred tax assets and liabilities are recorded to recognize the future tax consequences of temporary differences between the tax bases of assets and liabilities and financial reporting amounts. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

(h)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about anticipated contract costs, retirement benefits, excess inventories and bad debts, which affects the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could significantly differ from those estimates.

(i)	Impact of Recently Issued Accounting Standards

In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit of Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not believe the adoption of this statement will have a material impact on its financial statements.

On December 31, 2002, FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not believe the adoption of this statement will have a material impact on its financial statements.

In November 2002, FASB issued Financial Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“Interpretation 45”), which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. Interpretation 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees.

Interpretation 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The Company does not anticipate that the adoption of Interpretation 45 will have a material impact on its financial statements.

In January 2003, FASB issued Financial Interpretation 46, Consolidation of Variable Interest Entities (“Interpretation 46”), which addresses consolidation of certain variable interest entities and

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

is effective January 31, 2003. The Company does not anticipate that the adoption of Interpretation 46 will have a material impact on its financial statements.

(4)	Accounts Receivable and Costs in Excess of Billings on Uncompleted Contracts

Accounts receivable and costs in excess of billings on uncompleted contracts consist of the following as of December 31:

	2001	2002
Billed	$4,900	$3,158
Costs in excess of billings on uncompleted contracts	143	—
Allowance for doubtful accounts	(64)	—

Accounts receivable and costs in excess of billings on uncompleted contracts, net	$4,979	$3,158

(5)	Inventories

Inventories consist of the following as of December 31:

	2001	2002
Raw materials	$1,153	$2,996
Work-in-process	4,042	3,529

	$5,195	$6,525

(6)	Machinery and Equipment

Machinery and equipment consists of the following as of December 31:

	2001	2002
Machinery and equipment	$3,780	$4,600
Accumulated depreciation	(1,132)	(1,770)

Machinery and equipment, net	$2,648	$2,830

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

(7)	Pension and Other Postretirement Benefits

Evansville employees participate in the pension and postretirement plans of RRC. Information about the costs, assets and liabilities of the plans allocated to Evansville follow:

(a)	Pension Plan

RRC has a defined benefit pension plan covering substantially all employees represented by the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (UAW) including certain Evansville employees. Benefits are based on years of service as of retirement. RRC makes annual contributions of at least the minimum amount required by Federal regulation, but no more than the amount that can be deducted for Federal income tax purposes.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

Information regarding Evansville’s benefit obligation under the plan is as follows as of and for the years ended December 31:

	2000	2001	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$229	$311	$433
Service cost	65	73	73
Interest cost	18	29	34
Actuarial (gain) loss	(1)	20	31

Benefit obligation at end of year	311	433	571

Change in plan assets:
Fair value of plan assets at beginning of year	133	195	222
Actual loss on plan assets	(5)	(8)	(24)
Employer contribution	67	35	75
Benefits paid	—	—	—

Fair value of plan assets at end of year	195	222	273

Funded status as of December 31	(116)	(211)	(298)
Unrecognized prior service cost	57	52	48
Unrecognized net actuarial loss	—	49	128

Net amount recognized	$(59)	$(110)	$(122)

Amounts recognized in the statement of net assets consist of:
Intangible asset	$57	$52	$48
Accrued benefit liability	(116)	(211)	(299)
Net assets	—	49	129

Net amount recognized	$(59)	$(110)	$(122)

Weighted average assumptions:
Discount rate	7.50%	7.25%	6.75%
Expected return on plan assets	9.50%	9.50%	9.50%
Components of net periodic benefit cost:
Service cost	$65	$73	$73
Interest cost	18	28	34
Expected return on plan assets	(16)	(20)	(24)
Recognized actuarial loss	(1)	—	—
Amortization of prior service cost	5	5	5

Net periodic benefit cost	$71	$86	$88

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

(b)	Multiple-Employer Retirement Plan

Beginning in 2000, RRC contributes to a multiple-employer retirement plan for eligible salaried employees. Information regarding Evansville’s benefit obligation under this salaried plan is as follows as of and for the years ended December 31:

	2000	2001	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$—	$43	$93
Service cost	36	44	37
Interest cost	3	7	9
Actuarial (gain) loss	4	(1)	(12)

Benefit obligation at end of year	43	93	127

Change in plan assets:
Fair value of plan assets at beginning of year	—	—	72
Actual loss on plan assets	—	(3)	(9)
Employer contribution	—	75	27
Benefits paid	—	—	—

Fair value of plan assets at end of year	—	72	90

Funded status as of December 31	(43)	(21)	(37)
Unrecognized net actuarial loss	4	10	16

Net amount recognized	$(39)	$(11)	$(21)

Amounts recognized in the statement of net assets consist of—accrued benefit liability	$(39)	$(11)	$(21)

Weighted average assumptions:
Discount rate	7.50%	7.25%	6.75%
Expected return on plan assets	10.00%	10.00%	9.50%
Components of net periodic benefit cost:
Service cost	$36	$44	$37
Interest cost	3	7	8
Expected return on plan assets	—	(4)	(8)

Net periodic benefit cost	$39	$47	$37

(c)	Defined Contribution Retirement Plans

RRC maintains a money purchase pension plan for eligible employees not covered by the pension plan for UAW employees. The Company contributes annually between 0.81% and 7.56% of the participant’s salary based on the participant’s age. Evansville’s expense associated with this plan was $5, $5 and $9 in 2000, 2001 and 2002, respectively.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

Eligible hourly and salaried employees participate in separate defined contribution Internal Revenue Code Section 401(k) plans. The hourly plan is sponsored by RRC and the salaried plan is sponsored by RRNA. RRC does not match the hourly employees’ contributions. RRC matches 100% of the salaried employees’ contributions, up to 5% of compensation. Plan expense for these Evansville employees was $58, $54 and $51 in 2000, 2001 and 2002, respectively.

(d)	Other Postretirement Obligations

Substantially all employees meeting certain age and service requirements will also receive certain RRC-funded health and life insurance benefits subsequent to retirement. The projected future cost of providing postretirement benefits is recognized as expense when employees render service. Generally, the postretirement medical plan will pay a stated percentage of eligible health care costs, reduced by deductibles and other coverages. The health plan is unfunded and life insurance benefits are provided through insurance contracts. RRC retains the right, subject to existing agreements, to change or eliminate these benefits.

Information regarding the accumulated postretirement health and life insurance benefit obligation for Evansville is as follows as of and for the years ended December 31:

	2000	2001	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$437	$681	$919
Service cost	163	146	177
Interest cost	47	62	85
Plan amendments	(6)	—	—
Actuarial loss	40	30	330

Benefit obligation at end of year	681	919	1,511
Unrecognized prior service cost	6	5	5
Unrecognized net loss	(64)	(94)	(423)

Accrued benefit cost	$623	$830	$1,093

Components of net periodic benefit cost:
Service cost	$163	$146	$178
Interest cost	47	62	86
Amortization of unrecognized net loss	(1)	(1)	(1)

Net periodic benefit cost	$209	$207	$263

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50%, 7.25% and 6.75% at December 31, 2000, 2001 and 2002, respectively.

The benefit obligation and benefit cost assume a 10% annual rate of increase in the per capita cost of health care benefits, declining gradually to 5% by the year 2010 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

accumulated postretirement benefit obligation as of December 31, 2002 by $257 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost would increase for the year ended December 31, 2002 by $52. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2002 by $205 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost would decrease for the year ended December 31, 2002 by $41.

Substantially all employees meeting certain service requirements will also receive RRC-funded long-term and short-term disability benefits. The projected future cost of providing disability benefits is recognized as expense when employees render service. Generally, the short-term disability benefits provide for 13 weeks at 100% of pay for all employees and the long-term disability benefits provide a monthly benefit of up to 60% of pay until age 65 for all employees with a least one year of service (reduced by Social Security disability payments and Workers’ Compensation payments).

Information regarding the accumulated disability benefit obligation is as follows as of and for the years ended December 31:

	2000	2001	2002
Benefit obligation	$32	$43	$58
Fair value of plan assets	—	—	—
Funded status	$32	$43	$58

Accrued benefit cost	$32	$43	$58

Assumed discount rate	7.50%	7.25%	6.75%
Benefit cost	$10	$11	$15
Benefits paid	—	—	—

(8)	Incentive Compensation Plans

All salaried employees participate in an incentive compensation plan under which they earn additional compensation upon achievement by RRC and/or Rolls-Royce of certain levels of operating profit, average daily cash flow, and defined nonfinancial RRC objectives. In 2000, 2001 and 2002, $23, $116 and $117, respectively, of incentive compensation was earned by Evansville employees under the plan.

(9)	Profit Sharing Plan

In accordance with the agreements among RRC, General Motors, and the UAW, RRC has adopted a profit sharing plan covering UAW hourly employees. The amount to be distributed to eligible participants is based on a formula allocation of Total Profit Share, as defined. Total Profit Share ranges from 6% to 17% of RRC profits based on varying levels of sales and profit. Profit, as defined under the plan, excludes the effects of extraordinary items, income taxes, profit sharing expense, and incentive compensation expense.

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

Evansville’s allocated share of the related expense was $22, $128 and $119 in 2000, 2001 and 2002, respectively.

(10)	Income Taxes

Total income taxes were allocated as follows for the years ended December 31:

	2000	2001	2002
Statement of operations	$3,409	$5,566	$3,430
Comprehensive loss—minimum pension liability adjustment	—	(18)	(32)

	$3,409	$5,548	$3,398

The components of income taxes from operations are as follows for the years ended December 31:

	2000	2001	2002
Current:
Federal	$3,093	$5,058	$2,911
State	345	564	531

	3,438	5,622	3,442

Deferred:
Federal	(26)	(50)	(10)
State	(3)	(6)	(2)

	(29)	(56)	(12)

Total income tax expense	$3,409	$5,566	$3,430

Actual income taxes differ from the amount of income taxes determined by applying the U.S. statutory Federal income tax rate to income before income taxes as a result of the following differences for the years ended December 31:

	2000	2001	2002
Expected Federal tax expense at the statutory rate of 35%	$3,065	$5,006	$3,100
State income tax, net of Federal tax effect	226	368	344
Other, net	118	192	(14)

Income tax expense	$3,409	$5,566	$3,430

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

Deferred tax assets and liabilities reflect the tax impact of temporary differences at combined Federal and state statutory rates. The components of deferred income taxes at December 31 are as follows:

	2001	2002
Deferred tax assets:
Allowance for doubtful accounts receivable	$25	$—
Pension and postretirement liabilities	425	553
Other liabilities	17	19

Deferred tax assets	467	572

Deferred tax liabilities:
Machinery and equipment, principally due to differences in depreciation	477	538

Deferred tax liabilities	477	538

Net deferred tax assets (liabilities)	(10)	34
Less current portion	25	—

Noncurrent portion	$(35)	$34

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which temporary differences are expected to reverse, management believes it is more likely than not Evansville will realize the benefits of these deductible expenses.

(11)	Commitments and Contingencies

(a)	Leases

Evansville has various noncancelable operating leases primarily associated with its production facility and equipment. Rent expense for all noncancelable operating leases was $841, $868 and $504 for the years ended December 31, 2000, 2001 and 2002, respectively. Future minimum lease payments for such leases are as follows:

Operating leases
2003	$505
2004	257

$762

EVANSVILLE OPERATIONS OF

ROLLS-ROYCE CORPORATION

Notes to Financial Statements (continued)

December 31, 2000, 2001 and 2002

(Dollars in thousands)

(b)	Litigation

There are various investigations and claims pending against Evansville arising in the normal course of business including claims of discrimination brought by two employees. The total liability for these matters at December 31, 2002, if any, cannot be determined. RRC believes it has meritorious defenses with respect to all claims, and intends to defend its actions aggressively. Based on information currently available, RRC believes the ultimate disposition of these matters will not materially affect the financial position or results of operations of Evansville.

(12)	Affiliate Transactions

(a)	General, administrative, and other costs are allocated to Evansville based on the nature of the services being provided. RRC allocates costs using various bases such as relative investment, number of employees and related payroll costs, and direct effort expended. Management of RRC believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred had Evansville been operated as a stand-alone company. Such amounts and classifications in the statements of operations for the years ended December 31 were:

	2000	2001	2002
Cost of goods sold:
Allocated bonus expense	$45	$245	$263
Employee defined benefit plans expense	318	327	403
Interest expense	692	357	156
Selling, general and administrative expense	1,318	1,323	1,267

(b)	Sales to RRC were $137 and $5 in 2000 and 2001, respectively. No amounts were due from RRC related to such sales at December 31, 2001 or 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Bylaws provide for indemnification of the Company’s officers and directors to the fullest extent permitted under Delaware law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The directors and officers of the Company are insured against certain liabilities under the registrant’s directors’ and officers’ liability insurance.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

The following exhibits are filed herewith unless otherwise indicated:

3.1	Amended and Restated Certificate of Incorporation, as amended, of FastenTech, Inc.

3.2	Bylaws of FastenTech, Inc.

4.1	Indenture dated as of May 1, 2003 governing 11 1/2% Senior Subordinated Notes Due 2011 among the Company, certain of the Company’s subsidiaries signatories thereto and BNY Midwest Trust Company as trustee

4.2	Form of 11 1/2% Senior Subordinated Notes Due 2011

4.3	Registration Rights Agreement, dated May 1, 2003, by and among the Company, the Guarantors Named Therein, J.P. Morgan Securities Inc., Lehman Brothers, Inc., and NatCity Investments, Inc.

5.1	Opinion of Dechert LLP

10.1	Securities Purchase And Holders Agreement (the “Securities Purchase and Holders Agreement”), dated March 17, 2000, by and among FastenTech, Inc. (f/k/a Fabristeel Holdings, Inc.) (the “Company”), Citicorp Venture Capital, Ltd., the individuals and trusts listed as “Continuing Investors” on Schedule I thereto, the individuals listed as “Management Investors” on Schedule II thereto and certain other Management Investors who are offered the opportunity to join in the Securities Purchase and Holders Agreement by the Company and who execute a joinder to the Securities Purchase and Holders Agreement substantially in the form of Exhibit A-1 thereto and the individuals and trusts listed as “Other Investors” on Schedule III thereto.

10.2	Registration Rights Agreement for Common Stock (the “2000 Registration Rights Agreement”) dated as of March 17, 2000, by and among FastenTech, Inc. (f/k/a Fabristeel Holdings, Inc.), Citicorp Venture Capital, Ltd., the individuals listed as “Continuing Investors” on Schedule A thereto, the individuals listed as “Management Investors” on Schedule A thereto and the individuals who join in the Securities Purchase and Holders Agreement (attached hereto as Exhibit 10.1) and the 2000 Registration Rights Agreement as Management Investors and the individuals and other entities listed as “Other Investors” on Schedule A thereto.

10.3	Fastentech, Inc. 2001 Stock Incentive Plan

10.4	Employment Agreement between FabriSteel Holdings Inc. and Ronald B. Kalich dated as of October 1, 2000.

10.5	Credit Agreement dated as of May 1, 2003 among Fastentech, Inc., the Lenders and LC Issuing Banks party thereto, JPMorgan Chase Bank, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, National City Bank, as Documentation Agent, and J.P. Morgan Securities Inc. and Lehman Brothers Inc., as Joint Lead Arrangers and Bookrunners.

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of FastenTech, Inc.

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG LLP

23.3	Consent of Dechert LLP (included in Exhibit 5.1)

24.1	Powers of Attorney

25.1	Statement of Eligibility and Qualification of BNY Midwest Trust Company on Form T-1

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Letter to Holders of 11 1/2% Senior Subordinated Notes Due 2011 Concerning Offer For All Outstanding 11 1/2% Senior Subordinated Notes Due 2011 in Exchange for 11 1/2% Senior Subordinated Notes Due 2011 of Fastentech, Inc. Which Have Been Registered Under the Securities Act of 1933, as amended

99.4	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees Concerning Offer For All Outstanding 11 1/2% Senior Subordinated Notes Due 2011 in Exchange for 11 1/2% Senior Subordinated Notes Due 2011 of FastenTech, Inc. Which Have Been Registered Under the Securities Act of 1933, as amended

99.5	Letter to Clients Concerning Offer For All Outstanding 11 1/2% Senior Subordinated Notes Due 2011 in Exchange for 11 1/2% Senior Subordinated Notes Due 2011 of FastenTech, Inc. Which Have Been Registered Under the Securities Act of 1933, as amended

99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

(b)	Financial Statement Schedules:

FastenTech, Inc.

Schedule II: Valuation and Qualifying Accounts

(In Thousands)

	For the Year Ended September 30, 2002	For the Nine Months Ended June 30, 2003
Allowance for Doubtful Accounts
Balance, at beginning of year	$1,419	$1,275
Additions charged to income	56	656
Write-offs, net of recoveries	(200)	(359)

Balance, at end of period	$1,275	$1,572

Inventory Obsolescence Reserve
Balance, at beginning of year	$2,149	$2,678
Additions charged to income	821	740
Other additions (1)	—	1,055
Write-offs, net of recoveries	(292)	(742)

Balance, at end of period	$2,678	$3,731

(1) Inventory reserves assumed and established in conjunction with the acquisition of the Evansville Operations of Rolls-Royce Corporation.

Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.	UNDERTAKINGS.

(a)	The undersigned registrants hereby undertake:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrants hereby undertake to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 2003.

FASTENTECH, INC.

By:	/s/ RONALD B. KALICH
Name:	Ronald B. Kalich
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD B. KALICH Ronald B. Kalich	President, Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2003

/s/ DAVID L. HARBERT David L. Harbert	Chief Financial Officer, Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	August 29, 2003

/s/ RICHARD J. PURICELLI Richard J. Puricelli	Chairman and Director	August 29, 2003

/s/ CHARLES E. CORPENING Charles E. Corpening	Director	August 29, 2003

/s/ SALLIE S. SNYDER Sallie S. Snyder	Director	August 29, 2003

A majority of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 2003.

FABRI-STEEL PRODUCTS INCORPORATED

By:	/s/ RONALD B. KALICH
Name:	Ronald B. Kalich
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD P. WARD Richard P. Ward	President (Principal Executive Officer)	August 29, 2003

/s/ DAVID L. HARBERT David L. Harbert	Chief Financial Officer, Executive Vice President, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	August 29, 2003

/s/ RONALD B. KALICH Ronald B. Kalich	Executive Vice President and Director	August 29, 2003

A majority of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 2003.

INTEGRATED ENERGY TECHNOLOGIES, INC.

By:	/s/ RONALD B. KALICH
Name:	Ronald B. Kalich
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL V. LAMPERT Michael V. Lampert	President and Director (Principal Executive Officer)	August 29, 2003

/s/ DAVID L. HARBERT David L. Harbert	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	August 29, 2003

/s/ RONALD B. KALICH Ronald B. Kalich	Executive Vice President, Chairman and Director	August 29, 2003

/s/ CHARLES E. CORPENING Charles E. Corpening	Director	August 29, 2003

A majority of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 2003.

NELSON STUD WELDING, INC.

By:	/s/ RONALD B. KALICH
Name:	Ronald B. Kalich
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH R. CARATELLI Kenneth R. Caratelli	President (Principal Executive Officer)	August 29, 2003

/s/ DAVID L. HARBERT David L. Harbert	Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	August 29, 2003

/s/ RONALD B. KALICH Ronald B. Kalich	Vice President, Chairman and Director	August 29, 2003

/s/ CHARLES E. CORPENING Charles E. Corpening	Director	August 29, 2003

/s/ JEFFREY W. TOTT Jeffrey W. Tott	Director	August 29, 2003

A majority of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 2003.

NELSON STUD WELDING INTERNATIONAL, INC.

By:	/s/ RONALD B. KALICH
Name: Title:	Ronald B. Kalich President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD B. KALICH Ronald B. Kalich	President and Director (Principal Executive Officer)	August 29, 2003

/s/ DAVID L. HARBERT David L. Harbert	Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	August 29, 2003

/s/ CHARLES E. CORPENING Charles E. Corpening	Director	August 29, 2003

A majority of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 2003.

PROFILE STEEL AND WIRE, INCORPORATED

By:	/s/ RONALD B. KALICH
Name: Title:	Ronald B. Kalich President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD B. KALICH Ronald B. Kalich	President and Director (Principal Executive Officer)	August 29, 2003

/s/ DAVID L. HARBERT David L. Harbert	Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	August 29, 2003

/s/ RICHARD J. PURICELLI Richard J. Puricelli	Director	August 29, 2003

/s/ CHARLES E. CORPENING Charles E. Corpening	Director	August 29, 2003

A majority of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 2003.

PROGRESSIVE STAMPING CO. (DE), INC.

By:	/s/ RONALD B. KALICH
Name:	Ronald B. Kalich
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD P. WARD Richard P. Ward	President (Principal Executive Officer)	August 29, 2003

/s/ DAVID L. HARBERT David L. Harbert	Assistant Treasurer, Assistant Secretary, Vice Chairman and Director (Principal Financial and Accounting Officer)	August 29, 2003

/s/ RONALD B. KALICH Ronald B. Kalich	Vice President, Chairman and Director	August 29, 2003

/s/ CHARLES E. CORPENING Charles E. Corpening	Director	August 29, 2003

A majority of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 2003.

SPECIALTY BAR PRODUCTS COMPANY

By:	/s/ RONALD B. KALICH
Name:	Ronald B. Kalich
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN K. MURRAY Brian K. Murray	President, Treasurer and Secretary (Principal Executive, Financial and Accounting Officer)	August 29, 2003

/s/ RONALD B. KALICH Ronald B. Kalich	Executive Vice President, Chairman and Director	August 29, 2003

/s/ DAVID L. HARBERT David L. Harbert	Assistant Treasurer and Assistant Secretary	August 29, 2003

/s/ CHARLES E. CORPENING Charles E. Corpening	Director	August 29, 2003

/s/ JEFFREY W. TOTT Jeffrey W. Tott	Director	August 29, 2003

A majority of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 2003.

THE FERRY CAP & SET SCREW COMPANY

By:	/s/ RONALD B. KALICH
Name:	Ronald B. Kalich
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD B. KALICH Ronald B. Kalich	President, Chairman and Director (Principal Executive Officer)	August 29, 2003

/s/ DAVID L. HARBERT David L. Harbert	Assistant Treasurer and Assistant Secretary	August 29, 2003

/s/ GERALD O. MULLIN Gerald O. Mullin	Secretary and Treasurer	August 29, 2003

/s/ CHARLES E. CORPENING Charles E. Corpening	Director	August 29, 2003

/s/ JEFFREY W. TOTT Jeffrey W. Tott	Director	August 29, 2003

A majority of the Board of Directors